As filed with the Securities and Exchange Commission on May 8, 2015

Reg. No. 333-[       ]

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

Twin Cities Power Holdings, LLC

(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	27-1658449 (I.R.S. Employer Identification Number)

16233 Kenyon Ave., Suite 210

Lakeville, Minnesota 55044

(952) 241-3103

Fax (952) 898-3571

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Timothy S. Krieger

Chief Executive Officer

16233 Kenyon Avenue, Suite 210

Lakeville, Minnesota 55044

(952) 241-3103

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Mark S. Weitz, Esq.

Stinson Leonard Street LLP

150 South 5th Street, Suite 2300

Minneapolis, Minnesota 55402

Telephone: (612) 335-1500

Fax: (612) 335-1657

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☐ Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Renewable Unsecured Subordinated Notes (1)	$75,000,000	(2)	$75,000,000	$4,956.29
(1)	Pursuant to Rule 415(a)(6), $32,346,872 of Renewable Unsecured Subordinated Notes that were registered on file number 333-179460 (the “Prior Registration Statement”) but were unsold, will be included in this replacement registration statement. The registration fee paid for these unsold Renewable Unsecured Notes totaled $3,758 and will continue to be applied to these unsold Renewable Unsecured Notes.
(2)	The Renewable Unsecured Subordinated Notes will be issued in denominations selected by the purchasers in any amount equal to or exceeding $1,000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED May 8, 2015

$75,000,000

Twin Cities Power Holdings, LLC

Three and Six Month Renewable Unsecured Subordinated Notes

One, Two, Three, Four, Five and Ten Year Renewable Unsecured Subordinated Notes

___________________________

We are offering an aggregate principal amount of up to $75 million of our renewable unsecured subordinated notes. Notes with certain terms may not always be available. We intend to commence the offering promptly. The offering will be made on a continuous basis, and is expected to continue for a period in excess of 30 days. We will establish interest rates on the securities offered in this prospectus in prospectus supplements. Once you purchase a note, changes in interest rates will not affect the interest rate you receive up to maturity. The notes are unsecured obligations and your right to payment is subordinated in right of payment to all of our existing or future senior, secured, unsecured and subordinate indebtedness and other of our financial obligations. Upon maturity, the notes will be automatically renewed for the same term as your maturing note at an interest rate that we are offering at that time to other investors with similar note portfolios for notes of the same term, unless we or you elect not to have them renewed. If notes of the same term are not then being offered, the interest rate upon renewal will be the rate specified by us on or before maturity, or the rate of the existing note if no such rate is specified. The interest rate on your renewed note may be different than the interest rate on your original note.

After giving you 30 days advance notice, we may redeem all or a portion of the notes for their original principal amount plus accrued but unpaid interest. You or your representative also may request us to repurchase your notes prior to maturity; however, unless the request is due to your death or total permanent disability, we may, in our sole discretion, decline to repurchase your notes. If we do elect to repurchase your notes, we will charge you a penalty of up to three months of simple interest on notes with three month maturities and up to six months of interest on all other notes. Our obligation to repurchase notes prior to maturity for any reason in a single calendar quarter is limited to the greater of $500,000 or 1% of the aggregate principal amount of all notes outstanding at the end of the previous quarter. See “Description of the Notes - Redemption or Repurchase Prior to Stated Maturity - Repurchase at Request of Holder.”

We will market and sell the notes directly to the public. The notes will not be listed on any securities exchange or quoted on Nasdaq or any over-the-counter market. We do not intend to make a market in the notes and we do not anticipate that a market in the notes will develop. There will be significant restrictions on your ability to transfer or resell the notes. We have not requested a rating for the notes; however, third parties may independently rate them. After this registration statement becomes effective, we will file periodic reports, primarily annual and quarterly reports, with the Securities and Exchange Commission. This registration statement replaces our Original Registration Statement for renewable unsecured subordinated notes which was granted effectiveness with the Securities and Exchange Commission on May 10, 2012. The notes issued under the Original Registration Statement continue to remain outstanding.

The notes are not certificates of deposit or similar obligations of, and are not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation or any other governmental or private fund or entity. Investing in the notes involves risks, including those which are described in “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	100.00%	$75,000,000
Underwriting discounts and commissions(1)	none	none
Proceeds to TCPH, before expenses	100.00%	$75,000,000

(1)	The notes are not being offered or sold pursuant to any underwriting or similar agreement, and no commissions or other remuneration will be paid in connection with their sale. The notes will be sold at face value.

See “Plan of Distribution” for a description of anticipated expenses to be incurred in connection with our offering and selling the notes. We are not required to sell any specific number or dollar amount of notes in order to accept subscriptions.

We are currently offering these notes only to investors in the following states: California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Kansas, Michigan, Minnesota, Mississippi, Missouri, New Jersey, New Mexico, New York, Pennsylvania, South Dakota, Tennessee, Texas, Utah, Vermont, and Wisconsin. No offer is made by this Prospectus to residents of any other state.

We will issue the notes in book-entry or uncertificated form. Subject to certain limited exceptions, you will not receive a certificated security or a negotiable instrument that evidences your notes. We will deliver written confirmations to purchasers of the notes. BOKF, NA dba Bank of Oklahoma will act as trustee for the notes.

The date of this Prospectus is _____, 2015

Table of Contents

Introductory Note	ii
Notice to Investors of Certain States and Suitability Standards	ii
Prospectus Summary	1
Our Company	1
Ownership and Organizational Structure	1
Business Overview	3
Risks Related to the Offering and the Notes	3
Certain Related Party Transactions	3
Principal Executive Office	4
The Offering	4
Risk Factors	8
Risks Related to an Investment in the Notes	8
Risks Related to Our Business	12
Risks Relating to the Industry	15
Forward-Looking Statements	18
Use Of Proceeds	19
Distribution Policy	20
Management’s Discussion and Analysis of Financial Condition and Results of Operations	21
Business	40
Management	60
Executive Compensation	65
Security Ownership of Certain Beneficial Owners and Management	69
Certain Relationships and Related Party Transactions	70
Description of the Notes	72
Material Federal Income Tax Consequences	87
Plan of Distribution	90
Legal Matters	91
Experts	91
Where You Can Find More Information	91
Index to Financial Statements	F-1

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. We have not authorized anyone to provide you with additional or different information. We are offering to sell, and seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the notes.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” beginning on page 8 and “Forward-Looking Statements” on page 7.

i

Introductory Note

On May 10, 2012, the U.S. Securities and Exchange Commission declared effective the Company’s Registration Statement on Form S-1 (which we refer to as the Original Registration Statement) covering the sale of up to $50,000,000 of Renewable Unsecured Subordinated Notes (which we refer to as the Existing Notes). As of the date hereof, there is outstanding $17,653,128 principal amount of Existing Notes. Pursuant to Rule 415(a)(6) under the Securities Act of 1933, unsold securities previously registered on the Original Registration Statement are being carried forward to this Registration Statement. During the 180-day grace period provided for under Rule 415(a)(5), the Company will continue selling Existing Notes pursuant to the Original Registration Statement. The Company may not make any sales of Existing Notes under the Original Registration Statement after October 6, 2015. In the event holders of Existing Notes wish to renew their Existing Notes after such date, they will be issued notes under this Registration Statement, provided that this Registration Statement has been declared effective by the SEC.

Notices to Investors of Certain States and Suitability Standards

Notice to California Investors

We have established suitability standards for California investors, which require such investors to have either (i) a net worth (not including home, furnishings, and personal automobiles) of at least $70,000 and an annual gross income of at least $70,000, or (ii) a net worth (not including home, furnishings, and personal automobiles) of at least $250,000. The investor suitability requirements stated above represent minimum suitability requirements we establish for prospective note holders. However, satisfaction of these requirements will not necessarily mean that the notes are a suitable investment for a prospective investor, or that we will accept the prospective investor’s subscription agreement.

Notice to Kansas Investors

It is required by the Office of the Kansas Securities Commissioner that Kansas investors limit their aggregate investment in the securities of the Issuer and other similar programs to not more than 10% of their liquid net worth. For these purposes, liquid net worth shall be defined as that portion of total net worth (total assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities, as determined in conformity with Generally Acceptable Accounting Principles.

Notice to Michigan Investors

We have established suitability standards for Michigan investors, which require such investors to have either (i) a net worth (not including home, furnishings, and personal automobiles) of at least $70,000 and an annual gross income of at least $70,000, or (ii) a net worth (not including home, furnishings, and personal automobiles) of at least $250,000. Additionally, a Michigan investor's total investment in this offering and other similar offerings shall not exceed 10% of such investor's liquid net worth. For this purpose, liquid net worth is determined exclusive of home, home furnishings and automobiles. The investor suitability requirements stated above represent minimum suitability requirements we establish for prospective note holders. However, satisfaction of these requirements will not necessarily mean that the notes are a suitable investment for a prospective investor, or that we will accept the prospective investor's subscription agreement.

ii

Notice to New Jersey Investors

We have established suitability standards for New Jersey investors, which require such investors to have either (i) a net worth (not including home, furnishings, and personal automobiles) of at least $70,000 and an annual gross income of at least $70,000, or (ii) a net worth (not including home, furnishings, and personal automobiles) of at least $250,000. Additionally, a New Jersey investor’s total investment in this offering and other similar offerings shall not exceed 10% of such investor’s liquid net worth. For this purpose, liquid net worth is determined exclusive of home, home furnishings and automobiles. The investor suitability requirements stated above represent minimum suitability requirements we establish for prospective note holders. However, satisfaction of these requirements will not necessarily mean that the notes are a suitable investment for a prospective investor, or that we will accept the prospective investor’s subscription agreement.

Notice to New Mexico Investors

We have established suitability standards for New Mexico investors, which require such investors to have either (i) a net worth (not including home, furnishings, and personal automobiles) of at least $70,000 and an annual gross income of at least $70,000, or (ii) a net worth (not including home, furnishings, and personal automobiles) of at least $250,000. Additionally, a New Mexico investor's total investment in this offering and other similar offerings shall not exceed 10% of such investor's liquid net worth. For this purpose, liquid net worth is determined exclusive of home, home furnishings and automobiles. The investor suitability requirements stated above represent minimum suitability requirements we establish for prospective note holders. However, satisfaction of these requirements will not necessarily mean that the notes are a suitable investment for a prospective investor, or that we will accept the prospective investor's subscription agreement.

Notice to Tennessee Investors

We have established suitability standards for Tennessee investors, which require such investors to have either (i) a net worth (not including home, furnishings, and personal automobiles) of at least $100,000 and an annual gross income of at least $100,000, or (ii) a net worth (not including home, furnishings, and personal automobiles) of at least $500,000. In addition, Tennessee investors may not invest more than 10% of their liquid net worth in us. The investor suitability requirements stated above represent minimum suitability requirements we establish for prospective note holders. However, satisfaction of these requirements will not necessarily mean that the notes are a suitable investment for a prospective investor, or that we will accept the prospective investor’s subscription agreement.

iii

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and may not contain all the information that may be important to you. You should read the entire prospectus and the other information that is incorporated by reference into this prospectus before making an investment decision.

References in this prospectus to “the Company,” “we,” “our,” “us” or similar terms refer to Twin Cities Power Holdings, LLC and its operating subsidiaries. References to “TCPH” or “Twin Cities Power Holdings, LLC” refer to Twin Cities Power Holdings, LLC without its operating subsidiaries.

Our Company

We are a holding company conducting our operations principally through our wholly-owned subsidiaries, Apollo Energy Services, LLC (“AES”, which provides administrative and other services to TCPH and its subsidiaries), Twin Cities Power, LLC (“TCP”), Cygnus Partners, LLC (“CP”), Retail Energy Holdings, LLC (“REH”), and Cyclone Partners, LLC (“Cyclone”). Each of our subsidiaries is a Minnesota limited liability company.

Organizational Structure

Our organizational structure (active entities only) as of May 8, 2015 is outlined below.

Twin Cities Power Holdings, LLC ("TCPH")
Apollo Energy Services, LLC ("Apollo")
Twin Cities Power, LLC ("TCP")
Chesapeake Trading Group, LLC ("CTG")
Cygnus Partners, LLC ("CP")
Retail Energy Holdings, LLC ("REH")
Cyclone Partners, LLC ("Cyclone")
Summit Energy, LLC ("SUM")
Cygnus Energy Futures, LLC ("CEF")
Town Square Energy, LLC ("TSE")
Town Square Energy East, LLC ("TSEE" fka "DEG")
Town Square Energy Canada, Ltd. ("TSEC")

Key

Orange - Holding or management services company • **Green** – Wholesale Trading • **Blue** – Retail Energy Services • **Gray** – Diversified Investments

1

History

TCPH was formed as a Minnesota limited liability company on December 30, 2009. Effective December 31, 2011, the members of TCP, CP, and Twin Cities Energy, LLC (“TCE”) each contributed all of their ownership interests in these entities to TCPH in exchange for ownership interests in TCPH. The result was our current holding company structure, with TCPH becoming the sole member of each of TCP, CP, and TCE. Today, TCPH owns 100% of the outstanding equity interests of TCP, CP, REH, Cyclone, AES, and TCE, which is no longer active. We also have other inactive and non-operating subsidiaries, which are identified in our audited financial statements but are not described in this prospectus because they are immaterial to our operations.

The Company has its roots in a dairy products trading company, Fairway Dairy & Ingredients, LLC (“Fairway”). As a division of Fairway, doing business originally as Twin Cities Power Generation, and then as Twin Cities Power, it was granted market-based rate authorization - the authority to buy and sell electricity in wholesale markets - by the Federal Energy Regulatory Commission (“FERC”), an independent agency within the U.S. Department of Energy in January 2004. As of January 1, 2007, TCP was spun out of Fairway and commenced its existence as an independent company.

Past Focus on Trading in Wholesale Energy Markets

Our initial business plan was focused on buying and selling electricity in wholesale markets. Going forward, the Company will focus its efforts on growing and expanding its retail energy business, as described below.

TCP conducts operations directly and through wholly-owned subsidiaries. CTG, a Minnesota limited liability company, was formed on June 19, 2009. SUM, a Minnesota limited liability company, was formed on December 4, 2009 and a SUM employee currently has a profits interest in the entity. MEF, a Minnesota limited liability company was formed on March 25, 2014.

CP was formed on March 14, 2008. CP conducts business through its wholly-owned operating subsidiary, CEF, a Minnesota limited liability company formed on July 24, 2007. Two CEF employees each currently have a profits interest in CEF.

Future Focus on Retail Energy Business

On June 29, 2012, TCP acquired certain assets and the business of CP&U, a retail energy business operating in Connecticut. The business was renamed “Town Square Energy” and on July 1, 2012, it began operating as an accounting division of TCP, selling electricity to residential and small commercial customers in Connecticut at variable and fixed rates. On April 2, 2015, DEG began the process of changing its name to “Town Square Energy East, LLC” or “TSEE”.

Effective June 1, 2013, TSE was reorganized as a wholly-owned subsidiary of TCPH. On October 25, 2013, in anticipation of the receipt of FERC approval of the Company’s acquisition of DEG, a retail energy business licensed by Maryland, New Jersey, Pennsylvania, and Ohio, the Company formed a new first-tier subsidiary, REH, and transferred the ownership of TSE to this entity. FERC approval of the acquisition of DEG was received on December 13, 2013 and the transaction closed on January 2, 2014. On January 27, 2015, TSEC was incorporated in Alberta, Canada as a wholly-owned, first-tier subsidiary of REH and is a second-tier subsidiary of the Company.

On October 23, 2013, we formed Cyclone as a wholly-owned subsidiary of the Company to take advantage of certain investment opportunities present in the residential real estate market, particularly in the southern portion of the Minneapolis-St. Paul metropolitan area.

2

AES was formed on October 27, 2014 as a wholly-owned subsidiary of the Company for the purpose of providing centralized services to the Company’s various other subsidiaries. Substantially all of the management rights and certain of the direct employees of TCPH were transferred to such entity as of January 1, 2015.

Business Overview

We provide electricity supply services to retail customers in certain states that permit retail choice.

We also trade electricity in certain North American wholesale markets regulated by FERC and operated by Regional Transmission Organizations (“RTOs”) and Independent System Operators (“ISOs”) and derivatives based on the price of electricity, natural gas, and oil on three exchanges regulated by the Commodity Futures Trading Commission (“CFTC”) - the Intercontinental Exchange® (“ICE”), the Natural Gas Exchange Inc. (“NGX”), and the CME Group (“CME”). In general, our trading activities are characterized by the acquisition of electricity or other energy-related commodities at a given location such as a node or hub and its delivery to another. Financial transactions settle in cash in an amount equal to the difference between the purchase and sale prices, while physical transactions are settled by the delivery of the commodity. In general, financial contracts offered by ISOs include financial transmission rights (“FTRs”) and “virtuals” such as INCs, DECs, and UTCs. Virtuals are typically outstanding overnight and settle the next day while FTRs may run for a month or longer. We often hold open interests in derivatives overnight or longer. In any case, the ISO or exchange generally serves as the counter-party and central clearinghouse for all our trades.

We also engage in certain asset management activities, including real estate development and investments in privately held businesses.

Consequently, the Company has three major business segments used to measure its activity –retail energy services, wholesale trading, and diversified investments.

Risks Related to the Offering and the Notes

Investing in our notes involves a high degree of risk. While you should carefully review and consider all of the risk factors set forth below under “Risk Factors” before deciding whether to invest in the notes, we view the following as some of the most significant risks of the offering and the notes:

•	The notes are unsecured and rank junior to all of our existing and future debt. The notes will be subordinated to the prior payment in full of all of our other debt obligations.

•	The indenture covering the notes contains minimal restrictions on our activities and no financial covenants. In particular, we are not restricted from incurring additional indebtedness, all of which will have priority in payment over the notes, and we are not required to maintain a positive net worth.

•	If we incur additional indebtedness or if our business does not provide enough cash to cover all of our liabilities, we may be unable to pay the interest or principal payments on the notes as they become due.

Certain Related Party Transactions

We have entered into transactions with certain of our officers, governors and members, and their respective affiliates. Details regarding these transactions are set forth below under “Certain Relationships and Related Party Transactions.”

3

Principal Executive Office

We are headquartered at 16233 Kenyon Avenue, Suite 210, Lakeville, Minnesota 55044, telephone (952) 241-3103. In addition to our headquarters, we operate from five other locations. See “Business - Facilities.”

The Offering

Issuer	Twin Cities Power Holdings, LLC
Trustee	BOKF, NA dba Bank of Oklahoma
Paying Agent	BOKF, NA dba Bank of Oklahoma
Securities Offered	Renewable unsecured subordinated notes. The notes represent our unsecured promise to repay principal at maturity and to pay interest during the term or at maturity. By purchasing a note, you are lending money to us without any collateral security.
Method of Purchase	Prior to your purchase of notes, you will be required to complete a subscription agreement that will set forth the principal amount of your purchase, the term of the notes and certain other information regarding your ownership of the notes and your investing experience. The form of subscription agreement is filed as an exhibit to the registration statement of which this prospectus is a part. We will mail you written confirmation that your subscription has been accepted.
Denomination	You may choose the denomination of the notes you purchase in any principal amount of $1,000 or more.
Offering Price	100% of the principal amount per note.
Rescission Right	You may rescind your investment within five business days of the postmark date of your purchase confirmation without penalty. In addition, if we accept your subscription agreement at a time when we have determined that a post-effective amendment to the registration statement of which this prospectus is a part must be filed with the Securities and Exchange Commission, but such post-effective amendment has not yet been declared effective, you will be able to rescind your investment subject to the conditions set forth in this prospectus. See “Description of the Notes - Rescission Right” for additional information.
Maturity	You may generally choose maturities for your notes of [3 or 6 months or 1, 2, 3, 4, 5 or 10] years; however, depending on our capital requirements, we may not sell notes of all maturities at all times.

4

Interest Rate	The interest rates of the notes will be established at the time you purchase them, or at the time of renewal, based upon the rates we are offering in our latest interest rate supplement to this prospectus, and will remain fixed throughout each term. We may offer higher rates of interest to investors with larger note portfolios, as set forth in the then current interest rate supplement.
Interest Payment Dates	You may choose to receive interest payments monthly, quarterly, semiannually, annually or at maturity. If you choose to receive interest payments monthly, you may choose the day on which you will be paid. Subject to our approval, you may change the interest payment schedule or interest payment date once during each term of your notes.
Principal Payment	We will not pay principal over the term of the notes. We are obligated to pay the entire principal balance of the outstanding notes only upon maturity.
Payment Method	Principal and interest payments will be made by direct deposit to the account you designate in your subscription documents.
Renewal or Redemption at Maturity	Upon maturity, the notes will be automatically renewed for the same term at the interest rate we are offering at that time to other investors with similar note portfolios for notes of the same maturity, unless we notify you prior to the maturity date that we intend to repay the notes. You may also notify us before, or within 15 days after, the maturity date that you want your note repaid. The 15-day post maturity period will be automatically extended if you would otherwise be required to make the repayment election at a time when we have determined that a post-effective amendment to the registration statement of which this prospectus is a part must be filed with the Securities and Exchange Commission, but such post-effective amendment has not yet been declared effective.
If notes with similar terms are not being offered at the time of renewal, the interest rate upon renewal will be (a) the rate specified by us on or before the maturity date or (b) if no such rate is specified, the rate of your existing notes. The interest rate being offered upon renewal may, however, differ from the interest rate applicable to your notes during the prior term. See “Description of the Notes - Renewal or Redemption on Maturity.”

5

Optional Redemption or Repurchase	After giving you 30 days’ prior notice, we may redeem some or all of your notes at a price equal to their original principal amount plus accrued but unpaid interest.
You or your representative may request us to repurchase your notes prior to maturity; however, unless the request is due to your death or total permanent disability, we may, in our sole discretion, decline to repurchase your notes, and will, if we elect to repurchase your notes, charge you a penalty of up to three months of interest for notes with a three-month maturity and up to six months of interest for all other notes. The total principal amount of notes that we will be required to repurchase prior to maturity, for any reason in any calendar quarter, will be limited to the greater of $500,000 or 1% of the total principal amount of all notes outstanding at the end of the previous quarter. See “Description of Notes - Redemption or Repurchase Prior To Stated Maturity - Repurchase At Request of Holder.”
Consolidation, Merger or Sale	Upon any consolidation, merger in which TCPH is not the surviving entity, or sale of TCPH, we will either redeem all of the notes or our successor will be required to assume our obligations to pay principal and interest on the notes pursuant to the indenture for the notes. For a description of these provisions see “Description of the Notes - Consolidation, Merger or Sale.”
Ranking; No Security	The notes:
• are unsecured; and
• rank junior to all of our existing and future debt (other than outstanding Existing Notes).
As of March 31, 2015, we had approximately $3,759,972 million of debt outstanding that is senior to the notes.
Limited Restrictive Covenants	The indenture governing the notes contains very limited restrictive covenants. One of these covenants prohibits us from paying distributions to our members if there is an event of default with respect to the notes or if payment of the distribution would result in an event of default. The indenture contains the following additional restriction on distributions: “The Company’s Board of Governors shall not declare or pay any distributions to its Members if, in the reasonable determination of the Governors, the Company would have insufficient cash to meet anticipated redemption or repayment obligations. The foregoing restriction shall not apply to distributions in respect of taxes payable by the Members based on net income or gains of the Company that have been allocated to the Members.” We are not restricted from entering into financing transactions or incurring additional indebtedness.
The covenants set forth in the indenture are more fully described under “Description of the Notes - Restrictive Covenants.” These covenants have significant exceptions. We do not plan to issue any debt that is subordinate to the notes.

6

Use of Proceeds	If all the notes are sold, we would expect to receive up to approximately $63.0 million of net proceeds from this offering after paying the estimated offering expenses of approximately $240,000. The exact amount of net proceeds also may vary considerably depending on how long the notes are offered and other factors. We intend to use the net proceeds to facilitate the growth of our retail energy business. See “Use of Proceeds” and “Business - Retail Energy Services.”
Absence of Public Market and Restrictions on Transfers	There is no existing market for the notes.
We do not anticipate that a secondary market for the notes will develop. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system, including without limitation the OTC Bulletin Board or any over-the-counter market.
You will be able to transfer or pledge the notes only with our prior written consent. See “Description of the Notes - Transfers.”
Book Entry	The notes will be issued in book entry or uncertificated form only. Except under limited circumstances, the notes will not be evidenced by certificated securities or negotiable instruments. See “Description of the Notes - Book Entry Registration and Transfers.”

7

RISK FACTORS

Investing in our notes involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus, before deciding whether to invest in the notes. If any of the following risks actually occurs, our business, financial condition and results of operations would suffer. In that case, we may be unable to pay the interest or repay the principal amounts owed to you under the notes and you might lose all or part of your investment in the notes. The risks described below are not the only ones we face. Additional risks that we currently do not know about or that we currently believe to be immaterial may also impair our business, financial conditions and results of operations.

Risk Factors Related to an Investment in the Notes

The characteristics of the notes, including maturity, interest rate, lack of collateral security or guarantee, and lack of liquidity, may not satisfy your investment objectives.

The notes may not be a suitable investment for you, and we advise you to consult your investment, tax and other professional financial advisors prior to purchasing notes. The characteristics of the notes, including maturity, interest rate, lack of collateral security or guarantee, and lack of liquidity, may not satisfy your investment objectives. The notes may not be a suitable investment for you based on your ability to withstand a loss of interest or principal or other aspects of your financial situation, including your income, net worth, financial needs, investment risk profile, return objectives, investment experience and other factors. Prior to purchasing any notes, you should consider your investment allocation with respect to the amount of your contemplated investment in the notes in relation to your other investment holdings and the diversity of those holdings. While we require that you fill out a subscription agreement that asks certain questions regarding suitability, we disclaim any responsibility for determining that the notes are a suitable investment for you.

Because the notes rank junior to all of our existing (other than outstanding notes) and future debt and all other financial obligations, your notes will lack priority in payment.

Your right to receive payments on the notes is junior to all of our existing indebtedness and future borrowings. Your notes will be subordinated to the prior payment in full of all of our other debt obligations. As of March 31, 2015, we had approximately $3,759,972 of debt outstanding that is senior to your notes. We may also incur substantial additional indebtedness in the future that would also rank senior to your notes. Because of the subordination provisions of the notes, in the event of our bankruptcy, liquidation or dissolution, our assets would be available to make payments to you under the notes only after all payments had been made on all of our secured and unsecured indebtedness and other obligations that are senior to the notes. Sufficient assets may not remain after all such senior payments have been made to make any payments to you under the notes, including payments of interest when due or principal upon maturity. We also have outstanding $19,477,701 of debt in the form of Existing Notes that rank equal to the notes in priority of payment sharing in remaining assets.

Because there will be no trading market for the notes and because transfers of the notes require our consent, it may be difficult to sell your notes.

Your ability to liquidate your investment is limited because of transfer restrictions, the lack of a trading market and the limitation on repurchase requests prior to maturity. Your notes may not be transferred without our prior written consent. In addition, there will be no trading market for the notes. Due to the restrictions on transfer of the notes and the lack of a market for the sale of the notes, even if we permitted a transfer, you might be unable to sell, pledge or otherwise liquidate your investment. In any event, the total principal amount of notes that we would be required to repurchase in any calendar quarter, for any reason, will be limited to the greater of $500,000 or 1% of the aggregate principal amount of all notes outstanding at the end of the previous quarter. See “Description of the Notes.”

8

Because the notes will have no sinking fund, collateral security, insurance or guarantee, you could lose all or a part of your investment in the notes if we do not have enough cash to pay the notes.

There is no sinking fund, collateral security, insurance or guarantee of our obligation to make payments on the notes. The notes are not secured by any of our assets. We will not contribute funds to a separate account, commonly known as a sinking fund, to make interest or principal payments on the notes. The notes are not certificates of deposit or similar obligations of, and are not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation, or any other governmental or private fund or entity. Therefore, if you invest in the notes, you will have to rely only on our cash flow from operations and other sources of funds for repayment of principal at maturity or redemption and for payment of interest when due. Our cash flow from operations could be impaired under the circumstances described under “ - Risks Related to Our Business.” If our cash flow from operations and other sources of funds are not sufficient to pay any amounts owed under the notes, then you may lose all or part of your investment.

The notes will automatically renew unless you request repayment.

Upon maturity, the notes will be automatically renewed for the same term as your maturing note and at an interest rate that we are offering at that time to other investors with similar note portfolios for notes of the same term, unless we notify you prior to the maturity date that we intend to repay the notes or you notify us before, or within 15 days after the maturity date that you want your notes repaid. This 15-day period will be automatically extended if you would otherwise be required to make the repayment election at a time when we have determined that a post-effective amendment to the registration statement of which this prospectus is a part must be filed with the Securities and Exchange Commission, but such post-effective amendment has not yet been declared effective. If notes with the same term are not then being offered, the interest rate upon renewal will be the rate specified by us on or before the maturity date, or the rate of the existing note if no such rate is specified. The interest rate on your renewed note may be lower than the interest rate of your original note.

Because we have substantial indebtedness our ability to pay the notes may be impaired.

We presently have a substantial amount of indebtedness. At March 31, 2015, we had approximately $23,237,673 of debt outstanding, comprised of:

Revolving note payable to Maple Bank	$2,754,814
Mortgage note payable to Security State Bank	222,820
Mortgage note payable to Lakeview Bank	119,976
Construction note payable to American Land & Capital	662,362
Renewable unsecured subordinated notes	19,477,701
Total	$23,237,673

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes by, among other things:

•	increasing our vulnerability to general adverse economic and industry conditions;
•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing amounts available for working capital, capital expenditures and other general corporate purposes;
•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;
•	placing us at a competitive disadvantage compared to our competitors that have less debt; and
•	limiting our ability to borrow additional funds.

9

There is no assurance that we will be able to generate sufficient free cash flow to service this debt and our obligations under the notes. If we do not generate sufficient operating profits, our ability to make required payments on our senior debt, as well as on the debt represented by the notes described in this prospectus, may be impaired.

If we incur substantially more indebtedness that is senior to your notes, our ability to pay the notes may be further impaired.

The indenture for the notes does not prohibit us from incurring additional indebtedness. We may incur substantial additional indebtedness in the future. Any such borrowings would be senior to the notes. If we borrow more money, the risks to noteholders described in this prospectus could be increased.

Our management has broad discretion over the use of proceeds from the offering.

We intend to use the net proceeds to grow our retail electricity business and for other general corporate purposes. Because no specific allocation of the proceeds is required in the indenture, our management will have broad discretion in determining how the proceeds of the offering will be used. See “Use of Proceeds.”

We can provide no assurance that any notes will be sold or that we will raise sufficient proceeds to carry out our business plans.

We are conducting this offering of notes ourselves without any underwriter or placement agent. We have limited experience in conducting a notes offering. Although we intend to sell up to $75 million in aggregate principal amount of the notes, there is no minimum amount of proceeds that must be received from the sale of the notes in order to accept proceeds from notes actually sold. Accordingly, we can provide no assurance about the total principal amount of notes that will be sold. Therefore, we cannot assure you that we will raise sufficient proceeds to carry out our business plans. Specifically, we may not be able to fund our expansion in the retail electricity market if sufficient funds are not raised. Accordingly, our inability to raise such proceeds could have an adverse impact on our business activities, results of operations and financial condition, and may limit our ability to repay amounts owed under the notes.

We may be substantially reliant upon the net offering proceeds we receive from the sale of our notes to meet our liquidity needs.

Our operations alone may not produce a sufficient return on investment to pay the stated interest rates on the notes and fund our capital needs. We may be substantially reliant upon the net offering proceeds we receive from the sale of our notes in order to meet our liquidity needs. We intend to use the net proceeds to fund our growth in our retail electricity business, and for other general corporate purposes, which may include the payment of general and administrative expenses. We may not be able to attract new investors or have sufficient borrowing capacity when we need additional funds to repay principal and interest on your notes or redeem your notes.

Because there are limited restrictions on our activities under the indenture, you will have only limited protections under the indenture.

The indenture governing the notes contains relatively minimal restrictions on our activities. In addition, the indenture contains only limited events of default other than our failure to timely pay principal and interest on the notes. Because there are only very limited restrictions and limited events of default under the indenture, we will not be restricted from issuing additional debt senior to your notes or be required to maintain any ratios of assets to debt in order to increase the likelihood of timely payments to you under the notes. Further, if we default in the payment of the notes or otherwise under the indenture, you will likely have to rely on the trustee to exercise your remedies on your behalf. You may not be able to seek remedies against us directly. See “Description of the Notes - Events of Default.”

10

Because there are no financial covenants in the indenture, we will not be required to maintain a positive net worth.

The indenture for the notes offered hereby does not contain any financial covenants relating to our net worth. Accordingly, we will not be required to maintain a positive net worth.

Because we may redeem the notes at any time prior to their maturity, you may be subject to reinvestment risk.

We have the right to redeem any note at any time prior to its stated maturity upon 30 days written notice to you. The notes would be redeemed at 100% of the principal amount plus accrued but unpaid interest up to but not including the redemption date. Any such redemption may have the effect of reducing the income or return on investment that any investor may receive on an investment in the notes by reducing the term of the investment. If this occurs, you may not be able to reinvest the proceeds at an interest rate comparable to the rate paid on the notes. See “Description of the Notes - Redemption or Repurchase Prior To Stated Maturity.”

Under certain circumstances, you may be required to pay taxes on accrued interest on the notes prior to receiving a sufficient amount of cash interest payments to cover such tax liability.

If you choose to have interest on your note paid at maturity and the term of your note exceeds one year, you may be required to pay taxes on the accrued interest prior to our making any interest payments to you. You should consult your tax advisor to determine your tax obligations.

Our cash flows and ability to meet our obligations are largely dependent upon the earnings of our subsidiaries and the payment of such earnings to us in the form of distributions, loans or otherwise, and repayment of loans or advances from us.

TCPH is a holding company and our obligations are structurally subordinated to existing and future liabilities of our subsidiaries. Our cash flows and ability to meet our obligations are largely dependent upon the earnings of our operating subsidiaries and the payment of such earnings to us in the form of distributions, loans or otherwise, and repayment of loans or advances from us. These subsidiaries are separate and distinct legal entities and have no obligation to provide us with funds for our payment obligations, whether by distributions, loans or otherwise. Any decision by a subsidiary to provide us with funds for our payment obligations, whether by distributions, loans or otherwise, will depend on, among other things, the subsidiary’s results of operations, financial condition, cash requirements, contractual restrictions and other factors. In addition, a subsidiary’s ability to pay distributions may be limited by covenants in its future debt agreements or applicable law.

Because TCPH is a holding company, our obligations to our creditors are structurally subordinated to all existing and future liabilities of our subsidiaries. Therefore, our rights and the rights of our creditors to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized are subject to the prior claims of such subsidiary’s creditors. To the extent that we may be a creditor with recognized claims against any such subsidiary, our claims would still be subject to the prior claims of such subsidiary’s creditors to the extent that they are secured or senior to those held by us. Our subsidiaries may incur additional indebtedness and other liabilities.

If our subsidiaries are unable to provide us with funds for our payment obligations, whether by distributions, loans or otherwise, we may not be able to make interest or principal payments to you under the notes.

11

Risks Related to Our Business

Retail Energy Services

Volatility in prices and consumption could have an adverse effect on our revenues, costs, and results of operations.

Unexpected volatility in prices and constraints in the availability of fuel supplies, particularly natural gas, may have an adverse impact on the cost of the electricity that we sell to our customers. Furthermore, consumption of energy is significantly affected by weather conditions. Typically, colder-than-normal winters and hotter-than-normal summers create higher demand and consumption for natural gas and electricity, respectively, and conversely, milder than normal weather may reduce the demand for energy. Natural gas prices also affect the cost of electricity as it is the fuel of choice for marginal generation requirements. As a result of these factors, we may be unable to correctly forecast the precise amount of energy our customers require and therefore put appropriate hedges in place. We manage our exposure to movements in wholesale energy prices by hedging. The instruments we use are principally physical forward contracts and registered derivative contracts. In addition, we may buy put and call options as hedges against unfavorable fluctuations in market prices. However, deviations between forecasted and actual customer usage, or “volumetric risk”, impacts us by reducing or increasing revenues and gross margins from expected results and may also impact our hedging program by causing an under- or over-hedged situation since we remain subject to commodity risk for any differences between the actual quantities used by our customers and the forecasted quantities upon which our hedging is based. Furthermore, although we are able to hedge certain of the market risks we face; others cannot be hedged.

Finally, we may not always choose to pass along increases in costs in order to maintain overall customer satisfaction and this action would have an adverse impact on our margins and results of operations. Alternatively, volatility in pricing related to the cost of energy may lead to increased customer attrition. Changes in these factors, as well as others, could have an adverse effect on our revenues, profitability, and growth, or threaten the viability of our current business model.

We face risks that are beyond our control due to our reliance on third parties and on the electrical power and transmission infrastructure within the U.S.

Our ability to provide energy to our customers depends on the successful and reliable operations and facilities of third parties such as generators, wholesale suppliers, the ISOs, and energy distribution companies. The loss of use or destruction of third party facilities used to generate, transmit, and distribute electricity due to extreme weather conditions, breakdowns, war, acts of terrorism, or other occurrences could greatly reduce our potential earnings and cash flows.

The retail energy business is highly competitive.

We compete on the basis of price, provision of services, and customer service. Increasing our market share depends in part on our ability to persuade customers to switch to our services. Our retail energy business faces substantial competition both from incumbent utilities as well as from other retail providers, including affiliates of utilities in specific territories. Utilities and other more established competitors have certain advantages such as name recognition, financial strength, and long-standing relationships with customers. Additionally, overall customer demand for electricity may decrease if the prevalence of residential solar panel systems increases. The use of solar panel systems to generate power may allow residential customers to decrease their electricity consumption from providers like us or eliminate it altogether. Persuading potential customers to switch to a new supplier of such important services is challenging. As a result, we may be forced to reduce prices or incur increased costs to gain market share, and we may not always be able pass along increases in commodity costs to customers. Existing or future competitors may have greater financial, technical, or other resources which could put us at a disadvantage. If we are not successful in convincing customers to switch, our business, results of operations, and financial condition will be adversely affected.

12

Our growth depends on our ability to enter new markets.

We evaluate new markets for our business based on many factors, including the regulatory environment and our ability to procure energy to serve customers in a cost-efficient manner. We may expend substantial effort to obtain required licenses and connections with local distribution companies. Furthermore, there are regulatory differences between the markets that we currently operate in and new markets, including, but not limited to, exposure to credit risk, additional churn caused by tariff requirements, rate-setting requirements, and incremental billing costs. We may also incur significant customer acquisition costs and while we seek to purchase wholesale energy in transparent markets that reflect fair prices, there can be no assurance that we will be successful.

We are currently licensed as a competitive retail supplier in 8 of the 14 jurisdictions that allow full retail choice. During the course of 2015, we intend to apply for retailer supplier licenses in additional states in the U.S. and Alberta, Canada. There is no guarantee that we will be able to successfully obtain these licenses and a failure to do so will adversely affect our ability to grow our retail business. Additionally, there is no guarantee that additional states and territories in the U.S. and Canada will implement retail choice in the future.

Unfair business practices or other activities of our competitors may adversely affect us.

Competitors in the retail market may engage in unfair business practices to sign up new customers, which may create an unfavorable impression about the industry on consumers or with regulators. Such unfair practices by other companies can adversely affect our ability to grow or maintain our customer base. The successes, failures, or other activities of our competitors within the markets that we serve may impact how we are perceived in the market.

Our operating strategy is based on current regulatory conditions and assumptions, which could change or prove to be incorrect.

Since the passage of PURPA in 1978, regulation of the energy markets has been in flux at both the federal and state levels. In particular, any changes adopted by FERC, or changes in state or federal laws or regulations, including environmental laws, may affect the prices at which we purchase energy for our customers. While we endeavor to pass along increases in energy costs to our customers pursuant to our variable rate customer offerings, we may not always be able to do so due to competitive market forces and the risk of losing our customer base. In addition, regulatory changes may impact our ability to use different sales and marketing channels. Changes in these factors, as well as others, could have an adverse effect on our revenues, profitability, and growth or threaten the viability of our current business model.

Changes in certain programs in which we participate could disrupt our operations and adversely affect our results.

Certain programs required by state regulators have been implemented by utilities in most of the service territories in which we operate, one of which is purchase of receivables or POR. These programs are important to our control of bad debt risk. In the event that POR programs were to be revised or eliminated by state regulators or individual utilities, we would need to adjust our current strategy regarding customer acquisition and our focus on the growth of our customer base. We would also need to adjust our current business plan to reduce our exposure to existing customers who may pose a bad debt risk. Any failure to properly respond to changing conditions could adversely affect our results of operations and profitability. See “Business - Retail Energy Services - Retail Credit Risk Management”.

13

Our retail business depends on maintaining licenses in the states in which we operate and any loss of such would adversely affect our business, prospects and financial condition.

We require licenses from public utility commissions and other regulatory organizations to operate our business. These agencies impose various requirements to obtain or maintain licenses. Further, certain non-governmental organizations have been focusing on the retail energy industry and the treatment of customers by certain of our competitors. Any negative publicity regarding the industry in general and us in particular could negatively affect our relationship with various commissions and regulatory agencies and could negatively impact our ability to obtain new licenses to expand operations or maintain the licenses currently held. Any loss of our licenses would cause a negative impact on our results of operations, financial condition, and cash flow.

Wholesale Trading

We are largely dependent on our energy traders to generate our revenues.

We are largely dependent on the success of our energy traders to generate our revenues. While we have employment agreements with such persons, not all of them have non-competition provisions. Accordingly, a trader may leave us at any time. Further, 64% and 77% of our wholesale trading segment’s revenue was generated by the top 5 traders in 2014 and 2013, respectively. The loss of any of these traders would have an immediate and potentially material adverse effect on our results of operations and if we are unable to hire replacements with comparable abilities, our results of operations, financial condition, and cash flows would suffer.

Our results of operations may be impaired as a result of a rogue trader.

A determined individual could operate as a “rogue trader” and act outside our delegations, controls, or code of conduct in pursuit of personal objectives that could be to the detriment of us, our members, and our creditors. In so doing, one of our traders could attempt to hide or create false transactions for personal gain. Such activities could adversely impact our results of operations, financial condition, and cash flows and cause lawsuits and regulatory intervention, the impact of which could materially, and adversely, affect our results of operations, financial condition, and cash flows.

If we are unable to successfully compete for the best energy traders, our results of operations may be impaired.

Given the nature of the wholesale trading business, we do not compete with other entities for market share. Instead, we compete with other entities to attract and retain the most qualified energy traders, who are the primary source of our revenue. Our competitors may have greater liquidity, greater access to credit and other financial resources, newer or more efficient equipment, lower cost structures, more effective risk management policies and procedures, and greater ability than us to withstand losses. Our competitors may also be able to respond more quickly to new laws or regulations or emerging technologies than we can. Our energy traders may leave us at any time to join a competitor or compete directly on their own, which would have an adverse effect on our results of operations and cash flow.

We may not be able to compete successfully against existing and future competitors for the most qualified energy traders, and any failure to do so could have a material adverse effect on our business, financial condition, results of operations, and cash flow.

14

Our revenues and profitability could be adversely affected if a counterparty were to default in whole or in part on its obligations to us.

We maintain cash balances in brokerage accounts that facilitate our trading activities. In addition, we have cash deposits in collateral accounts at various ISOs. All of these accounts are uninsured. When we place cash deposits in these accounts, we incur credit risk. Our revenues and profitability could be adversely affected if our brokers or counterparties were to default in whole or in part on their obligations to us. See “Business - Wholesale Trading - Wholesale Credit Risk Management”.

We may be unable to effectively protect our intellectual property, which may allow competitors to duplicate our technology and may adversely affect our ability to compete.

In order to attract and retain the most qualified energy traders, we need to offer them access to technology resources that enable them to trade as successfully as possible. In particular, we have developed a proprietary technology known as DataLive. To the extent that we are not able to protect our intellectual property effectively through patents, copyrights, contractual commitments with developers and employees, or other means, employees with knowledge of our intellectual property may leave and seek to exploit our intellectual property for their own or other’s advantage.

Diversified Investments

We may be unable to run our real estate development business profitably.

Our entry into the real estate development business will experience all the risks involved in entering into a new line of business, including the risk that we are unable to run the business profitably. We do not have experience managing a real estate development business.

Risks Related to the Industry

Our results of operations may be impaired by incorrect market price forecasts due to human or computer errors, weather events, natural disasters, malicious parties, market inequities, terrorism, illiquidity, or other market factors which impact the final published settlement price.

Our contracts are purchased at prices determined by the market. Our traders buy in anticipation of being able to sell at a higher price. That sales price may be unexpectedly impacted by a number of factors beyond our control, resulting in a sale price lower than the purchase price we paid. Our contracts settle to quoted market prices published by the ISOs and exchanges on which we trade. Internally prepared and externally obtained price forecasts that we rely on to execute trades may be incorrect due to human or computer errors, weather events, natural disasters, malicious parties, market inequities, terrorism, illiquidity or other market factors which impact the final published settlement price. Incorrect price forecasts could result in trading losses, which could materially and adversely affect our results of operations, financial condition, and cash flows.

We are subject to ongoing complex governmental regulations and legislation that have impacted, and may in the future impact, our businesses and results of operations.

We are subject to the jurisdiction of, and required to comply with the rules and regulations of FERC, including the Federal Power Act, the CFTC with respect to energy derivative contracts, the Federal Trade Commission, the market rules and tariffs of the ISOs of which we are a member, and the laws of the states and provinces in which we conduct business (collectively, the “Regulators”).

Our businesses are subject to changes in state and federal laws, and actions of the judiciary and changing governmental policy and regulatory actions, and also the rules, guidelines and protocols of the wholesale and retail energy markets in which we participate. Changes in, revisions to, or reinterpretations of existing laws and regulations, for example, with respect to prices at which we may sell electricity, or competition in its generation and sale, may have an adverse effect on our businesses.

15

At any time these rules and regulations could change in a manner that impairs our ability to operate and subsequently impairs our results of operations, financial condition, and cash flows. Furthermore, at any time Regulators may also affect a market resettlement, which could retroactively change the quoted market prices or fees assessed, which could have a substantial impact on our results of operations, financial condition, and cash flows. See “Business - Commitments and Contingencies”.

We need substantial liquidity to operate our business.

We need substantial liquidity to operate our businesses. For example, our wholesale trading revenues are limited to some extent by the amount of cash collateral we have posted with a market operator or exchange.

Our retail businesses also involve entering into contracts to purchase large quantities of electricity on an hourly basis. In general, the ISOs with which we do business require payment for the energy we purchase on a weekly or twice-weekly basis. In some markets, we are also required to buy capacity and certain ancillary services on a monthly basis, and in all cases, we are required to provide such markets with financial assurance, typically in the form of cash in an amount equal to 60 to 75 days’ worth of such purchases. However, we only receive payment from our customers on a monthly basis. Consequently, we require a substantial amount of liquidity and capital to both satisfy our payables and carry our receivables. While we have entered into agreements with wholesale electricity suppliers to purchase power from them from time to time upon terms more favorable than that of the ISOs and are seeking additional agreements of a similar nature with others, such agreements may not fulfill all our requirements, and there can be no assurance that we will be successful in finding additional trade financing of such type.

Historically, we have funded our operations through borrowings from related and unrelated parties and internally generated cash flows. Beginning in May 2012, we began a direct public offering of our Renewable Unsecured Subordinated Notes and to March 25, 2015, we have raised over $22,420,020, of which $19,600,224 was outstanding as of that date. The notes offered hereby also supply us with liquidity to operate and grow our retail energy business. However, we may not be able to obtain sufficient funding for our future operations from such source to provide us with necessary liquidity. Difficulty in obtaining adequate credit and liquidity on commercially reasonable terms may adversely affect our business, prospects, and financial condition.

Our business depends on the continuing efforts of our management team and personnel and our efforts may be severely disrupted if we lose their services.

Our success depends on key members of our management team, the loss of whom could disrupt our business operations. Our business also requires a capable, well-trained workforce to operate effectively. There can be no assurance that we will be able to retain our qualified personnel, the loss of which may adversely affect our business, prospects, and financial condition.

16

We could be harmed by network disruptions, security breaches, or other significant disruptions, or failures of our IT infrastructure and related systems.

We face the risk, as does any company, of a breach of the security of, and unauthorized access to, our information systems, whether through cyber-attack, malware, computer viruses, or sabotage. Furthermore, the secure maintenance and transmission of information between us and our third party service providers is a critical element of our operations. If our information security were to be breached, our information and that of our customers may be lost, disclosed, accessed, or taken without our consent. Although we make significant efforts to maintain the security and integrity of our information systems, there can be no assurance that our efforts and measures will be effective or that attempted breaches or disruptions would not be successful or damaging, especially in light of the growing sophistication of cyber-attacks and intrusions. We may be unable to anticipate all potential types of attacks or intrusions or to implement adequate security barriers or other preventative measures.

Network disruptions, security breaches, and other significant failures of the information systems upon which we depend could: (a) disrupt the proper functioning of our operations; (b) result in unauthorized access to, and destruction, loss, theft, misappropriation, or release of our proprietary, confidential, sensitive, or otherwise valuable information, including trade secrets, which others could use to compete against us or for disruptive, destructive, or otherwise harmful purposes and outcomes; (c) require significant management attention and financial resources to remedy the resulting damage or change to our systems; (d) result in a loss of business or damage to our reputation; or (e) expose us to litigation, any or all of which could have a negative impact on our results of operations, financial condition, and cash flows.

Shortcomings or failures in our systems, risk management methodology, internal control processes, or people could lead to disruption of our business, financial loss, or regulatory intervention.

We rely on our internal control systems and risk management methodologies to protect our operations from, among other things, improper activities by individuals within our organization. Shortcomings or failures in our systems, risk management methodology, internal control processes or people could lead to disruption of our business, financial loss, or regulatory intervention.

If we lose key personnel, our results of operations may be impaired.

We are dependent on the services of our senior management because of their experience and knowledge of the industry and our business. The loss of one or more of these key employees could seriously harm our business. It may be difficult to find a replacement with the same or similar level of experience or expertise. Competition for these types of personnel is high, and we may not be able to attract and retain qualified personnel on acceptable terms. Failure to recruit and retain such personnel could adversely affect our business, financial condition, results of operations and planned growth.

17

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Forward- looking statements can be identified by words such as: “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “continue,” “predict,” or other similar words making reference to future periods. Forward- looking statements appear in a number of places in this prospectus, including, without limitation, “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” and include statements regarding our intent, belief or current expectation about, among other things, trends affecting the markets in which we operate, our business, financial condition and growth strategies. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those predicted in the forward-looking statements as a result of various factors, including but not limited to those set forth in the “Risk Factors” section of this prospectus.

If any of the events described in “Risk Factors” occur, they could have a material adverse effect on our business, financial condition and results of operations. When considering forward-looking statements, you should keep these risk factors, as well as the other cautionary statements in this prospectus, in mind. You should not place undue reliance on any forward-looking statement. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus regardless of the time of delivery of this prospectus or any sale of our notes and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus.

18

USE OF PROCEEDS

We expect to incur approximately $240,000 in initial expenses to offer the notes pursuant to this prospectus. The net proceeds we receive from this offering will be equal to the amount of the notes we sell, less our offering expenses. If all of the notes are sold, we would expect to receive approximately $63.0 million of net proceeds from this offering after payment of estimated offering expenses. Because renewals of the notes will be treated as additional sales of notes, which reduce the aggregate amount of registered securities available for sale, and we will receive no additional proceeds from such renewals, we have based our use of proceeds on the estimated maximum proceeds we will receive from the initial sale of renewable notes, or approximately $30.0 million.

The exact amount of net proceeds may vary considerably depending on how long the notes are offered and other factors. Also, we will not receive the net proceeds in a single closing, and will use the proceeds as we sell notes.

We expect to apply the net proceeds to certain corporate purposes. These other corporate purposes, listed in order of priority with the expected level of expenditure, include:

•	Approximately 10% to pay expenses related to our growth in the retail electricity market, including business acquisitions; and

•	Approximately 90% for other general corporate purposes, which may include the payment of general and administrative expenses and offering expenses.

The following table summarizes the above information regarding our intended use of the net proceeds, and sets forth our expected allocation of the net proceeds if we raise less than the maximum amount:

19

DISTRIBUTION POLICY

TCPH and its subsidiaries have paid distributions on their membership units in the past (Timothy Krieger and his wholly-owned entity, Summer Enterprises, LLC, are the only members). Any future determination to pay distributions will be at the discretion of our Board of Governors and will depend on various factors, including our results of operations, financial condition, capital requirements, contractual restrictions, outstanding indebtedness, investment opportunities and other factors that our Board of Governors deems relevant. The indenture governing the notes prohibits us from paying distributions to our members if there is an event of default with respect to the notes or if payment of the distribution would result in an event of default. The indenture also prohibits our Board of Governors from declaring or paying any distributions other than tax distributions if, in the reasonable determination of the Governors, the Company would have insufficient cash to meet anticipated redemption or repayment obligations.

Separate from any such discretionary operating distributions, our Member Control Agreement requires our Board of Governors to make quarterly distributions of cash to our members based upon their respective ownership interests in the amount necessary to permit each member who is in the highest income tax bracket to pay all state and federal taxes on our net income allocated to such member. We are taxed as a partnership for income tax purposes, which means that all of our income (or loss) for each fiscal year is allocated among our members, who are then personally responsible for the tax liability associated with such income. We do not pay income taxes as a partnership but we do make tax distributions to our members, as described above, to cover their income tax liability attributable to our income.

The following tables set forth historical information regarding equity distributions received by our members for the periods indicated:

	Series A Preferred Units			Common Units
Year / Name	Distributions Received	Units Held	Percent of Class	Distributions Received (1)	Units Held	Percent of Class
Year Ending December 31, 2013
Timothy S. Krieger	$549,000	496	100.00%	$3,492,000	4,960	100.00%
Total	$549,000	496	100.00%	$3,492,000	4,960	100.00%

Year Ending December 31, 2014
Timothy S. Krieger	$549,000	496	100.00%	$4,727,000	4,960	100.00%
Total	$549,000	496	100.00%	$4,727,000	4,960	100.00%

(1) Includes distributions paid to Summer Enterprises, LLC, an entity owned and controlled by Mr. Krieger

20

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the information under our audited annual consolidated financial statements and related notes and other financial data included in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

Through our wholly-owned subsidiaries, TCPH trades financial and physical electricity contracts in North American wholesale markets regulated by FERC and operated by ISOs and RTOs, trades energy derivative contracts on exchanges regulated by the CFTC, including ICE, NGX, and CME, provides electricity supply services to retail customers in certain states that permit retail choice, and is engaged in certain real estate development activities. Consequently, we have three major business segments used to measure our activity – wholesale trading, retail energy services, and diversified investments.

Wholesale Trading

In general, the Company’s trading activities are characterized by the acquisition of electricity or other energy-related commodities at a given location and its delivery to another. “Financial” transactions settle in cash in an amount equal to the difference between the purchase and sale prices, while “physical” transactions are settled by the delivery of the commodity. The ISO-traded financial contracts known as “virtuals”, i.e., INCs, DECs, and UTCs, are outstanding overnight, and settle the next day. FTRs are also offered by the ISOs and may be outstanding overnight or longer. The Company also trades electricity and other energy derivatives on ICE, NGX, and CME and may hold an open interest in these contracts overnight or longer.

For the years ended December 31, 2014 and 2013, financial and virtual electricity represented 100% of our total trading volume in FERC-regulated markets, that is, we traded no physical power during these periods in our wholesale segment.

Retail Energy Services

On June 29, 2012, we acquired certain assets and the business of a small retail energy supplier serving residential and small commercial markets in Connecticut, and beginning on July 1, 2012, the Company began selling electricity to retail accounts. During late 2012 and early 2013, we applied for retail electricity supplier licenses for the states of Massachusetts, New Hampshire, and Rhode Island which were issued on various dates in 2013. On January 2, 2014, we acquired a retail energy business licensed by the states of Maryland, New Jersey, Pennsylvania, and Ohio. The eight states in which we are licensed incorporate the service territories of 36 investor-owned electric utilities and as of December 31, 2014, we were actively marketing its services in 10 of these.

Projected margins in specific utility service territories ultimately determine where we deploy our retail marketing resources and obtain customers. To date, our customer base consists largely of residential consumers with a few small commercial accounts. We primarily use direct marketing strategies to sell our services and our customers may typically cancel their contracts at any time.

21

Diversified Investments

On October 23, 2013, we formed Cyclone as a wholly-owned subsidiary to take advantage of certain perceived investment opportunities present in the residential real estate market. Specifically, we acquire and intend to develop land for resale, either as improved sites for construction of single- and multi-family homes or as completed dwellings. At various dates during 2014, we acquired certain privately placed securities for long term investment purposes.

Derivative Instruments

In our wholesale operations, we use derivative contracts for trading purposes, seeking to profit from perceived opportunities driven by expected changes in market prices. These contracts include exchange-traded instruments such as futures contracts, which are Level 1 instruments in the fair value hierarchy as well as FTRs available through certain FERC-regulated markets, which we consider to be Level 3 instruments as they are not regularly quoted. See “Notes to Consolidated Financial Statements - 8. Fair Value Measurements” for additional information.

We acquire the majority of our FTRs in auctions conducted by ISOs, including MISO, PJM, NYISO, ISO-NE, and ERCOT. We initially record these FTRs at the auction price less the obligation due to the ISO, typically zero, and subsequently adjust the carrying value of remaining FTRs to their estimated fair value at the end of each accounting period prior to settlement. Like other the other derivatives we trade, changes in the fair value of FTRs are included in our wholesale trading revenues.

In our retail business, we are exposed to volatility in the cost of energy acquired for sale to customers, and as a result, we use derivatives to hedge or reduce this variability. Our retail operations follow GAAP guidance that permits “hedge accounting”. To qualify for hedge accounting, the relationship between the “hedged item” - say power purchases for a given delivery zone - and a derivative used as a “hedging instrument” - say, a swap contract for future delivery of electricity at a related hub - must meet extensive documentation requirements and hedge effectiveness and ineffectiveness must be assessed and measured on an on-going basis. For these derivatives “designated” as cash flow hedges, the effective portion of any change in the hedging instrument’s fair value is recorded as other comprehensive income and deferred until the change in value of the hedged item is recognized in earnings. Our risk management policies also permit the use of undesignated derivatives which we refer to as “economic hedges”. For an undesignated economic hedge, all changes in the derivative financial instrument’s fair value are recognized currently in revenues.

22

The table below details our open derivative contracts held for trading purposes, as undesignated, economic hedges by our retail segment, and as cash flow hedges by our retail segment as of December 31, 2014:

Open Derivative Contracts

As of December 31, 2014

					Fair Value
Segment and contract type	Hub or zone	Delivery period	Final settlement	Energy (MWh)	Asset	Liability
Wholesale Trading
Electricity futures	PJM West Hub peak	daily	daily	6,400	$22,400	$–
FTRs	MISO, NYISO, PJM	Q1 & Q2 2015	various	8,981,440	1,435,819	–
Electricity futures	AESO	Q1 2015	various	80,320	785,617	286,250
Electricity futures	AESO	Q2 2015	various	135,600	892,838	1,094,059
Electricity futures	AESO	Q3 2015	various	78,120	601,992	783,893
Subtotal				9,281,880	3,738,667	2,164,202

Retail Energy Services - Economic Hedges
Electricity futures	ISO-NE Mass Hub; PJM West Hub	Q1 2015	various	3,715	–	44,373
Electricity futures	PJM West Hub	Q2 2015	various	14,280	–	107,120
Natural gas futures	Henry Hub	Q2 2015	various	155,000	14,803	–
Electricity futures	PJM West Hub	Q3 2015	various	16,240	31,926	65,196
Natural gas futures	Henry Hub	Q3 2015	various	77,500	1,085	–
Electricity futures	PJM West Hub	Q4 2015	various	21,285	–	175,972
Subtotal				288,020	47,814	392,660

Retail Energy Services - Designated Cash Flow Hedges
Electricity futures	ISO-NE Mass Hub	Q1 2015	various	13,995	–	498,166
Electricity futures	ISO-NE Mass Hub	Q2 2015	various	16,120	–	184,378
Electricity futures	ISO-NE Mass Hub	Q3 2015	various	18,480	15,732	189,116
Electricity futures	ISO-NE Mass Hub	Q4 2015	various	352	–	7,480
Subtotal				48,947	15,732	879,140
Total				9,618,847	$3,802,213	$3,436,002

23

The table below details our open derivative contracts held for trading purposes, as undesignated economic hedges by our retail segment, and as designated cash flow hedges by our retail segment as of December 31, 2013:

Open Derivative Contracts

As of December 31, 2013

					Fair Value
Segment and contract type	Hub or zone	Delivery period	Final settlement	Energy (MWh)	Asset	Liability
Wholesale Trading
Electricity futures	PJM West Hub	Q4 2013	various	23,200	$–	$55,448
Electricity futures	AESO	Q1 2014	various	60,600	614,592	631,708
Subtotal				83,800	614,592	687,156

Retail Energy Services - Economic Hedges
Electricity futures	ISO-NE Mass Hub, NYISO Zone G, and PJM West Hub	Q1 2014	various	22,200	60,226	36,724
Electricity futures	PJM West Hub	Q2 2014	various	5,120	1,932	7,660
Electricity futures	PJM West Hub	Q3 2014	various	5,120	40,856	4,872
Electricity futures	PJM West Hub	Q4 2014	various	5,120	–	21,416
Subtotal				37,560	103,014	70,672

Retail Energy Services - Designated Cash Flow Hedges
Electricity futures	ISO-NE Mass Hub	Q1 2014	various	12,200	289,338	–
Electricity futures	ISO-NE Mass Hub	Q2 2014	various	8,560	2,436	24,564
Electricity futures	ISO-NE Mass Hub	Q3 2014	various	5,120	11,588	251
Electricity futures	ISO-NE Mass Hub	Q4 2014	various	6,880	113,948	35,880
Subtotal				32,760	417,310	60,695
Totals				154,120	$1,134,916	$818,523

24

Results of Operations

Years Ended December 31, 2014 and 2013

The following table sets forth selected financial data for the periods indicated, which has been derived from the consolidated financial statements included in this report:

	For the Years Ended December 31,
	2014		2013		Increase (decrease)
Dollars in thousands	Dollars	Percent	Dollars	Percent	Dollars	Percent

Revenue
Wholesale trading revenue, net	$38,612	77.5%	$25,305	77.2%	$13,307	52.6%
Retail electricity revenue	11,229	22.5%	7,480	22.8%	3,749	50.1%

Net revenue	49,841	100.0%	32,785	100.0%	17,056	52.0%

Operating costs & expenses
Cost of retail electricity sold	11,441	23.0%	7,761	23.7%	3,680	47.4%
Retail sales & marketing	325	0.7%	–	0.0%	325	na
Salaries, wages & related	21,722	43.6%	15,965	48.7%	5,757	36.1%
Professional fees	2,487	5.0%	1,673	5.1%	814	48.7%
Other general & administrative	6,094	12.2%	2,853	8.7%	3,241	113.6%
Trading tools & subscriptions	1,333	2.6%	923	2.7%	410	44.4%

Total operating expenses	43,402	87.1%	29,175	89.0%	14,227	48.8%

Operating income	6,439	12.9%	3,610	11.0%	2,829	78.4%

Interest expense	(2,293)	-4.6%	(1,502)	-4.6%	(791)	52.7%
Interest income	143	0.3%	31	0.1%	112	361.3%
Loss on foreign currency exchange	(721)	-1.4%	2	0.0%	(723)	-36150%
Realized gain on sale of marketable securities	66	0.1%	–	0.0%	66	na
Other income	145	0.3%	–	0.0%	145	na

Other expense, net	(2,660)	-5.3%	(1,469)	-4.5%	(1,191)	81.1%

Income before income taxes	3,779	7.6%	2,141	6.5%	1,638	76.5%
Income tax provision	–	0.0%	9	0.0%	(9)	-100.0%

Net income	3,779	7.6%	2,132	6.5%	1,647	77.3%
Preferred distributions	(549)	-1.1%	(549)	-1.7%	–	0.0%

Net income attributable to common	$3,230	6.5%	$1,583	4.8%	$1,647	104.0%

25

Wholesale trading revenue: In our wholesale trading business, we record revenues based upon changes in the fair values of the contracts we trade, net of costs. The initial recognition of fair value and subsequent changes in fair value affect reported earnings in the period the change occurs. The fair values of instruments that remain open at a balance sheet date represent unrealized gains or losses. Our primary costs in generating trading revenue are compensation of our energy traders as well as the interest expense of obtaining the capital necessary to post collateral.

Generally, our greatest opportunities for profitable trades occur during periods of market turbulence, when the forecast for supply or demand is more likely to be inaccurate. When demand for energy is relatively stable, price variations tend to be small or non-existent. During periods of market turbulence, prices tend to be volatile, which give our traders the opportunity to take advantage of such volatility. Furthermore, our revenue is limited to some extent by the amount of collateral we have posted with a market operator or exchange.

On a wholesale level, electricity prices are highly correlated with weather and the price of natural gas, particularly in our key eastern markets, where it is the marginal fuel of choice for most generation. The benchmark price to which much of our wholesale trading is keyed is PJM West Hub and volatility in this index drives many of our revenue opportunities. While our revenues generally track changes in price, other factors come into play as well, such as the size of trades we have in place in terms of megawatt-hours and whether or not we are buying or selling.

Market conditions during 2014 were characterized by abnormal weather, with a colder winter (281 more heating degree-days than normal), cooler summer (36 fewer cooling degree-days than normal), below-normal average temperature (52.5°F versus 53.7°F), and more expensive natural gas (up about 16% to $4.37/MCF versus the 5 year average of $3.76/MCF).

Comparing 2014 to 2013, 2014 was a bit cooler; HDD for the U.S. were 4,607 or 2% above 2013’s figure of 4,519 and CDD during 2014 totaled 1,271 compared to 1,273 in 2013. For 2014, the Henry Hub natural gas spot price averaged $4.37/MCF, 17% above 2013’s $3.73 mark. Supplies of gas during 2014 were adequate. Weekly storage levels averaged 2,222 BCF or 20% less than in 2013’s level of 2,784 and 22% lower than the 5 year average of 2,833.

	Years Ended December 31,
				Increase (decrease)
	Units			This year vs last year		This year vs LTA
	2014	2013	LTA(1)	Units	Percent	Units	Percent
U.S. Weather
Heating degree-days	4,607	4,519	4,326	88	2%	281	6%
Cooling degree-days	1,271	1,273	1,307	(2)	0%	(36)	-3%
Avg temperature (°F)	52.5°F	52.4°F	53.7°F	0.1°F	0%	-1.2°F	-2%

Natural Gas
Henry Hub spot price ($/MCF)	4.37	3.73	3.76	0.64	17%	0.61	16%
Working gas in underground storage, Lower 48 states, EIA weekly estimates (BDF)	2,222	2,784	2,833	(562)	-20%	(610)	-22%

_____________________

1 -”LTA” abbreviates long term average. For weather data, the 30 year period is 1984-2013 and for natural gas the 5 year period is 2009-2013.

The average for the day-ahead PJM West Peak price during 2014 was $58.65/MWh with a standard deviation of $54.81 resulting in a coefficient of variation of 93%, compared to $43.26/MWh, $14.69, and 34% for 2013. The high for the year was $655.75/MWh and the low was $26.49. As shown by the table below, price levels and volatility were generally higher in 2014 as compared to 2013. It is interesting to note that most of the high prices and volatility of 2014 occurred in the first quarter.

26

	Years Ended December 31,
PJM West Hub Peak Day Ahead			Increase (decrease)
	2014	2013	Units	Percent
Price ($/MWh)
Average	58.65	43.26	15.38	36%
Maximum	655.75	153.85	501.89	326%
Minimum	26.49	29.70	(3.22)	-11%
Standard deviation	54.81	14.69	40.11	273%
Coefficient of variation (stdev ÷ avg)	93%	34%	59%	175%

Daily percentage changes
Average	2.5%	1.0%	1.5%	152%
Maximum	200.3%	127.6%	72.7%	57%
Minimum	-78.1%	-55.3%	-22.8%	41%
Standard deviation	25.8%	14.6%	11.1%	76%

Number of days
Up 10% or more	62	48	14	29%
Between 10% up and 10% down	131	165	(34)	-21%
Down 10% or more	62	42	20	48%

On December 30, 2014, FERC accepted the Company’s settlement offer dated November 14, 2014 with respect to their investigation into the activities of certain ex-employees in the MISO market. During the third quarter of 2014, disgorgement of profits and interest on such totaling $1,107,000 was recorded as a reduction of 2014’s revenue since the settlement related to trades that were initially recorded in revenue during the 13 month period from January 1, 2010 to January 31, 2011. With regard to the civil penalty of $2,500,000, the Company expensed it as an operating expense since the charge results from the Company’s operations. The final settlement agreement calls for payment of the disgorgement and interest amount to MISO with the penalty amount to the U.S. Treasury. The Company further agreed to implement certain procedures to improve compliance. The first installment of $500,000 was paid on December 31, 2014 and the remaining $3,107,013 will be paid in 16 equal quarterly installments of $194,188 each, beginning April 1, 2015.

As a result of these factors, for the year ended December 31, 2014, net wholesale trading revenue increased by $13,307,000 or 52.6% to $38,612,000 compared to $25,305,000 for 2013.

Retail electricity sales: We entered the retail energy services business on June 29, 2012. Revenue from the retail sale of electricity is recorded in the period in which customers consume the commodity, net of any applicable sales tax. Revenue applicable to electricity consumed by customers but not yet billed under the cycle billing method is estimated and accrued along with the related costs. Changes in estimates are reflected in operations in the period in which they are refined.

In addition to the designated hedges described below in “costs of retail electricity sold” to which hedge accounting was applied, we also used certain derivative contracts to which hedge accounting was not applied as economic hedges in our retail business to reduce our exposure to higher costs. In our segment reporting, the gain on these contracts net of any losses is reported as “wholesale trading revenue, net”.

For the years ended December 31, 2014 and 2013, we recorded total revenues in our retail segment of $12,946,000 and $7,694,000, respectively. These totals consisted of retail energy sales of $11,229,000 in 2014 and $7,480,000 in 2013, up 50.1%, and wholesale trading revenues of $1,717,000 and $214,000, respectively, up 702%. During 2014, retail energy sales revenue increased principally as a result of an increase in prices. Our customer base consists largely of residential consumers with a few small commercial accounts.

27

The following table details key operating statistics for the periods indicated.

Key Operating Statistics	For and at years ended December 31,
(in units unless otherwise indicated)			Increase (decrease)
	2014	2013	Units	Percent
Retail electricity sales ($000s)	11,229	7,480	3,749	50.1%
Wholesale trading revenue, net ($000s)	1,717	214	1,503	702.3%
Total segment revenues ($000s)	12,946	7,694	5,252	68.3%

Unit sales (MWh)	112,378	99,231	13,147	13.2%
Weighted average retail price (¢/kWh)	9.99	7.54	2.45	32.6%
Customers receiving service, end of period	9,501	9,822	(321)	-3.3%

Diversified investments: Revenues from real estate developments, if any, are recognized at the time of sale closing if all significant conditions are satisfied, including adequate down payment, reasonable assurance of collectability of any notes received, and completion of other contract requirements. Recognition of all or part of the revenue is deferred if any significant conditions are not satisfied.

Costs that relate directly to development projects are capitalized and allocated using the specific identification method. Land acquisition, improvements, and holding costs, including real estate taxes and interest are capitalized while a development is in progress. Interest expense, if any, is capitalized based on specific identification of notes payable issued to finance specific assets under development. Once development on a project has been completed and sales have begun, remaining inventory is recorded at the lower of cost or market. Development costs are charged to cost of sales when the related revenue is recognized or when a development is abandoned.

During the years ended December 31, 2014 and 2013, the Company recorded no revenue but capitalized a total of $489,000 and $784,000, respectively, of costs associated with its real estate development activities, consisting primarily of purchases of land for development and actual development costs incurred.

Interest income on securities is recorded in other income and fair value is reported on the balance sheet. Securities are reviewed for possible impairment at least quarterly, or more frequently if circumstances arise which may indicate impairment.

Costs of retail electricity sold: Our costs of electricity sold include the cost of purchased power, EDC service fees, renewable energy certificates, bad debt expense, and gains net of losses and commissions on derivative contracts used to hedge power purchase costs. Cost of sales does not include the net gain or loss on the economic hedges described above. During 2014, we purchased electricity for sale to retail customers in ISO-NE’s and PJM’s wholesale markets and from certain other wholesale suppliers. We are typically required to maintain cash deposits in separate accounts to meet our wholesale energy vendors’ financial assurance requirements to purchase energy, ancillary services, and capacity which amount is included in “cash in trading accounts”.

During 2014, we hedged the cost of 76,915 MWh or 68% of the 112,378 MWh of electricity sold to our retail customers. For the year, our hedges had the effect of decreasing the cost of retail electricity sold by $91,508.

During 2013, we hedged the cost of 103,280 MWh or 105% of the 99,231 MWh of electricity sold to our retail customers. For the year, our hedges had the effect of decreasing cost of retail electricity sold by $247,290.

As shown by the Open Derivative Contracts table above, as of December 31, 2014, we had designated 48,947 MWh of electricity futures as hedges against the cost of expected 2015 electricity purchases and $863,000, representing the net loss on the effective portion of the hedges, was deferred in accumulated other comprehensive income and this entire amount is expected to be reclassified to cost of retail electricity sold by December 31, 2015.

28

As of December 31, 2013 as shown by the Open Derivative Contracts table on page 46, we had designated 32,760 MWh of electricity futures as hedges against the cost of expected 2014 electricity purchases. $357,000, representing the net gain on the effective portion of the hedges, was deferred in AOCI and this entire amount was reclassified to cost of retail electricity sold by December 31, 2014.

In total, during 2014 and 2013, we recorded costs of retail electricity sold of $11,441,000 and $7,761,000, respectively, resulting in a gross profit of $1,506,000 in 2014 and a gross loss of $67,000 in 2013. If the economic hedges were treated in the same way as that of the designated hedges, that is, with gains decreasing costs of sales and with losses increasing such, gross margins would have been 12.6% in 2014 and -0.9% for 2013.

Retail sales and marketing: Retail sales and marketing costs and expenses include off-line and on-line marketing costs related to retail customer acquisition and retention. Major off-line marketing channels may include out-bound telemarketing, direct mail, door-to-door, mass media (radio, television, print, and outdoor), and affiliates. On-line marketing channels may include paid search, affiliates, comparison shopping engines, banner or display advertising, search engine optimization, and e-mail marketing.

During 2014, we spent $325,000 on retail sales and marketing, principally on outbound telemarketing in connection with the DEG brand, compared to zero in 2013.

Salaries, wages and related: Salaries, wages, and related costs such as employee benefits and payroll taxes consist primarily of base and incentive compensation paid to our administrative officers, energy traders, and other employees.

For 2014, salaries, wages, and related costs increased by $5,757,000 or 36.1% to $21,722,000 compared to $15,965,000 for 2013. Our personnel expense is directly related to the revenue we record, since our trader’s compensation is tied to revenue production, and this increase in expense is in line with the increase in revenues.

Professional fees: Professional fees consist of legal expenses, audit fees, tax compliance reporting service fees, and other fees paid for outside consulting services.

For 2014, professional fees increased by $814,000 to $2,487,000 compared to $1,673,000 in 2013. A majority of the increase is due to the acquisition of DEG that incurred $597,000 of professional fees for outside services. The Company also continues to incur legal fees in 2014 in connection with the Canadian former employee litigation and the FERC investigation.

Other general and administrative: Other general and administrative expenses consist of rent, depreciation, travel, outside retail customer service costs, and all other direct office support expenses.

For 2014, these costs increased by approximately $3,241,000 to $6,094,000 compared to $2,853,000 for 2013. The increase was primarily related to the $2,500,000 civil penalty resulting from the FERC settlement, and an increase in amortization expense by $326,000 to $697,000 from $371,000 due to the amortization of certain intangible assets acquired in connection with the DEG acquisition. In addition, DEG incurred an additional $150,000 of general and administrative expenses in the period that were not present in 2013. Finally, the Company incurred an additional $271,000 in additional marketing and administrative expenses associated with the Notes Offering in 2014.

29

Trading tools and subscriptions: Trading tools and subscriptions consist primarily of amounts paid for services that provide weather reports and forecasting, electrical load forecasting, congestion analysis and other factors relative to electricity production and consumption.

For the year ended December 31, 2014, trading tools and subscriptions expense increased by $410,000 or 44.4% to $1,333,000 compared to $923,000 for 2013, primarily due to the acquisition of DEG and the increase in the number of traders.

Other income (expense): Other expense, net of other income, increased by $1,191,000 to $2,660,000 for 2014 compared to $1,469,000 for 2013. As the principal component of other expense, interest expense increased by $791,000 to $2,293,000 for the year from $1,502,000 during 2013, primarily due to an increase of $9,103,000 in outstanding debt from $10,185,000 at December 31, 2013 to $19,288,000 at December 31, 2014.

Provision for taxes: The tax provision is directly related to foreign income taxes associated with TCPC.

Preferred distributions: During 2014 and 2013, we distributed $549,000 to our preferred unit holder.

Liquidity, Capital Resources, and Cash Flow

In our wholesale trading business, we require a significant amount of cash to pledge as collateral to market operators which allows us to trade and generate revenues. With respect to our retail operation, in addition to collateral posted with ISO-NE that allows us to acquire power for our customers, we are also required to fund accounts receivable as well as margin requirements associated with hedges. We are generally required to pay for power every 4 days or so, while our average collection period on receivables is 40 to 45 days. As such, our capital is largely invested in trading accounts and deposits and receivables. Our capital expenditure requirements are nominal, being limited largely to computer and office equipment, software, and office furniture. Therefore, in any given reporting period, the amount of cash consumed or generated will primarily be due to changes in working capital.

Historically, our capital requirements have been funded by notes payable and operating profits and we are dependent on cash on hand, cash-flow positive operations, and additional financing to service our existing obligations. Should we incur significant losses from operations within a short period, we would be forced to cover such payments by reducing the balances in our trading accounts. Either of such events would have a detrimental effect on the Company.

We are taxed as a partnership for income tax purposes which means that we do not pay any income taxes. All of our income (or loss) for each year is allocated among holders of our common units who are then personally responsible for the tax liability associated with such income. Our Member Control Agreement provides for distributions of cash to these members based upon their respective ownership interests in the amount necessary to permit the member who is in the highest income tax bracket to pay all state and federal taxes on our net income allocated to such member.

30

The decision to make distributions other than tax distributions to holders of our common units and required distributions to holders of preferred units is at the discretion of our Board and depends on various factors, including our results of operations, financial condition, capital requirements, contractual restrictions, outstanding indebtedness, investment opportunities, and other factors considered by the Board to be relevant. The indenture governing our Notes prohibits us from paying distributions to our members if there is an event of default with respect to the Notes or if payment of the distribution would result in an event of default. The indenture also prohibits our Board from declaring or paying any distributions other than tax distributions if, in the reasonable determination of the Board, the Company would have insufficient cash to meet anticipated Note redemption or repayment obligations.

While we believe we have sufficient cash on hand, coupled with anticipated cash generated from operating activities and the anticipated proceeds from our Notes Offering to meet our operating cash requirements for at least the next twelve months, we regularly evaluate other potential sources of capital, which may include sourcing additional financing in the form of debt in order to provide added flexibility to support our working capital needs and reduce our overall costs of borrowing. In addition, the Company currently has sufficient liquidity for its operating requirements and expects to use a portion of its available cash to finance additional retail energy expansion, and may also examine a variety of potential investments for its excess cash, which could include equities, real estate, and debt instruments. There can be no assurance that these investments will prove to be profitable.

The following table is presented as a measure of our liquidity and capital resources as of the dates indicated:

	At December 31,
	2014		2013		Increase (decrease)
Dollars in thousands	Dollars	Percent of total assets	Dollars	Percent of total assets	Dollars	Percent
Liquidity
Cash - unrestricted	$2,397	7.5%	$3,190	18.2%	$(793)	-24.9%
Cash in trading accounts	20,987	66.1%	10,484	59.7%	10,503	100.2%
Accounts receivable - trade	2,394	7.5%	1,316	7.5%	1,078	81.9%

Total liquid assets	25,778	81.1%	14,990	85.4%	10,788	72.0%

Total assets	$31,770	100.0%	$17,562	100.0%	14,208	80.9%

Capital Resources
Current debt	$8,652	27.2%	$5,123	29.2%	$3,529	68.9%
Long term debt	10,636	33.5%	5,062	28.8%	5,574	110.1%

Total debt	19,288	60.7%	10,185	58.0%	9,103	89.4%

Preferred equity	2,745	8.6%	2,745	15.6%	–	0.0%
Common equity	(47)	-0.1%	2,003	11.4%	(2,050)	-102.3%

Total equity	2,698	8.5%	4,748	27.0%	(2,050)	-43.2%

Total capitalization	$21,986	69.2%	$14,933	85.0%	$7,053	47.2%

31

The table below summarizes our primary sources and uses of cash for the years ended December 31, 2014 and 2013 as derived from the statements of cash flows included in this Form 10-K.

	For the Years Ended December 31,
			Increase (decrease)
Dollars in thousands	2014	2013	Dollars	Percent
Net cash provided by (used in):
Operating activities	$53	$4,350	$(4,297)	-98.8%
Investing activities	(3,515)	(1,310)	(2,205)	168.3%
Financing activities	3,009	(386)	3,395	779.5%

Net cash flow	(453)	2,654	(3,107)	-117.1%

Effect of exchange rate changes on cash	(341)	(236)	(105)	44.5%

Cash - unrestricted:
Beginning of period	3,190	772	2,418	313.2%

End of period	$2,397	$3,190	$(794)	-24.9%

For the year ended December 31, 2014, we generated $53,000 from operating activities. The largest sources of cash from operations was net income of $3,779,000 which included a non-cash charge of $3,607,000 related to the FERC settlement, and an increase in accrued compensation of $3,302,000. The most significant items affecting our operating cash flow was a $10,528,000 increase in cash in trading accounts due to increased collateral requirements for both our wholesale and retail businesses. Growth in accounts receivable also used $1,079,000 of cash.

During 2014, we used $3,515,000 of cash for investing activities. Our investment in Ultra Green’s convertible notes consumed $1,605,000, we increased our restricted cash balance by $999,000 to secure our position with the Canadian court in conjunction with the former employee litigation (see “Business - Legal Proceedings - Former Employee Litigation”), and the purchase of DEG used $680,000.

At December 31, 2014, our debt totaled $19,288,000 compared to $10,185,000 as of the prior year end. For the year, the Company generated $3,009,000 from financing activities, including a net $9,103,000 increase in debt and payment of $5,276,000 in distributions. Of the total distribution amount, $549,000 was paid to the holder of our preferred units and $4,727,000 was paid to our common unit-holders.

For the year ended December 31, 2013, we generated $4,350,000 from operating activities. The largest sources of cash from operations were net income of $2,131,000 and a decrease in deposits in trading accounts of $2,014,000, while the largest use was a decrease in accrued compensation. During 2013, we used $1,310,000 of cash for investing activities, with the two largest expenditures being for the purchase of the Fox Meadows mortgage for $354,000 and an increase in restricted cash associated with the project of $320,000 to secure a letter of credit. At December 31, 2013, our debt totaled $10,185,000 compared to $6,280,000 as of the prior year end. For the year, the Company used $386,000 for financing activities, including a net increase in debt of $3,655,000 and payment of $4,041,000 in distributions. Of the total distribution amount, $549,000 was paid to the holder of our preferred units and $3,492,000 was paid to our common unit-holders.

32

Financing

In February 2012, we executed a $25,000,000 Futures Risk-Based Margin Finance Agreement (the “Margin Line” and the “Margin Agreement”, respectively) with ABN AMRO. The Margin Agreement provides CEF with an uncommitted $25,000,000 revolving line of credit for which it pays a commitment fee of $35,000 per month. Loans under the Margin Agreement are secured by all balances in CEF’s trading accounts with ABN AMRO, are payable on demand, and bear interest at an annual rate equal to 1.00% in excess of the Federal Funds Target Rate, or approximately 1.25%. Under the Margin Agreement, the Company is also subject to certain reporting, affirmative, and negative covenants, including maintenance of minimum account net liquidating equity as defined of $3,000,000, a maximum loan ratio as defined of 12.5:1, and minimum consolidated tangible net worth of 4% of the amount of the Margin Line or $1,000,000. The Margin Agreement was amended on May 31, 2013 to reduce the uncommitted credit line to $15,000,000, the commitment fee to $25,000 per month, and the covenant with respect to net liquidating equity as defined to $1,500,000.

On May 10, 2012, our Form S-1 registration statement relating to the offer and sale of our Renewable Unsecured Subordinated Notes (File No. 333-179460) was declared effective by the SEC, and the offering of notes commenced on May 15, 2012. The registration statement on Form S-1 covers up to $50,000,000 in principal amount of 3 and 6 month and 1, 2, 3, 4, 5, and 10 year notes.

For the years ended December 31, 2014 and 2013, we incurred $1,396,000 and $1,113,000, respectively, of offering-related expenses, including marketing and printing expense, legal and accounting fees, filing fees, and trustee fees. These costs and expenses are expensed as incurred. From the effective date of May 10, 2012 through March 25, 2015, we have sold a total of $22,420,000 in principal amount of Notes and repaid $2,820,000, for a net raise to date of $19,600,000.

On May 12, 2014, the Company drew $700,000 under an evergreen, uncommitted line of credit from Royal Bank of Canada (the “RBC Line” and “RBC”, respectively). Advances under the RBC Line bear interest at a variable annual interest rate of 1 month LIBOR plus 2.25% set at the time of advance for a 30 day term, mature at various dates, and are collateralized by assets held in the Company’s marketable securities account. RBC is not obligated to make any extensions of credit to the Company and availability of funds may be increased or decreased by RBC in its sole and absolute discretion. Prepayment of any outstanding principal under the RBC Line may subject the Company to LIBOR break funding costs. There were no borrowings outstanding under the RBC Line as of December 31, 2014.

On June 16, 2014, the Company purchased a single family home in Garrison, Minnesota for use as a corporate retreat (the “Garrison Property”) for a purchase price of $285,000, paid with $57,000 of cash and the proceeds of a $228,000 note (the “Security State Mortgage”) advanced by the Security State Bank of Aitkin (“Security State”) and secured by a first mortgage. The loan is payable in 239 equal installments of $1,482 due on the 16th of each month beginning on July 16, 2014 and one irregular installment of $1,482 due on June 16, 2034 (the “maturity date”). The note bears interest at an annual rate equal to the prime rate as published from time to time by The Wall Street Journal plus 0.75%, subject to a floor of 4.75%. Whenever increases occur in the interest rate, Security State, at its option and with notice to the Company, may: (a) increase the Company’s payments to insure the loan will be paid off by the maturity date; (b) increase the Company’s payments to cover accruing interest; (c) increase the number of the Company’s payments; or (d) continue the payments at the same amount and increase the Company’s final payment. The loan may be prepaid in whole or in part at any time without penalty.

33

On October 14, 2014, REH, TSE, and DEG entered into a Credit Agreement with the Toronto, Ontario branch of Maple Bank GmbH (the “Maple Agreement” and “Maple Bank”), expiring October 31, 2016. The Maple Agreement provides the Company’s retail energy services businesses with a revolving line of credit of up to $5,000,000 in committed amount secured by a first position security interest in all of the assets of REH and its subsidiaries, a pledge of the equity of such businesses by TCPH, and certain validity and financial guarantees. Availability of loans is keyed to advance rates against eligible receivables as defined. Any loans outstanding bear interest at an annual rate equal to 3 month LIBOR, subject to a floor of 0.50%, plus a margin of 6.00%. In addition, the Company is obligated to pay an annual fee of 1.00% of the committed amount on a monthly basis and a monthly non-use fee of 1.00% of the difference between the committed amount and the average daily principal balance of any outstanding loans. The Company is also subject to certain customary reporting, affirmative, and negative covenants. As of December 31, 2014, $1,105,000 was outstanding under the Maple Agreement.

On November 21, 2014, American Land and Capital, LLC (“American Land”) and Cyclone entered into four construction loan agreements, each for a committed amount of $205,000 or $820,000 in total (the “Fox Meadows Construction Loans”). Each commitment is secured by a mortgage on a lot (numbers 1, 2, 3, and 4) in Block 1 of Fox Meadows 3rd Addition and is personally guaranteed by Mr. Krieger, Fox Meadows is a townhouse development located in Lakeville, Minnesota in which Cyclone owns 35 attached residential building sites. Proceeds of the Construction Loans will be used to construct the first four spec/model homes on Cyclone’s Fox Meadows property. Draws on the Construction Loans bear interest at the higher of: (a) 6.50% or (b) the prime rate as reported from time to time by The Wall Street Journal plus 3.00%. Interest only is payable monthly on the 10th and the notes mature on May 21, 2015. The loans may be prepaid in whole or in part at any time without penalty. As of December 31, 2014, $185,000 was outstanding under the Fox Meadows Construction Loans.

On December 23, 2014, via an assignment and assumption agreement between Cyclone and Kenyon Holdings, LLC (“Kenyon”), a related party, Cyclone took ownership of a 10 acre parcel of undeveloped land located at 170[xx] Texas Avenue, Credit River Township, Minnesota and assumed a $120,000 note secured by a mortgage on the property and owed to Lakeview Bank (the “Lakeview Bank Mortgage”). Kenyon is owned by Timothy S. Krieger, the Company’s primary owner and its Chief Executive Officer, and Keith W. Sperbeck, its Vice President of Operations. The Lakeview Bank Mortgage bears interest at the highest prime rate reported as such from time to time by The Wall Street Journal. Interest only is payable monthly on the 25th. The note matured on April 30, 2015, and is currently being renewed. The loan may be prepaid in whole or in part at any time without penalty.

Effective June 28, 2013, pursuant to a Membership Unit Purchase Agreement, Timothy Krieger, the CEO of the Company, purchased 100% of the outstanding issue or 496 redeemable preferred units from Mr. John O. Hanson. Concurrently with the purchase, Mr. Krieger and the Company exchanged the redeemable preferred units for an identical number of new Series A Preferred Units (the “Series A Preferred”) and the redeemable preferred units were cancelled. The Series A preferred is not redeemable, callable, or convertible, is non-voting with respect to elections to the Company’s Board of Governors, is senior to the Company’s common equity units with respect to rights in liquidation, and is entitled to distributions out of legally available funds in the amount of $92.25 per unit per month.

Non-GAAP Financial Measures

The Company’s communications may include certain non- GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company's financial performance, financial position, or cash flows that excludes, or includes, amounts that are included in, or excluded from, the most directly comparable measure calculated and presented in accordance with GAAP in the company's financial statements.

Non-GAAP financial measures utilized by the Company include presentations of liquidity measures and debt-to-equity ratios. The Company’s management believes that these non-GAAP financial measures provide useful information to investors and enable investors and analysts to more accurately compare the Company's ongoing financial performance over the periods presented.

34

Critical Accounting Policies and Estimates

Revenue Recognition and Commodity Derivative Instruments

Revenues in our wholesale trading business are derived from trading financial, physical, and derivative energy contracts while those for our retail segment result from electricity sales to end-use consumers. In our trading activities, contracts with the exchanges on which we trade permit net settlement, including the right to offset cash collateral in the settlement process. Accordingly, we net cash collateral against the derivative position in the accompanying consolidated balance sheets. All realized and unrealized gains and losses on derivative instruments are recorded in revenues. Revenue from the retail sale of electricity, including estimates of unbilled revenues for power consumed by customers but not yet billed under the cycle billing method, is recorded in the period in which customers consume the commodity, net of any applicable sales tax.

Hedge Accounting

In our retail business, we are exposed to volatility in the cost of energy acquired for sale to customers, and as a result, in October 2012, we began using derivatives to hedge or reduce this variability, since changes in the price of certain derivatives are expected to be highly effective at offsetting changes in this cost.

For a cash flow hedge, the effective portion of any change in the hedging instrument’s fair value is recorded as other comprehensive income until the change in value of the hedged item is recognized in earnings. To qualify for hedge accounting, the hedge relationships must meet extensive documentation requirements and hedge effectiveness and ineffectiveness must be assessed and measured on an on-going basis.

Fair Value Measurements

FASB’s Fair Value Measurement Topic establishes a hierarchy of inputs with respect to determining the fair value of assets and liabilities for financial reporting purposes. The three types of inputs are “Level 1” (quoted prices in active markets for identical assets or liabilities), “Level 2” (inputs other than quoted prices that are observable either directly or indirectly for the asset or liability), and “Level 3” (unobservable inputs for which little or no market data exists). Financial instruments that are not traded in publicly quoted markets or that are acquired based on prices and terms determined by direct negotiation with the issuer are classified as Level 3 and carried at book value, which management believes approximates fair value, until circumstances otherwise dictate.

With respect to Level 3 inputs in particular, significant increases or decreases in specific inputs in isolation could result in higher or lower fair value measurements and the methods and calculations used by the Company to estimate fair values may not be indicative of net realizable value or reflective of future fair values. Furthermore, the use of different methodologies or assumptions to determine fair values could result in different fair value measurements and such variations could be material. In addition to management’s assessments, from time to time, the Company may engage third parties such as appraisers, brokers, or investment bankers to assist management in its valuation and classification of financial instruments.

35

Real Estate Development

Revenues from real estate developments, if any, are recognized at the time of sale closing if all significant conditions are satisfied, including adequate down payment, reasonable assurance of collectability of any notes received, and completion of other contract requirements. Recognition of all or part of the revenue is deferred if any significant conditions are not satisfied. Costs that relate directly to development projects are capitalized and allocated using the specific identification method. Land acquisition, improvements, and holding costs, including real estate taxes and interest are capitalized while a development is in progress. Interest expense, if any, is capitalized based on specific identification of notes payable issued to finance specific assets under development. Once development on a project has been completed and sales have begun, remaining inventory is recorded at the lower of cost or market. Development costs are charged to cost of sales when the related revenue is recognized or when a development is abandoned.

Profits Interest Payments

Two of our second-tier subsidiaries (SUM and CEF) have Class B members. Under the terms of such subsidiaries’ member control agreements, Class B members have no voting rights, are not required to contribute capital, and have no rights to distributions following termination of employment, but are entitled to a defined share of profits while employed. Since Class B members have no corporate governance rights or risk of capital loss (or gain), they do not own non-controlling equity interests and profits interests payments are recorded as compensation expense during the period earned and are classified as accrued compensation on the balance sheet.

For the years ended December 31, 2014 and 2013, we recorded $6,363,520 and $4,300,561, respectively, in salaries and wages and related taxes, representing the allocation of profits to Class B members. The amount of accrued profits interests included in accrued compensation at December 31, 2014 and 2013 was $801,442 and $169,798, respectively.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risk in our normal business activities. Market risk is the potential loss that may result from changes associated with an existing or forecasted financial or commodity transaction. The types of market risks we are exposed to are commodity price risk, interest rate risk, liquidity risk, credit risk and currency exchange risk. In order to manage these risks we may use various fixed-price forward purchase and sales contracts, futures and option contracts, and swaps and options traded in the over-the-counter financial markets.

Commodity Price Risk

Commodity price risks result from exposures to changes in spot prices, forward prices, volatilities, and correlations between various commodities, such as natural gas, electricity, coal, oil, and emissions credits.

We manage the commodity price risk of our retail load serving obligations by entering into various derivative or non-derivative instruments to hedge the variability in future cash flows from forecasted sales and purchases of electricity. These instruments include forwards, futures, swaps, and option contracts traded on various exchanges as well as in over-the-counter markets. The portion of forecasted transactions hedged may vary based upon management's assessment of market, weather, operation and other factors.

36

In our wholesale trading businesses, we measure the risk of our portfolio using several analytical methods, including position limits, stop loss, stress testing, and value-at-risk (“VaR”).

Our daily long term VaR model is based upon log-normal returns calculated from the last 30 business days of prices at the 95% confidence level, or 1.645 standard deviations, with a one day liquidity assumption. Our short term VaR model measures the risk of virtual and up-to-congestion transactions and is based upon 4 years of seasonal prices at the 95% confidence level, with a one day liquidity assumption.

VaR is calculated daily, using positions and prices updated to the close of business on the previous day. The price history used is ideally that of the instrument held; however, in the cases where those prices are unavailable, benchmarking is used. Our VaR calculations always use the market value of the position, not its cost. In the case of a position where it is likely to take more than one day to close out, VaR is multiplied by the square root of the average days to liquidate the position in a stressed market.

The VaR model we apply to FTRs (“illiquid VaR”) is based upon 5 years of seasonal prices at the 95% confidence level but with no liquidity assumption, that is, we will not be able to exit the position prior to its maturity due to a lack of trading activity in the instruments. As of December 31, 2014, the longest tenor of our FTR positions was 5 months. As a result of this liquidity assumption, the VaR of our FTRs is may not be added to that of our other positions.

37

The following table summarizes our liquid and illiquid VaR as of and for the years ended December 31, 2014, and 2013:

			Increase (decrease)
	2014	2013	Units	Percent
Liquid VaR
As of December 31	$164,772	$265,201	$(100,429)	-37.9%
For the year ended December 31:
Average	$384,094	$232,729	$151,365	65.0%
Maximum	1,470,187	1,076,618	393,569	36.6%
Minimum	7,453	5,985	1,468	24.5%

VaR, pct of cash in trading accounts
As of December 31	0.79%	2.53%	-1.74%	-69.0%
For the year ended December 31:
Average (1)	2.44%	2.07%	0.37%	18.0%
Maximum (1)	9.34%	9.57%	-0.22%	-2.3%
Minimum (1)	0.05%	0.05%	-0.01%	-10.9%

Illiquid VaR
As of December 31	$3,951,414	na	na	na
For the year ended December 31:
Average	na	na	na	na
Maximum	na	na	na	na
Minimum	na	na	na	na

VaR, pct of cash in trading accounts
As of December 31	18.83%	na	na	na
For the year ended December 31:
Average (1)	na	na	na	na
Maximum (1)	na	na	na	na
Minimum (1)	na	na	na	na

_________________________________

1 - Dollar VaR divided by the average balance of cash in trading accounts for the period.

Due to the inherent limitations of statistical measures such as VaR, the evolving nature of the competitive markets for electricity and related derivatives, and the seasonality of changes in market prices, the VaR calculation may not capture the full extent of commodity price exposure. As a result, actual changes in the fair value of mark-to-market derivative instruments assets and liabilities could differ from the calculated VaR, and such changes could have a material impact on our financial results.

The value of the derivative financial instruments we hold for trading purposes and as cash flow hedges is significantly influenced by forward commodity prices. Periodic changes in forward prices could cause significant changes in the marked-to-market (“MTM”) valuation of these contracts. For example, assuming that all other variables remain constant:

38

Percentage change in forward	Average percentage change in mark-to-market valuation (1)			Dollar change in mark-to-market valuation (1)
price from December 31, 2014	Derivatives held for trading	Economic hedges	Cash flow hedges	Derivatives held for trading	Economic hedges	Cash flow hedges
10%	246.2%	41.5%	27.8%	341,331	143,076	239,933
5%	123.1%	20.7%	13.9%	170,665	71,538	119,967
1%	24.6%	4.1%	2.8%	34,133	14,308	23,993
-1%	-24.6%	-4.1%	-2.8%	(34,133)	(14,308)	(23,993)
-5%	-123.1%	-20.7%	-13.9%	(170,665)	(71,538)	(119,967)
-10%	-246.2%	-41.5%	-27.8%	(341,331)	(143,076)	(239,933)

________________________

1 - Table includes only liquid positions

Interest Rate Risk

As of December 31, 2014, we had $1,634,778 of variable rate debt outstanding and at December 31, 2013, we had no such debt outstanding. The interest rates charged on such are based in part on changes in certain market indices plus a credit margin, but are subject to “floors”, which may have the effect of converting variable rates to fixed rates and such was the case at December 31, 2014. Consequently, at either date, we had no variable rate debt, although in the future we may be exposed to fluctuations in interest rates. Exposures to interest rate fluctuations may be mitigated by entering into derivative instruments known as interest rate swaps, caps, collars, and put or call options. These contracts reduce exposure to interest rate volatility and result in primarily fixed rate debt obligations when taking into account the combination of the variable rate debt and the interest rate derivative instrument.

Liquidity Risk

Liquidity risk arises from our general funding needs and the management of our assets and liabilities. We are exposed to additional collateral posting or margin requirements with the ISOs and exchanges if price volatility or levels increase. Based on a sensitivity analysis for positions under marginable contracts, a 20% change in electricity prices would cause an increase in margin collateral posted of approximately $1,448,680 and $438,000 as of December 31, 2014 and 2013, respectively. This analysis uses simplified assumptions and is calculated based on portfolio composition and margin-related contract provisions as of the dates indicated.

Credit Risk

Credit risk relates to the risk of loss resulting from non-performance or non-payment by counterparties pursuant to the terms of their contractual obligations.

In our wholesale trading business, we monitor and manage credit risk through the credit policies described in “Business - Wholesale Trading - Credit Risk Management” and given the credit quality, diversification, and term of the exposure in the portfolio, we do not anticipate a material impact on financial position or results of operations from nonperformance by any counterparty.

In our retail business, we may be exposed to certain customer credit risks. Although we are currently not exposed to retail customer credit risk to a large degree due to our participation in POR programs, we expect that this situation will change as we grow our retail business and expand into non-POR areas. Furthermore, economic and market conditions may affect our customers' willingness and ability to pay their bills in a timely manner, which could lead to an increase in bad debt expense above and beyond the allowance for uncollectible accounts charged to us by utilities. In general, we intend to manage retail credit risk as described in “Business - Retail Energy Services - Credit Risk Management”.

Foreign Exchange Risk

A portion of our assets and liabilities are denominated in Canadian dollars and are therefore subject to fluctuations in exchange rates, however, we do not have any exposure to any highly inflationary foreign currencies. We believe our foreign currency exposure is limited.

39

BUSINESS

We provide electricity supply services to retail customers in certain states that permit retail choice. Historically, we have been an energy trading firm, trading primarily in electricity. We trade financial and physical electricity contracts in seven North American wholesale markets operated by Regional Transmission Organizations (“RTOs”) and Independent System Operators (“ISOs”) (while, technically, ISOs are also RTOs, industry usage generally identifies them separately as ISOs) and in three exchanges: the Intercontinental Exchange® (“ICE”), the Natural Gas Exchange Inc. (“NGX”), and the CME Group (“CME”). We also engage in certain asset management activities, including real estate development and investments in privately held businesses. Consequently, the Company has three major business segments used to measure its activity –retail energy services, wholesale trading, and diversified investments.

In general, our trading activities are characterized by the acquisition of electricity or other energy-related commodities at a given location such as a node or hub and its delivery to another. Financial transactions settle in cash in an amount equal to the difference between the purchase and sale prices, while physical transactions are settled by the delivery of the commodity. In general, financial contracts offered by ISOs such as INCs, DECs, and UTCs are also known as “virtual” trades, are outstanding overnight, and settle the next day. In addition, ISOs may also offer longer term financial contracts generally known as FTRs. In any case, the ISO serves as the counter-party and central clearinghouse for all trades.

The financial contracts we trade in the ICE, NGX and CME markets are electricity, natural gas, and oil derivatives. We often hold an open interest in these contracts overnight or longer. These financial transactions are chiefly regulated by the Commodity Futures Trading Commission (“CFTC”).

Wholesale Trading

After PURPA, the Energy Policy Act of 1992 was the next major legislative step towards full deregulation of wholesale power markets and in 1996, FERC issued Orders 888 and 889, which led to the creation of the network of “OASIS” or Open Access Same-Time Information System nodes, which allowed for energy to be scheduled across multiple power systems.

In December 1999, FERC issued Order 2000 calling for electric utilities to form RTOs or ISOs to operate the nation’s bulk power system with the intended benefits of eliminating discriminatory access to transmission for all generators, improving operating efficiency, and increasing system reliability. ISOs are typically not-for-profit entities using governance models developed by FERC.

In addition to controlling the physical flow of power within its area of responsibility, many ISOs also operate wholesale markets for real-time and day-ahead electricity, as well as ancillary services required to ensure system reliability. To date, seven ISOs have been formed in the U.S. In the parts of the country where ISOs have not been established, active wholesale markets are still present, although they operate with different structures.

The Company trades financial and physical contracts in wholesale electricity markets managed by ISOs or RTOs (collectively, the “ISOs”) including those managed by MISO, ERCOT, PJM, ISO-NE, and NYISO. The Company also trades electricity and other energy-related commodities and derivatives on exchanges operated by ICE, NGX, and CME. U.S. ISOs are regulated by the FERC, a division of the DOE. The CFTC regulates ICE, NGX and CME.

In general, the Company’s trading activities are characterized by the acquisition of electricity or other energy-related commodities at a given location such as a node or hub and its delivery to another. Financial transactions settle in cash in an amount equal to the difference between the purchase and sale prices, while physical transactions are settled by the delivery of the commodity. In general, financial contracts offered by ISOs such as INCs, DECs, and UTCs are also known as “virtual” trades, are outstanding overnight, and settle the next day. In addition, ISOs may also offer longer term financial contracts generally known as FTRs. On very rare occasions, our wholesale segment may also trade physical electricity between certain ISOs, buying in one and selling in another. In any case, the ISO serves as the counter-party and central clearinghouse for all trades.

40

North American RTOs and ISOs
ISO/RTO Council - Nov 2013
Alberta Electric System Operator
Ontario Independent Electricity System Operator
Midcontinent ISO
ISO New England
New York ISO
PJM Interconnection
California ISO
Southwest Power Pool
Electric Reliability Council of Texas

In addition to the markets operated by the ISOs, derivative contracts such as swaps, options, and futures keyed to a wholesale electricity price are traded over-the-counter and on regulated exchanges, including ICE, NGX, and CME. Derivative contracts are available for many terms and pricing points and always settle in cash with profit or loss determined by price movements in the underlying commodity, whether it be electricity or another energy commodity such as natural gas or crude oil.

Wholesale Market Risk Management

We believe that the physical infrastructure of the North American electrical grid provides arbitrage trading opportunities, and we expect these opportunities will remain in place for the long term. We have created a proprietary software system, DataLive™, that allows us to summarize thousands of data points into decision support tools. We believe this system assists our energy traders in achieving more profitable trading through faster and better informed decisions, increased trading volume, and reduced risk.

Our wholesale trading business model incorporates the following key elements:

•	Minimize market risk by trading principally instruments with terms of one week or less;
•	Minimize credit risk by trading primarily in regulated markets with a centralized counterparty, which may also be described as “cleared” markets;
•	Maximize return on capital deployed through position and value at risk (“VaR”) limits; and
•	Employ primarily experienced traders.

41

Although we believe the trading strategies we employ provide protection from excessive losses due to the focus on very near-term markets, wholesale electricity markets can be volatile. Our market risk management policy establishes certain risk measurements and trading limits. The Board has established a Risk Management Committee, which has responsibility for overseeing the risk function and setting risk limits. Each of our operating subsidiaries has separate risk limits. If at any time the accumulation of all entities’ positions are more than the “global limit” set, our risk managers have the authority to take market positions opposite to those of our traders to hedge our risk. To date, we have not had such a situation. No assurance can be given, however, that our risk management procedures will actually enable us to prevent losses.

Position Limits: Our energy traders are required to stay within intra-day position limits as established based on daily and intra-day volatility for the market in question.

Stop Loss: Each position has a stop loss limit set by management. When a loss at this level is attained, the entire position must be closed out as soon as possible, ideally within one trading hour.

Value-at-Risk: Each trading unit has a VaR limit. Our daily VaR model is based upon log-normal returns calculated from the last 30 business days of prices at the 95% confidence level, or 1.645 standard deviations, with a one day liquidity assumption. VaR is calculated daily, using positions and prices updated to the close of business on the previous day. The price history used is ideally that of the instrument held; however, in the cases where those prices are unavailable, benchmarking is used. Our VaR calculations always use the market value of the position, not its cost. In the case of a position where it is likely to take more than one day to close out, VaR will be multiplied by the square root of the average days to liquidate the position in a stressed market.

Stress Testing: Stress testing is intended to capture extreme, but plausible, market conditions in order to anticipate potential losses. Each trading group has a stress test limit established. Stress testing uses a single scenario consisting of projected values for applicable risk factors at the end of the horizon. Based on these values, the portfolio is marked-to-market at these stressed prices. We use the largest 5 day percent change in the last 4 years for each position and apply it to the current market price. Our positions are then marked-to-market based on these stressed prices.

Wholesale Credit Risk Management

Like other wholesale market participants, we are typically required to place cash collateral with market operators in order to trade, with the specific amounts depending upon the rules and requirements of the particular market. Accordingly, we have cash deposits in collateral accounts at the various ISOs with which we trade and with our clearing brokers. All of these accounts are uninsured.

Most ISOs have a mechanism known as ‘‘uplift,’’ whereby any credit losses are allocated to all market members based on their level of participation. This minimizes the possibility of a market operator experiencing credit losses, as they otherwise operate as profit-neutral entities. Historically, we have not had a participation level of greater than 1.0% in any ISO market. Exposure to credit losses of the clearing agents is fully collateralized by the positions of their members and they do not uplift any credit losses.

42

Our wholesale trading credit policy calls for annual reviews of each investment-grade credit risk and quarterly reviews for those rated below investment grade. All counterparties may also be reviewed on an irregular basis if new information is received. Our credit review includes, but is not limited to, a review of financial statements, rating agency reports, and other pertinent indicators of credit strength. If a guaranty is being utilized by a counter-party to establish credit with us, the guarantor will be evaluated and credit will be granted based on the financial strength of the guarantor. In addition, we perform follow-up reviews based on the below schedule.

	Review frequency	Internal credit scoring required
Rated Entities
Investment grade	Annually	No
Sub-investment grade	Quarterly	Yes

Non-Rated Entities
Investment grade equivalent	Annually	Yes
Sub-investment grade equivalent	Quarterly	Yes

ISOs and RTOs	Annually	No

As of February 18, 2015, the ISOs and RTOs with which we may do business are rated as follows: CAISO - “A+” by Fitch; ERCOT - “Aa3” by Moody’s; ISO-NE - not rated; MISO - “AA-” by S&P and “A1” by Moody’s; NYISO - not rated; PJM - “Aa3” by Moody’s; and SPP - “A” by Fitch.

From time to time to supply our retail customers, we may purchase energy on a bilateral basis from wholesale suppliers other than an ISO. In these instances, we are exposed to the risk that such supplier may fail to deliver to the ISO for our account, possibly for a credit related reason. If this were to occur, we would then be forced to buy the required power from either the ISO or another supplier. Consequently, we monitor the credit of each of these suppliers in accordance with our wholesale trading policies as outlined above.

Competition

Given the nature of the wholesale trading business, we do not compete with other entities for market share. Instead, we compete with other entities to attract and retain the most qualified energy traders, who are the primary source of our revenue. In our industry, the ability to employ and retain experienced, successful energy traders is paramount to having a successful and profitable business operation. We believe our compensation structure and flexible policy regarding working from regional locations near the traders’ preferred residences enable us to attract and retain highly qualified traders. In addition, we believe our DataLive proprietary software system described below in “ - Intellectual Property” enhances our traders’ success.

Retail Energy Services

Historically, at the state level, electricity was a regulated market, where vertically-integrated utilities owned all or a major part of the bulk power and distribution infrastructure and were responsible for generating electricity or buying it from other producers and distributing it to homes and businesses. Regulated utilities are responsible for serving all consumers in their defined territory and customers are obligated to pay the regulated rate for their class of service. Neither provider nor consumer has a choice about who they do business with.

43

In the 1990s, many states, particularly those in the Northeast and California where retail prices were historically among the highest in the country, began restructuring their electric power industries in an effort to bring the benefits of competition to retail customers. This new regulatory approach centered on deregulation of generation and retail marketing while continuing the traditional cost-of-service plan for transmission and distribution. The regulated portions of formerly vertically-integrated utilities, now generally known as electric distribution companies (“EDCs”) or local distribution companies (“LDCs”) are responsible for delivering power, billing consumers, and resolving any service issues, but customers can shop around and buy power from any licensed supplier or broker doing business in the state, hence “retail choice”.

Restructuring created new business opportunities in an established industry. In general, there are two types of non-utility businesses participating in the deregulated retail energy marketing function in the U.S. today – “brokers” and “suppliers” – but each state licenses these businesses in a different way. For example, not every jurisdiction makes a broker/supplier distinction and some divide licenses based on potential customer categories such as “residential” or “non-residential” while other states divide their markets based on historical utility service territories and license an entity to only provide services in particular areas. Overall, as of January 2014, there were over 700 of these licensed retail energy businesses in the U.S.

Brokers, also known as “aggregators”, negotiate supply agreements between retail customers and wholesale suppliers. Brokers collect commissions from the supplier that wins a particular piece of business. Brokers do not bill customers directly and never take title to energy; they work for the customer. Their major expense is signing up new customers. As a result, brokers generally have relatively limited margins but high quality cash flows and comparatively small balance sheets.

Suppliers, also known as retail energy providers (each, a “REP”), energy service companies (each, an “ESCO”), competitive energy providers (each, a “CEP”), or the like depending upon the state, are also licensed by a state to deal with retail customers. They have an up-stream supply arrangement which may include purchasing directly from a pool like PJM or NYISO or bilaterally from large integrated energy companies or independent power producers. In contrast to brokers, suppliers potentially have higher margins on the energy sold but require larger amounts of capital to acquire energy and carry receivables and payables for some period of time.

Today, 16 years after Massachusetts and Rhode Island became the first states to effectively implement choice in 1998, 20 jurisdictions have some form of choice. We define these forms of retail choice as follows:

Type 1 All residential, commercial, and industrial customers may choose their energy provider. While this applies primarily in areas served by investor-owned utilities, in certain jurisdictions, customers of specific cooperatives and public utilities may also have choice but these instances are rare;

Type 2 A limited number of residential customers have choice and the choice of non-residential customers is capped, usually at a specific number of megawatt-hours per year;

Type 3 No residential customers have choice and the choice of non-residential customers is capped; and

Type 4 No residential customers have choice and the number of non-residential with choice is limited.

In addition, we define Type 0 jurisdictions as those in which no retail customers of any class have choice.

Overall, we believe that choice is proving to be a boon for consumers. According to an analysis of data from the EIA, between 2001 and 2013, retail rates for all customer sectors in states with restructured retail markets increased by only 21.0% compared with a 35.1% increase in states that rely on regulated utilities.

44

In the 14 areas where all rate classes had choice during 2013, according to EIA data, 25.584 million residential and 3.127 million non-residential customers were eligible to choose their supplier. Of these totals, 11.152 million residential (43.6%) and 1.913 million non-residential (61.2%) customers purchased over 559,210,000 MWh from competitive suppliers.

U.S. Jurisdictions with Retail Choice Programs – Feb 2015
States | 14 | 1 | 1 | 4 | 31
Residential | All | Limited | None | None | None
Non-Residential | All | Capped | Capped | Limited | None
WA
OR
CA
NV
ID
MT
WY
UT
AZ
CO
NM
ND
SD
NE
KS
OK
TX
MN
IA
MO
AR
LA
WI
IL
MI
IN
KY
TN
MS
AL
GA
FL
SC
NC
VA
WV
OH
PA
NY
VT
NH
ME
MA
CT
RI
NJ
DE
MD
DC
AK
HI
500 Miles
500 KM

Retail Electric Bills

Unbundling of electric bills in restructured markets made many aware for the first time exactly what they were paying for. In general, the bills of retail electricity customers include numerous costs and charges that can be classified into three major categories – generation costs, delivery charges, and governmental policy costs:

•	Energy costs: In addition to energy, this category may include other wholesale supply costs such as capacity charges and ancillary services.

•	Delivery charges: Depending upon the state, transmission charges may be included in energy costs. Distribution costs recover the EDCs’ costs to own, operate, and maintain their distribution systems.

•	Governmental policy costs: These charges include the costs of federal and state polices with respect to electricity and may include:

o	Transition charges are costs associated with moving from a regulated market to a restructured one and allow EDCs to recapture stranded costs that would otherwise be unrecoverable after deregulation.

o	Societal benefits charges include the costs of government-mandated programs such as universal service, lifeline service, and energy efficiency programs.

o	Sales and use taxes include taxes collected by state and local authorities on retail electricity sales.

45

According to analysis of EIA data for states with restructured markets, on average between 2001 and 2013 (the latest year for which information is available) energy and delivery costs accounted for about 66.5% and 33.5%, respectively, of the average retail electricity price. Of course, these percentages fluctuate from year to year and state to state, primarily due to wholesale energy market conditions, weather, and state rules.

The following graph, prepared from EIA data, shows the composition of electric bills in Connecticut and illustrates these points.

Retail Electricity Market Highlights for Connecticut, 2001 to 2013
Energy, pct of unbundled price
Avg energy, pct of unbundled price
Delivery, pct of unbundled price
Avg delivery, pct of unbundled price
Avg bundled price, all sectors
Avg bundled price
Avg unbundled price, all sectors
Avg unbundled price
Residential switch rate
Avg residential switch rate
Non-residential switch rate
Avg non-residential switch rate
Price (cents/kWh)
Percent
25.00
20.00
15.00
10.00
5.00
-
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
41%
59%
14.81
13.96
19.7%
14.7%
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
Avg

Billing Systems

In general, there are three billing structures available to competitive suppliers in restructured markets:

•	Under a “utility consolidated billing” system, also known as “UCB”, the utility is responsible for billing all retail customers for all electric service charges as well as the collection of outstanding accounts. Retailer charges included in the utility’s bill are calculated in one of two ways:

o	For “rate ready” utilities, the retailer posts its rates with the utility and the utility calculates the charges for inclusion on the customer’s bill.

o	For “bill ready” utilities, retailers receive usage data from the utility and calculate the amount owed by the customer. This amount is then communicated back to the utility for inclusion on the customer’s bill.

46

•	Under the “dual billing” framework, the utility sends bills to the customer for transmission and distribution charges and retailers send separate bills for generation charges. Each is responsible for the collection of its outstanding accounts and has direct credit exposure to the customer.

•	Under the “retailer consolidated billing” structure, retailers are responsible for billing customers for all charges and, consequently, have direct credit exposure to the customer and are responsible for collection of all outstanding amounts.

Purchase of Receivables

Some states require that utilities billing customers in their service territory on behalf of a retailer purchase the receivables generated as a result of energy sales. These states are known as “purchase of receivables” or “POR” jurisdictions. The purchase generally occurs at a modest discount of 0% to 2.5% to reflect bad debt experience by customer class within the service territory. In POR areas, retailers have no customer credit exposure other than the bad debt charge because the utility pays regardless of whether or not the customer does. However, if a customer fails to pay, the utility will typically disconnect service, which results in the loss of the account for the retailer.

In states with retail choice but without POR programs - the “non-POR” jurisdictions - retailers are exposed to the credit risk of the customer. Beginning in late 2014, Massachusetts became a POR jurisdiction. New Jersey is currently the only “recourse POR” state. Under these rules, retailers have no exposure to customer credit risk provided that the customer is billed under a utility’s consolidated billing program. However, if an electric account is in default for 90 days (about 120 days from the last invoice date), the utility has the option to convert the customer to dual billing. In Ohio, the only POR service territory, is currently served by Duke Energy Ohio. The rest of the state is non-POR. The District of Columbia is in the process of becoming a POR jurisdiction.

POR Program Type	Retail Choice Type and Areas
Full or recourse	Type 1: Connecticut, Illinois, Maryland, Massachusetts, New Jersey, New York, Ohio - Duke, Pennsylvania
In progress	Type 1: District of Columbia, Ohio-AEP
None	Type 1: Delaware, Maine, New Hampshire, Ohio – excluding Duke and AEP, Rhode Island, Texas
Type 2: California
Type 3: Michigan
Type 4: Montana, Nevada, Oregon, Washington

POR laws have the effect of converting the retailer’s exposure to its customers’ credit to that of the applicable utility, which is generally “investment grade” under the scales of the Nationally Recognized Statistical Rating Organizations recognized by the SEC. The major NRSROs that rate utilities are S&P, Moody’s, and Fitch. “BBB-” by S&P or Fitch or “Baa3” by Moody’s are considered to be the lowest investment grades by market participants.

47

The table below summarizes the credit ratings of certain investor-owned utilities operating in Type 1 retail choice jurisdictions:

S&P's Long Term Credit Ratings of Investor Owned Utilities with 25,000 or More Retail Customers Operating in 14 Full Choice Jurisdictions, September 2014

Jurisdiction	POR Status	Number of IOUs	Number of Rated IOUs	Average Credit Rating	Number of Non-Rated IOUs
Connecticut	POR	2	2	BBB+	–
Delaware	non-POR	1	1	BBB+	–
District of Columbia	POR in process	1	1	BBB+	–
Illinois	POR	4	3	BBB+	1
Maine	non-POR	2	2	BBB+	–
Maryland	POR	4	4	BBB	–
Massachusetts	POR	4	4	A-	–
New Hampshire	non-POR	3	3	A-	–
New Jersey	recourse POR	4	4	BBB+	–
New York	POR	8	6	BBB+	2
Ohio (Duke)	POR	1	1	BBB+	–
Ohio (non-Duke)	non-POR	5	5	BBB-	–
Pennsylvania	POR	11	7	BBB-	4
Rhode Island	non-POR	2	1	A-	1
Texas	non-POR	5	4	BBB+	1
Total/average		57	48	BBB+	9

Sales & Marketing

On June 29, 2012, we entered into the retail energy services business via the acquisition of certain assets and the business of Community Power & Utility LLC, a small retail energy business licensed by Connecticut. The business was renamed TSE and on July 1, 2012, we began selling electricity to residential and small commercial customers. On April 12, April 16, and October 9, 2013, we received approval of our competitive supplier licenses from the states of Massachusetts, Rhode Island, and New Hampshire, respectively.

Effective June 1, 2013, TSE was reorganized as a wholly-owned subsidiary of TCPH. On October 25, 2013, in anticipation of the receipt of FERC approval of the Company’s acquisition of DEG, a retail energy business licensed by the states of Maryland, New Jersey, Pennsylvania, and Ohio, the Company formed a new first-tier subsidiary, REH, and transferred the ownership of TSE to this entity. FERC approval of the acquisition of DEG was received on December 13, 2013 and the transaction closed on January 2, 2014.

Consequently, the Company is currently licensed as a competitive retail supplier in 8 of the 14 jurisdictions that allow full retail choice. Within the eight states in which we are licensed, there are a total of 36 investor-owned utility service territories and of this total, we are currently marketing our services in 15 with plans to market in additional territories by the end of 2015. During the course of 2015, we intend to apply for retail supplier licenses in additional states in the U.S. and Alberta, Canada.

Our services are made available to customers under fixed price and variable rate contracts as well as some that provide up to 100% renewable energy. All contracts regardless of price and term are subject to standard terms and conditions as filed from time to time with state regulatory authorities. Retail customers make purchase decisions based on a variety of factors, including price, customer service, brand, product choices, bundles, or value-added features.

48

The prices we offer customers are determined by us and are not subject to regulation. The terms we offer are also determined by us, and we develop such to align with regulatory requirements within each state where we do business. However, due to unprecedented cold weather during the winter of 2013-14 that caused prices to spike to record high levels, we expect additional rules and regulations to be imposed on the pricing and terms offered by competitive energy suppliers in the near future.

The electricity we sell is generally metered and delivered to our customers by local utilities. As such, we do not have a maintenance or service staff for customer locations. These utilities also provide billing and collection services for the majority of our customers on our behalf, generally under the utility consolidated billing structure.

In 2014, we went to market through various channels including outbound telemarketing, brokerage relationships, and online comparison shopping engines. We generally price our contracts such that our offers provide savings compared to the standard offer default rates offered by the incumbent utilities. In 2014, we also experimented with other direct marketing methods such as radio and direct mail. As we expand our operations, we expect to continue to use these methods as well as others.

Energy Supply

We do not own any electrical power generation, transmission, or distribution facilities and utilize ISOs and utilities for transmission and distribution services. We buy the energy we need to serve our customers in wholesale markets under both short- and long-term contracts for delivery to the various utility load zones we serve. We generally purchase most of the power demanded by our customers in the day-ahead markets operated by the ISOs and have also entered into certain bilateral contracts with wholesale energy market participants. The ISOs also perform real-time load balancing which ensures that the amount of electricity purchased is equal to the amount necessary to service customer demand at any point in time. We are charged or credited for balancing electricity purchased and sold for our account by the ISOs.

We are also required to meet certain minimum “green” energy supply criteria in some of the states in which we operate and we meet these thresholds by acquiring renewable energy certificates or “RECs”. In addition, we offer green energy products to our customers in several territories and we buy additional voluntary RECs to satisfy the requirements for these customers. RECs represent the property rights to the environmental, social, and other non-power qualities of renewable electricity generation and can be sold separately from the underlying physical electricity. As renewable generators produce electricity, they create one REC for every megawatt-hour of electricity. If the physical electricity and the associated RECs are sold to separate buyers, the electricity is no longer considered “renewable” or “green” as the REC is what conveys the attributes and benefits of the renewable electricity, not the electricity itself.

We manage our exposure to movements in wholesale energy prices by hedging. The instruments we use are principally physical forward contracts and registered derivative contracts. Under a physical contract, we agree to take delivery of a specified quantity of electricity at a specific location and specified time, the price of which is usually determined by reference to a market index. Under a derivative contract, we agree with a counterparty to cash settle the difference between the floating price and the fixed price on a notional quantity of electricity for a specified time frame. In addition, we may buy put and call options as hedges against unfavorable fluctuations in market prices. However, deviations between forecasted and actual customer usage, or “volumetric risk”, impacts us by reducing or increasing revenues and gross margins from expected results and may also impact our hedging program by causing an under- or over-hedged situation since we remain subject to commodity risk for any differences between the actual quantities used by our customers and the forecasted quantities upon which our hedging is based.

49

Our hedging strategy is based on, among other variables, forecasted customer energy usage, which can vary substantially as a result of weather patterns deviating from historical norms within a given period. This variability is exaggerated as a result of our concentration in the residential customer segment, in which energy usage is highly sensitive to weather conditions which impact heating and cooling demand. Cooling degree-days and heating degree-days are widely used in the energy industry for measuring the impact of weather patterns on energy usage. CDD represents the number of degrees that a day’s average temperature is above 65° Fahrenheit and people start to use air conditioning while HDD are the number of degrees that a day’s average temperature is below 65° Fahrenheit and people start to use heating.

Our retail hedging policy guidelines, adopted by our Risk Management Committee on July 23, 2014, are summarized as follows:

1)	Approved hedging instruments include off-the-shelf and customized or shaped electricity futures, swap, and option products or others as approved by management.

2)	For a given delivery month, hedges of forecasted energy sales to retail customers (“load”) shall be in place no later than one business day in advance of the beginning of such month as follows:

a)	80% to 120% of on-peak load;

b)	At least 50% of off-peak load for all months; and

c)	At least 70% of off-peak load during winter and summer.

3)	When possible, hedges shall be executed at the zonal or nodal location of the load. If derivatives indexed to such zonal or nodal location are not available or liquid, the hedge will be executed at the nearest liquid hub that meets the criteria for a hedge that is expected to be "highly effective" under Accounting Standards Codification 815, Derivatives and Hedging, that is, prospective hedge effectiveness testing using the regression approach must show both a slope (m) greater than or equal to 0.80 and less than or equal to 1.25 and an R-squared correlation coefficient of greater than or equal to 0.80.

4)	Appropriate memoranda on approved forms that designate specific derivative contracts for hedge accounting treatment shall be prepared except for intra-month and prompt month purchases.

Retail Credit Risk Management

In connection with the retail electricity business, retailers like the Company may provide trade credit to both utilities and retail customers. As part of implementing retail choice, all states with restructured retail energy markets have put in place laws and regulations with respect to permitted billing, credit, and collections practices. This exposes us to certain credit risks which we manage in different ways.

We believe the credit policy and underwriting strategy presented below allows us to prudently accept any business in non-POR areas by taking deposits only from the riskiest accounts. Collection activity and cost is largely eliminated since if a customer fails to pay in a timely fashion, then we will simply cease providing service and apply the deposit to the outstanding bill.

50

Our retail credit underwriting policy is summarized as follows:

•	If a prospect is located in a POR area, we will accept the account as the utility is the account obligor.

•	If a prospect is located in a non-POR area and is a residential account, we will check their three-bureau FICO score:

o	If the score is above a certain threshold, we will accept the account without a deposit.

o	If the score is below the threshold, we will accept the account with a deposit equal to the dollar value of 90 days if expected energy sales.

•	If a prospect is located in a non-POR area and is a non-residential account, we will check their trade credit score:

o	If the score is above the threshold level, we will accept the account without a deposit.

o	If the score is below the threshold, we will accept the account with a deposit equal to the dollar value of 90 days of expected energy sales.

•	To size any deposits required, we will estimate or check the account’s last 12 months of historical energy usage and the most recent average forecast wholesale energy price for the area for the next 12 months. Our general deposit sizing formula is as follows: Deposit = estimated annual kWh usage x average energy price/kWh ÷ 100 x deposit factor of 25%.

•	After a year of prompt payments on their account, the customer may elect to either have their deposit returned to them or applied to their account.

Under New Jersey’s recourse POR rules, retailers have no exposure to customer credit risk provided that the customer is billed via UCB. However, if an electric account is in default for 90 days (about 120 days from invoice date), the utility has the option to convert the customer to “dual billing”.

New Jersey utilities periodically review their accounts receivable and designate “dual billers” as appropriate. This information is communicated to us and triggers the following procedures:

1.	If an account is not designated as a “dual biller”, no collection action is required.
2.	If an account is designated as a “dual biller”, then we will drop the account.
a.	If no balance is due, then nothing needs to be done.
b.	If a balance is due, an invoice will be sent to the customer. The customer has 30 days to respond with either a payment or a disputation.
1)	If full payment is received, then it is applied to the balance due, and the account is closed.
2)	If partial payment is received, then it is applied to the balance due, and 15 days later, a new invoice is sent requesting payment of the new balance.
3)	If a payment is not received, then the account is added to the collection agency’s list which is updated if the amount exceeds $50.
a)	If the agency’s collection effort is successful, then it will notify us via email with respect to the total amount they were able to collect, followed within two weeks by a receipt and check for the amount collected, less their fee. Customer accounts are not credited until the agency’s check is received.
b)	If the collection effort is unsuccessful after 90 days, then the account balance will be written off.

51

Competition

We compete with local utility companies in the areas where we provide service. Some utilities have affiliated companies that are retail energy suppliers, and many compete in the same markets as we do. We also compete with large energy companies as well as many independent suppliers. Many of these competitors or potential competitors may be larger and better capitalized than we are. This competition exposes us to the risk of losing customers, especially since our customers generally do not sign long term contracts.

Diversified Investments

In 2013, the Company formed Cyclone to take advantage of certain investment opportunities in the residential real estate market. Specifically, Cyclone acquires and develops land for resale, either as improved sites for construction of single- and multi-family homes or as completed dwellings. In addition to real estate investments, the Company’s diversified investments segment includes certain securities issued by privately-held companies.

Real Estate

According to the Minneapolis Area Association of Realtors® 2014 Annual Report on the Twin Cities Housing Market:

“Two steps forward, one step back. That's how the 2014 housing recovery went in most local U.S. markets. It was another recovery year but not without its hurdles – some new, some familiar. Metrics like sales price and new listings showed improvement, while new home construction and inventory didn't quite meet expectations. Although the rate of improvement is uneven across areas, price tiers, and market segments, overwhelmingly encouraging data sets a positive tone for 2015.

While that data confirms that recovery is still underway, it also suggests that the 2014 recovery was not as strong as in 2013. Moderate inventory gains meant less robust – yet still mostly positive – price growth. Since prices have risen, the affordability picture isn't what it was in 2012 or 2013, though affordability remains above its long-term average. Factors such as inadequate mortgage liquidity, stagnant wage growth and student loan debt have served as impediments to both first-time and move-up buyers.”

52

The following table describes 2014’s residential real estate market conditions in the Twin Cities region as well as selected areas of interest.

Area Overview	2014 Total Closed Sales	Change from 2013	New Construction Pct	Townhouse/ Condo Pct	Distressed Pct	Cumulative Days on Market	Pct of Original Price Received
Twin Cities Region	49,541	-6.9%	7.0%	24.0%	16.5%	78	95.7%

Scott County	2,286	-7.4%	8.8%	25.1%	16.3%	83	96.1%
Credit River Twshp	25	-40.5%	12.0%	0.0%	4.0%	224	94.4%

Dakota County	6,000	-5.5%	6.9%	33.0%	16.0%	72	95.9%
Lakeville	1,003	-9.7%	17.1%	21.9%	12.1%	78	96.3%

Median Prices	2010	2011	2012	2013	2014	Change from 2013	Change from 2009
Twin Cities Region	169,900	150,000	167,900	192,000	205,739	7.2%	21.1%

Scott County	190,000	180,000	197,000	226,750	239,900	5.8%	26.3%
Credit River Twshp	400,000	392,000	438,000	449,000	537,000	19.6%	34.3%

Dakota County	175,000	156,000	170,500	200,000	215,000	7.5%	22.9%
Lakeville	225,000	205,000	226,000	258,000	272,000	5.4%	20.9%

Source
Minneapolis Area Association of Realtors®

Bitterbush Pass: On November 15, 2013, Cyclone bought a 1.10 acre lot legally described as Lot 2, Block 1, Territory 1st Addition, for a little more than $109,000. The address of the lot is 21580 Bitterbush Pass, Credit River Township, Minnesota. The upscale Territory development of single family homes is located approximately two miles west of I-35 north of Lucerne Boulevard (County Road 70 exit) and all construction on the property is subject to the rules of the Territory Homeowners Association. During 2014, there was no substantial activity with respect to the project. Although Cyclone’s final plan for the property is yet to be decided upon, it is anticipated that about $600,000 in additional capital will be invested in the Bitterbush Pass project in 2015.

Fox Meadows: On December 18, 2013, Cyclone bought a defaulted note secured by a first mortgage on the Fox Meadows property as described below from Bremer Bank, National Association. The purchase price was $353,504 and included $340,000 of principal and $13,504 of accrued interest. Cyclone foreclosed on the note in April 2014 and thereby obtained title to the land.

The 1.73 acre Fox Meadows site is located at 18665 Joplin Avenue south of 185th Street West in Lakeville, Minnesota, approximately one mile east of I-35, and represents an expansion of an established owner-occupied townhome development. On July 23, 2013, the property was appraised on an “as is” basis at $370,000 and on an “as complete” basis at $600,000, assuming completion of the then current plat of up to 40 attached residential building sites.

In addition to the purchase price of the mortgage note, the Company pledged cash collateral to the City of Lakeville in the amount of $320,188 to secure the future development of the property, bringing its total investment in the Fox Meadows project to $673,692 as of December 31, 2013. On June 24, 2014, the cash collateral was exchanged for a letter of credit issued by Vermillion State Bank secured by a mortgage on the property.

53

During the course of 2014, the Company worked with the City of Lakeville to modify a portion of the previously approved development plan for the property and on August 21, 2014, the City issued final approval for 35 attached residential building sites. About $50,000 in additional capital was invested in the project during 2014 and $820,000 of construction financing for the first four spec/model homes was committed on November 21, 2014. Ground was broken for the first unit on December 15, 2014. Overall, the Company expects to invest an additional $2.0 million in 2015 with sales expected to commence in the second quarter.

Texas Avenue: On December 23, 2014, via an assignment and assumption agreement between Cyclone and Kenyon Holdings, LLC (“Kenyon”), a related party, Cyclone took ownership of a 10 acre parcel of undeveloped land located at 170xx Texas Avenue, Credit River Township, Minnesota and assumed a $120,000 promissory note secured by the property and owed to Lakeview Bank. Kenyon is owned by Timothy S. Krieger, the Company’s primary owner and Chief Executive Officer, and Keith W. Sperbeck, its Vice President of Operations. In addition to the note, the Company paid $51,980 for closing costs, real estate taxes, and interest, bringing its investment in the lot to $171,957 as of December 31, 2014. Although Cyclone’s final plan for the property is yet to be decided upon, it expects to invest about $10,000 in holding costs during 2015.

Securities

Ultra Green: During 2014, the Company invested $1,500,000 in privately placed Series C Convertible Promissory Notes issued by Ultra Green Packaging, Inc. (“Ultra Green”). Ultra Green develops, manufactures, and markets “ecopaper” products made from wheat straw, bamboo, or sugarcane fibers and bioplastic products made from cornstarch. Ultra Green’s ecopaper and bioplastic products are certified as biodegradable and sustainable, and are compostable in about 160 days. Ultra Green was not profitable for the year ended December 31, 2014.

In addition to its cash investments as described above, the Company has made available the services of Mr. Keith Sperbeck, its Vice President – Operations, to Ultra Green as its Interim CEO for an indefinite period concluding when Ultra Green hires a full-time chief executive officer. In lieu of any cash compensation to either Mr. Sperbeck or the Company, on June 19, 2014, Ultra Green issued the Company a non-statutory option to purchase 50,000,000 shares of its common stock for $0.01 per share, which option was fully vested and exercisable immediately upon issuance.

The C Notes will mature on December 31, 2019 and bear interest at a fixed rate of 10% per annum. Interest will accrue until June 30, 2015, at which time all accrued and unpaid interest will become due and payable. Thereafter, interest will be due and payable on a quarterly basis. Each dollar of C Note principal and accrued but unpaid interest is ultimately convertible into 100 shares of Ultra Green’s common stock.

Seasonality

Annual and quarterly operating results of the Company can be significantly affected by weather and energy commodity price volatility. Significant other events, such as the demand for natural gas and interruptions in fuel supply infrastructure can increase seasonal fuel and power price volatility, with summer and winter being the most volatile seasons. The sale of electric power to retail customers is also a seasonal business. As a result, net working capital requirements for the Company's retail operations generally increase during peak months and then decline during off-peak months. Weather may impact operating results and extreme weather conditions could materially affect results of operations. The rates charged to retail customers may be impacted by fluctuations in total power prices and market dynamics like the price of natural gas, transmission constraints, competitor actions, and changes in market heat rates.

54

Intellectual Property

We have developed a proprietary software system, DataLive, which allows us to summarize thousands of data points into decision support tools for our energy traders. We believe this system results in more profitable trading through faster and better informed decisions, increased trading volume, and reduced risk. On April 3, 2013, we received a Certificate of Copyright Registration Number TX7-717-805 from the U.S. Copyright Office for DataLive. We have also applied to the U.S. Patent and Trademark Office for a trademark on the DataLive name and the application is still pending. We employ two full time software engineers who develop software tools for our traders. In 2014 and 2013, we spent approximately $279,000 and $270,000, respectively, on the development of DataLive.

We have also developed a proprietary risk management database known as the “SQL Database”, which delivers price data to our risk manager.

On April 9, 2013, we received notice from the U.S. Patent and Trademark Office that the Town Square Energy name and mark was granted registration as U.S. Reg. No. 4,316,142.

In 2013 and 2014, we capitalized $60,265 and $47,188 of development costs of internal-use software for use in our retail business, to be amortized on a straight-line basis over 36 months.

Personnel

As of March 3, 2015, we employed 42 persons (40 full-time and 2 part-time), including 19 electricity traders, 1 risk manager, and 23 executives and administrative personnel. We also utilize the services of 7 independent contractors. We have entered into employment agreements with all of our traders and administrative employees and do not employ any unionized labor.

To attract and retain qualified personnel, particularly traders, we employ a competitive compensation system that incorporates dedicated capital and a payout of approximately 20-40% of net revenues. We also have a policy of not requiring traders to relocate. Instead, we have invested in centralized trading platforms and strong risk management disciplines. Consequently, traders can live where they want. Traders are, however, responsible for covering their expenses before sharing in the profits of their trading activities. This strategy also provides them with a sense of being responsible for the success of their own individual trading activities. While we can make no assurances, we believe these policies will help us to retain the successful energy traders who are so vital to our operations and success.

Other employee benefits available through, or paid by, us include medical and dental insurance, a 401(k) plan, employee-managed time off, and holiday pay.

Regulatory Matters

We are required to comply with the rules and regulations of FERC, the CFTC with respect to energy futures contracts, the Federal Trade Commission, and the market rules and tariffs of the ISOs and RTOs of which we are a member. In addition to regulating our operations, FERC regulations also require us to make certain filings and applications for FERC approval prior to certain changes in our governance and ownership. In addition to applicable Federal laws and regulations, we are also subject to the laws and regulations of the states in which we conduct business.

55

Selected Consolidated Financial Data

The following table sets forth selected consolidated financial data for the last two years derived from the audited consolidated financial statements of Twin Cities Power Holdings, LLC. The following information is only a summary and you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation” beginning on page 21 and our consolidated financial statements and notes thereto beginning on page F-3.

Dollars in thousands unless otherwise indicated	Years ended December 31
	2014	2013
Statements of Operations Data
Net revenue	$49,841	$32,785
Total operating expenses	43,402	29,176
Operating income	6,440	3,610
Net other income (expense)	(2,661)	(1,469)
Income before income taxes	3,779	2,140
Provision for taxes	–	9
Net income	3,779	2,131
Preferred distributions	(549)	(549)
Net income attributable to common	$3,230	$1,582
Ratio of earnings to fixed charges (1)	2.47x	2.26x

Balance Sheet Data
Cash and trading deposits	$23,384	$13,675
Total assets	31,770	17,562
Total debt	19,288	10,185
Total liabilities	29,072	12,813
Total members' equity	2,698	4,748

_____________________

(1) Fixed charges include interest expense, one-third of operating lease rental expense as reported in the footnotes to our financial statements, and amortization of deferred financing costs. We have included one-third of the operating lease rental expense because that is the portion the Company estimates to be the interest component attributable to such rent expense, with the remaining two-thirds considered to be depreciation.

Facilities

We are headquartered at 16233 Kenyon Ave, Suite 210, Lakeville, MN 55044, telephone (952) 241-3103. In addition to our headquarters, we operate and currently lease office space in five other locations. We do not engage in any production or manufacturing activities, and we do not have any environmental issues related to our wholesale trading, retail energy services, or real estate development operations.

The following table summarizes key terms of the various leases for office space:

Location	Square Footage	Expiration Date	Monthly Rent	Use
Lakeville, MN	10,730	12/31/2017	$11,113	Corporate Headquarters
Cherry Hill, NJ	175	12/31/2015	400	Office
Tulsa, OK	1,800	2/28/2016	3,750	Office
Chandler, AZ	2,712	7/31/2019	4,068	Office
East Windsor, NJ	1,150	9/30/2016	2,374	Office
Newtown, PA	1,711	12/31/2017	2,400	Office
Total	18,278		$24,105

The Company is also obligated to pay $400 per month under a verbal month-to-month lease for certain office space in Wellesley, Massachusetts, which began in November 2011.

56

The lessor of our headquarters in Lakeville, Minnesota is Kenyon, a related party. On January 1, 2013, the Company and Kenyon entered into a five year lease expiring December 31, 2017 at what it believes to be market rates. See “Certain Relationships and Related Transactions, and Director Independence - Real Estate Leases”.

The lessor of our office space in Chandler, Arizona, Fulton Marketplace, LLC (“Fulton”), is a related party. On August 1, 2014, the Company and Fulton entered into a five year lease expiring July 31, 2019 at what it believes to be market rates. See “Certain Relationships, Related Transactions, and Director Independence—Real Estate Leases”.

The lessor of our office space in Tulsa, Oklahoma, the Brandon J. and Heather N. Day Revocable Trust (the “Day Trust”), is a related party. On March 5, 2013, CEF and the Day Trust entered into a lease expiring on February 28, 2016 at what the Company believes to be market rates. See “Certain Relationships, Related Transactions, and Director Independence - Real Estate Leases”.

Legal Proceedings

Former Employee Litigation

On February 1, 2011, the Company commenced a major restructuring of the operations of TCPC and all personnel were terminated, although several were subsequently re-hired. During the course of 2011, three former employees of TCPC commenced legal proceedings and brought separate summary judgment applications seeking damages aggregating C$3,367,000 for wrongful dismissal and payment of performance bonuses. The Company filed a counterclaim for C$3,096,000 against one of the former employees for losses suffered, inappropriate expenses, and related matters. Two of the three summary judgment applications were dismissed on January 12, 2012. All three summary judgment applications were appealed and were heard on July 4, 5, and 6, 2012 by the Alberta Court of Queen’s Bench. On July 6, 2012, the court dismissed two of the three applications and allowed the third, awarding summary judgment against TCPC for a portion of the claim amounting to C$1,376,726. This third matter will hereinafter be referred to as the “TCPC judgment action”.

In 2013, the former employees brought applications to amend their pleadings to include as additional defendants certain TCPC U.S. affiliates (“Twin Cities USA”). One of the former employees proceeded with the application and the others were adjourned. The application that proceeded went forward on April 29 and 30, 2013. In a decision dated January 31, 2014, the Court of Queen’s Bench dismissed the applications to add additional defendants but allowed certain refinements to the pleadings. Thereafter the Company and TCPC consented to an amendment of pleadings of the other employees consistent with the Court’s ruling.

In addition, on January 31, 2014 within the “TCPC judgment action” the Court of Queen’s Bench ordered Twin Cities USA to post security for costs in the sum of C$75,000 together with security for judgment in the sum of C$1,376,726. In order to preserve its claims and counterclaims against the former employees in the TCPC judgment action, Twin Cities USA posted security for the judgment and costs and continues to maintain that security pending further order or direction form the Court of Queen’s Bench.

Twin Cities USA and TCPC intend to continue to vigorously defend against the allegations and claims of the former employees and have filed counterclaims or amended counterclaims for losses suffered and costs incurred in responding to the FERC investigation, inappropriate expenses, and related matters.

Due to the uncertainty surrounding the outcome of the litigation, including that of its counterclaims against the former employees, the Company is presently unable to determine a range of reasonably possible outcomes.

57

Commitments and Contingencies

FERC Settlement

On October 12, 2011, FERC initiated a formal non-public investigation into TCE’s power scheduling and trading activity in MISO for the period from January 1, 2010 through May 31, 2011 (the “Investigation”). The Investigation addressed trading activity by former employees of TCPC whose employment contracts were terminated by TCPC on February 1, 2011 in connection with the Company’s reorganization of its Canadian operations. TCE and TCPC have no employees and do not conduct any operations.

On June 12, 2014, FERC issued a Notice of Alleged Violations (“NAV”) indicating that the staff of its Office of Enforcement had preliminarily determined that during the period from January 1, 2010 through January 31, 2011, TCPC and certain affiliated companies, including TCE and TCP, and individuals Allan Cho, Jason F. Vaccaro, and Gaurav Sharma, each violated FERC’s prohibition on electric energy market manipulation by scheduling and trading physical power in MISO to benefit related swap positions that settled based on real-time MISO prices.

On November 14, 2014, TCE agreed to a settlement regarding the Investigation and the NAV. The settlement required TCE to pay $978,186 plus interest of $128,827 as disgorgement of profits and $2,500,000 as a civil penalty, for a total of $3,607,013. On December 30, 2014, FERC formally accepted the settlement and on December 31, 2014, TCE paid $500,000 to MISO as disgorgement and beginning with the second quarter 2015, TCE shall pay the remainder in 16 equal quarterly installments, first to MISO as disgorgement until it is fully paid, and thereafter to the Treasury in satisfaction of the penalty. The Company further agreed to implement certain procedures to improve compliance. Failure to comply with the terms and conditions will be deemed a violation of the final order and may subject the Company to additional action.

PJM Resettlements

On May 11, 2012, FERC issued an order denying rehearing motions in regards to PJM resettlement fees confirming its intent to reverse refunds it had granted to a number of market participants in a 2009 order. These refunds were related to transmission line loss refunds issued to the Company by PJM for prior periods. Pursuant to the order, the Company was required to return $782,000 to PJM which amount was paid in full in July 2012.

On July 9, 2012, several parties filed a petition for review of the May 11, 2012 FERC order with the District of Columbia Circuit of the U.S. Court of Appeals and certain subsidiaries of TCPH filed motions to intervene in the proceeding. In an order issued August 6, 2013, the Court remanded to FERC for further consideration the issue of recoupment of refunds that had previously been directed by FERC. The Court found that FERC’s orders failed to explain why refund recoupment was warranted and therefore its recoupment directive was found to be arbitrary and capricious.

On February 20, 2014, FERC issued an order establishing a briefing schedule allowing parties to the proceeding to provide briefs on whether or not the recoupment orders should be reconsidered. Although briefing on all issues relevant to the remand was invited by FERC, it also presented five specific questions, primarily relating to the effect of the recoupment orders, for the parties to address. Initial briefs were due on April 6, 2014 and FERC’s reply briefs were due May 6, 2014.

Now that briefing is completed, it is expected that FERC will issue an order responding to the Court’s remand directive. If FERC affirms its prior order it is expected that some or all of the financial marketer appellants and interveners will again challenge the lawfulness of the decision on rehearing or before the Court of Appeals. If FERC reconsiders its order and finds that the refunds should not have been recouped, or failing that action, if the Court again finds the FERC order unlawful, then some or all of the funds paid to PJM in July 2012 could be returned to the Company. Due to the uncertainty surrounding the outcome of the remand and appeals process, the Company is presently unable to determine a reasonable estimate of the amount, if any, which could be returned.

58

PJM Up To Congestion Fees

On August 29, 2014, FERC initiated a proceeding under Section 206 of the Federal Power Act, as amended, described in Docket No. EL14-37-000 regarding how PJM treats up-to-congestion (“UTC”) transactions in the market (the “§206 proceeding”). The purpose of the proceeding is for FERC to examine how uplift is, or should be, allocated to all virtual transactions within the PJM market. The Company is an active trader of these UTCs.

Currently, under PJM’s Tariff and Operating Agreement, UTCs are treated differently under its FTR forfeiture rule than are INCs and DECs, two other types of virtual transactions. Further, INCs and DECs are subject to uplift charges, but UTCs are not. In Docket No EL14-37-000, FERC noted that should any uplift be charged UTCs, it would apply such back to the date that notice of the proceeding was published in the Federal Register (September 8, 2014), thus setting a “refund effective date”.

From the refund effective date to December 31, 2014, the Company traded about 1,750,000 MWh of UTCs in PJM and recorded $807,000 of associated revenues.

Although the Company’s UTC trading activity exposes it to potential uplift charges, none have been billed as the investigation is still pending. Further, TCPH has not established any reserves for such as management is uncertain as to the probability, amount, and timing of the actual payment, if any, that might be due.

Letter of Credit

On June 24, 2014, the Company’s restricted cash balance of $320,188 was returned by the City of Lakeville and a letter of credit in favor of Cyclone was issued by Vermillion State Bank for the same amount. The note evidencing the letter of credit calls for maximum advances of up to $320,188, bears interest at an annual rate of 5.25%, is secured by a mortgage on the property being developed and the guaranty of Cyclone, and matures on demand. As of December 31, 2014 the Company was in compliance with all terms and conditions of the letter of credit.

Guarantees

In the ordinary course, the Company provides guarantees of the obligations of TCP, SUM, and CEF with respect to their participation in certain ISOs. As of December 31, 2014, such guarantees were in an unlimited amount for PJM, an unlimited amount for NYISO, up to $2,000,000 for MISO, and up to $5,000,000 for ERCOT.

On August 12, 2013, the Company entered into a guaranty of the obligations of TSE of up to $1,000,000 (plus any costs of collection or enforcement) in favor of Noble Americas Energy Solutions LLC (“Noble”).

On April 25, 2014, the Company entered into a guaranty of the obligations of DEG of up to $1,000,000 (plus any costs of collection or enforcement) in favor of Noble.

On November 5, 2014, the Company entered into two separate guaranties of the obligations of TSE and DEG of up to $500,000 (plus any costs of enforcement or collection) in favor of Shell Energy North America L.P.

On April 13, 2015, the Company posted a total of $700,000 with PJM in order to meet the capitalization requirement of PJM, which allowed the Company to terminate the PJM guarantees, effective April 30, 2015, and be released from all of its obligations and duties under the PJM guarantees.

59

MANAGEMENT

Governors and Executive Officers

Pursuant to the terms of our Member Control Agreement, our affairs are managed by our board of governors (the “Board”). Governors hold office until the election and qualification of their successors and generally serve the same role as directors do for corporations. Officers, also referred to as managers under our Member Control Agreement, are elected by the Board and serve at their direction.

The following table lists our executive officers and governors:

Name	Age	Position
Timothy S. Krieger	49	Chairman of the Board of Governors, Chief Executive Officer, and President
Wiley H. Sharp III (1)	58	Vice President - Finance and Chief Financial Officer
Keith W. Sperbeck	43	Vice President – Operations and Secretary
Stephanie E. Staska (1)	32	Vice President – Risk Management and Chief Risk Officer
David B. Johnson (1, 3)	64	Governor
Mark A. Cohn (2, 3)	58	Governor
William M. Goblirsch (2, 3)	71	Governor

(1)	Member of the Risk Management Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.

Timothy S. Krieger has served as the Chairman of the Board, Chief Executive Officer and President of the Company and its predecessors since their dates of inception. Until January 1, 2010, Mr. Krieger was a governor, co-founder, and the Secretary and Treasurer of Fairway Dairy & Ingredients, LLC (“FDI”), a buyer and seller of dairy commodities, and FDI’s affiliates. Mr. Krieger graduated from Iowa State University in 1989 with a BBA in marketing. The principal qualifications that led to Mr. Krieger’s selection as a governor include his extensive experience with the Company and its businesses.

Wiley H. Sharp III was appointed Vice President of Finance and Chief Financial Officer of the Company on March 6, 2012. Mr. Sharp is also a co-founder and Partner of Altus Financial Group LLC, a boutique investment banking firm specializing in the institutional placement of senior debt facilities, junior capital, and project financing, a position he has held since 2005. From May to October 2011, Mr. Sharp also served as Vice President - Finance for Christopher & Banks Corporation, a publicly traded retailer of women’s clothing. Mr. Sharp graduated from Tulane University in 1979 with a BS in management. He currently holds Series 79 (Investment Banking Representative), Series 7 (General Securities Representative), and Series 63 (Uniform State Securities Law) FINRA licenses.

Keith W. Sperbeck was appointed Vice President of Operations and Secretary of the Company on February 1, 2012, and has been employed by TCP since April 2009 as Vice President of Operations. Mr. Sperbeck was also elected as the Treasurer and Secretary for all of our subsidiaries on February 1, 2012. From February 2004 to April 2009, he was employed by Citizens Bank Minnesota as a Vice President with responsibility for commercial lending, branch operations, and employee development.

60

Stephanie E. Staska was appointed Vice President of Risk Management and Chief Risk Officer of TCPH on February 1, 2012, and has been employed by TCP since August 2008 in the same role. On January 1, 2015, Ms. Staska’s employment agreement was assigned to TCPH’s wholly owned subsidiary, Apollo Energy Services, LLC, which is now her employer. From September 2004 to August 2008, she was employed by Cargill, Inc., a global commodity trading concern and the 2nd largest private company in the United States, serving most recently as a Senior Risk Analyst within the trade and structured finance and corporate treasury functions. Ms. Staska attended the Carlson School of Management at the University of Minnesota and received her MBA in December 2007 and her BSB in actuarial science in May 2003.

Mark A. Cohn was elected a Governor on January 4, 2013. Mr. Cohn is currently the Chairman and Chief Executive Officer of Third Season, LLC, a company founded as an incubator of micro-consumer marketing companies, a position he has held since founding the company in 2003. During 2010, he was also the Managing Director and Chief Executive Officer of Dorado Ocean Resources Limited, a deep ocean mining company. From 2003 to 2009, he served as Chief Executive Officer of Second Act, an e-commerce company focused on the resale of consumer electronics. Mr. Cohn served as Chairman, President and Chief Executive Officer of Intelefilm Corporation from October 2001 to August 2002. From its inception in 1986 until February 2001, Mr. Cohn was founder and Chief Executive Officer of Damark International, Inc., a consumer catalog company. During that time, Damark grew to become one of the nation’s largest consumer marketing companies with revenues of $600 million. At its peak, Damark had a market capitalization of over $500 million and employed 2,000 people in three states. Mr. Cohn currently serves as a member of the Board of Directors of Christopher and Banks Corporation, a specialty retailer of women’s clothing (NYSE-CBK) with over 650 stores in the US. In 2012, the National Association of Corporate Directors named him a Governance Fellow. The principal qualifications that led to Mr. Cohn’s selection as a Governor include his extensive experience with publicly reporting companies, and in direct marketing and finance. Effective January 1, 2015, Mr. Cohn entered into an employment agreement with Apollo and consequently is no longer considered an independent governor.

William M. Goblirsch was elected a Governor on May 4, 2012. Since January 1, 2013, Mr. Goblirsch has been employed as Chief Financial Officer of Tzfat Spirits of Israel, LLC and also serves as a member on their Board of Governors. Prior to such time, he served as an independent financial consultant. Mr. Goblirsch is a certified public accountant (inactive license) who started his career forty years ago with Arthur Andersen. Mr. Goblirsch has been, at various times, financial consultant to the creditors’ committee, Executive Vice President and Chief Financial Officer, and board member of Stockwalk Group Inc. He has also served as Chief Financial Officer for a blender, packager and distributor of oil products and lubricants; a cellular air time reseller; and a shopping mall franchisor of dental centers. The principal qualifications that led to Mr. Goblirsch’s selection as a Governor include his extensive financial background.

David B. Johnson has served as a Governor of the Company since December 21, 2011. Mr. Johnson is currently Chief Executive Officer of Cedar Point Capital, LLC, a private company that raises capital for early stage companies, a position he has held since May 2007. Prior to forming Cedar Point, he served as a Managing Director of Private Placements at Stifel, Nicolaus & Company, an investment banking firm, beginning in December 2006 when Stifel purchased Miller Johnson Steichen Kinnard, Inc., an investment banking firm specializing in high-tech, medical device and other start-up and growth companies, of which Mr. Johnson was a founder, and lastly served as Chief Executive Officer. Mr. Johnson graduated from Augsburg College in Minneapolis, Minnesota in 1973 with a BS in business. The principal qualifications that led to Mr. Johnson’s selection as a Governor include his experience with growth companies and companies that undergo initial public offerings.

61

Board Composition, Election of Governors, and Committees

Our Board currently consists of four members. All governors serve for an indefinite term until the election and qualification of their successors. Two of our governors, William Goblirsch and David Johnson, are independent as defined by the applicable rules of The Nasdaq Stock Market. Because more than 50% of the voting power for the election of governors is held by one person, we are considered a “Controlled Company” as defined by the applicable Nasdaq standards. As such, the majority of our Board is not required to be comprised of independent governors. While we have not applied for listing on Nasdaq or any other securities exchange or market, we have chosen to apply Nasdaq’s independence standards in making our determination of independence.

Our Board has established a Risk Management Committee, an Audit Committee, and a Compensation Committee. We do not have a nominating committee and have not appointed governors to participate in nomination functions.

Risk Management Committee

The members of our Risk Management Committee (“RMC”) are David Johnson, who serves as chair, Stephanie Staska, and Wiley Sharp III. The RMC is responsible for developing and ensuring compliance with risk policies for measurement and oversight of risk. The RMC reports to the Board.

The RMC is responsible for setting risk policies and standards for risk measurement and ensuring that risk policies, strategies, procedures, and controls are fully documented and communicated. It also oversees and reviews the risk management process and infrastructure and is responsible for keeping the Board and the Audit Committee informed of all risk management activities.

The RMC also has the following responsibilities:

•	Guide management in risk policy development and adopt, subject to Board approval, the risk policies, restrictions, and limitations of the Company and its traders;

•	Guide development in risk appetite, limits setting, and exception protocols;

•	Develop and gain consensus of risk management policy, strategy, appetite, and roll-out plans;

•	Develop and guide in the implementation of risk management and measurement approaches;

•	Approve resource requirements;

•	Evaluate risk responsiveness of the organization’s risk events;

•	Communicate risk management progress and successes to the Board;

•	Monitor and fine-tune risk management processes as required;

•	Identify data and information system requirements to support risk management function;

•	Contemporaneously communicate to the Board any risk profile changes;

•	Monitor corporate compliance with risk limits and policies and report to Board on compliance; and

•	Identify gaps in existing policies, systems, and procedures.

62

Audit Committee

Our Audit Committee consists of William Goblirsch, who serves as chair and the financial expert, and Mark Cohn. Because Mr. Cohn became an employee of Apollo effective January 1, 2015, he no longer meets the Nasdaq definition for an independent governor. Our Board has nonetheless determined that Mr. Cohn’s membership on the audit committee is in the best interest of the Company and its members due to his almost 30 years of experience with growth companies. We have been actively searching and continue to actively search for additional members to serve on the Audit Committee. The Audit Committee assists our Board in its oversight of the integrity of our consolidated financial statements, our independent registered public accounting firm’s qualifications and independence, and the performance of our independent registered public accounting firm. A copy of the audit committee charter is available on our website at www.twincitiespower.com.

The Audit Committee’s responsibilities include:

•	Appointing, approving the compensation of, and assessing the independence of, our independent registered public accounting firm;

•	Overseeing the work of our independent registered public accounting firm, including the receipt and consideration of reports;

•	Reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures;

•	Monitoring our internal control over financial reporting, disclosure controls and procedures, and code of business conduct and ethics;

•	Establishing procedures for the receipt and retention of accounting-related complaints and concerns;

•	Meeting independently with our independent registered public accounting firm and management; and

•	Preparing the Audit Committee report required by SEC rules.

All audit and non-audit services, other than de minimus non-audit services to be provided by our independent registered public accounting firm must be approved in advance by our Audit Committee.

Compensation Committee

Our Compensation Committee consists of Mark Cohn, who serves as chair, David Johnson, and William Goblirsch, and assists our Board in the discharge of its responsibilities relating to the compensation of our executive officers. Because we are considered a “Controlled Company” as defined by the applicable Nasdaq standards, we are not required to adhere to Nasdaq’s standards governing the composition of the Compensation Committee. A copy of the compensation committee charter is available on our website at www.twincitiespower.com.

63

The Compensation Committee’s responsibilities include:

•	Reviewing, approving, or making recommendation to the Board with respect to our chief executive officer’s compensation;

•	Evaluating the performance of our executive officers and reviewing, approving, or making recommendations to the Board with respect to the compensation of our executive officers;

•	Overseeing and administering, and making recommendations to the Board with respect to any cash and equity incentive plans that the Board may adopt; and

•	Reviewing and making recommendations to the Board with respect to governor compensation.

Board Meetings and Committee Meetings

The Board of Governors and Risk Management Committee each held four meetings during the 2014 calendar year. The Audit Committee held five meetings during the 2014 calendar year and the Compensation Committee held one meeting during the same period. No governor attended less than 75% of the meetings during the 2014 fiscal year.

64

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid to our Principal Executive Officer (“PEO”) and named executive officers during the years ended December 31, 2014 and 2013:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Incentive Compensation ($) (1)	All Other Compensation ($) (2)	Total ($)
Timothy S. Krieger	2014	300,000	–	–	14,055	314,055
Chairman of the Board, Chief Executive Officer, and President, PEO	2013	600,000	–	–	17,320	617,320

Wiley H. Sharp III	2014	168,000	100,000	–	9,350	277,350
Vice President – Finance and Chief Financial Officer	2013	173,500	25,000	–	4,790	203,290

Keith W. Sperbeck	2014	180,000	75,000	–	18,887	273,887
Vice President – Operations and Secretary	2013	180,000	–	–	23,554	203,554

Stephanie E. Staska	2014	175,000	35,000	–	22,801	232,801
Vice President – Chief Risk Officer	2013	150,000	45,000	–	22,234	217,234

___________________________________

(1)	The Company does not have an incentive stock plan, non-equity incentive plan, or non-qualified deferred compensation plan, and consequently, there were no stock awards, option awards, non-equity incentive plan compensation, or non-qualified deferred compensation earnings.

(2)	Other compensation consists of health care premiums paid on behalf of the employee and, in the case of Ms. Staska, tuition reimbursement.

Outstanding Equity Awards

The Company does not have an incentive stock plan, non-equity incentive plan, or non-qualified deferred compensation plan, and consequently, there were no stock awards, option awards, non-equity incentive plan compensation, or non-qualified deferred compensation earnings for any of our named executive officers outstanding as of the end of our last completed fiscal year.

Governor Compensation

On July 18, 2012, the Board resolved to provide compensation to Board and Committee members as follows:

•	Each non-employee governor attending board meetings in person - $5,000.
•	Each non-employee governor attending a committee meeting in person and serving as chair - $1,500.
•	Each non-employee governor attending a committee meeting in person - $1,000.
•	Any Board or Committee meeting attended telephonically reduces fees by one-half.

The Company does not have an incentive stock plan, non-equity incentive plan, or non-qualified deferred compensation plan, or provide retirement benefits for governors. The amount of compensation each governor received in 2014 is shown in the table below:

65

Name and Committee Assignments	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Mark A. Cohn	$28,000	–	$28,000
William M. Goblirsch	27,000	–	27,000
Chairman, Audit Committee
Member, Compensation Committee
David B. Johnson	24,500	–	24,500
Chairman, Risk Management Committee
Member, Compensation Committee

________________________________
(1)	Represents cash payments of meeting fees and additional payments for service as committee chairs or members.
(2)	The Company does not have an incentive stock plan, non-equity incentive plan, or non-qualified deferred compensation plan, and consequently, there were no stock awards, option awards, non-equity incentive plan compensation, or non-qualified deferred compensation earnings.

Retirement Plans

Except as described below, we currently have no plans that provide for the payment of retirement benefits, or benefits that will be paid primarily following retirement, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans, tax-qualified defined contribution plans, and nonqualified defined contribution plans.

The Company maintains a 401(k) plan that is tax-qualified for its employees, including its executive officers. The plan does not offer employer matching, however, it does offer a discretionary employer contribution at year-end. No discretionary contributions have been made.

Potential Payments upon Termination or Change-in-Control

Except as described below under “Employment Agreements”, we currently have no contract, agreement, plan or arrangement, whether written or unwritten, that provides for payments to a named executive officer at, following, or in connection with any termination, including without limitation resignation, severance, retirement, or a constructive termination of a named executive officer, or a change in control of the Registrant or a change in the named executive officer’s responsibilities, with respect to each named executive officer.

Employment Agreements

The following are summaries of our employment agreements with our named executive officers.

Timothy S. Krieger: On January 1, 2012, TCPH entered into an employment agreement with Mr. Krieger, which was last amended January 21, 2015, effective January 1, 2015 (the "4th Amendment"). Mr. Krieger is the beneficial owner of 100% of the Company's outstanding preferred equity interests and 99.5% of its outstanding common equity interests. Pursuant to the amended employment agreement, as of January 1, 2015, Mr. Krieger receives a salary of $50,000 per month from the Company. If Mr. Krieger's employment is terminated for reasons other than cause, he will receive no severance pay. If Mr. Krieger's employment is terminated for any reason other than non-renewal, he is subject to a non-compete agreement for a period of six months. If his employment is not renewed by the Company at the end of the original one-year term or any subsequent renewal term, Mr. Krieger will not be subject to a non-compete and he will not receive any severance pay.

66

Wiley H. Sharp III: On March 8, 2012, we entered into a Consultant and Professional Services Agreement with Wiley H. Sharp III pursuant to which he served as Vice President – Finance and Chief Financial Officer for TCPH. We paid Mr. Sharp $11,000 per month for his services; subject to an increase to $15,000 per month should the Acquisition Advisory Agreement dated January 5, 2012 between the Company and Altus Financial Group, LLC, of which Mr. Sharp is a 50% partner, be terminated. The Acquisition Advisory Agreement was terminated by mutual consent on July 1, 2012 and effective March 1, 2013, the Company and Mr. Sharp extended the Consultant and Professional Services Agreement until May 31, 2013. Effective June 15, 2013, the independent contractor arrangement between TCPH and Mr. Sharp was terminated by mutual consent and on June 16, 2013, the parties entered into an employment agreement pursuant to which Mr. Sharp serves as Vice President – Finance and Chief Financial Officer for TCPH.

On December 19, 2014, the Company and Mr. Sharp amended his employment agreement dated June 16, 2013 (the “Amendment”). The Amendment provides that the Company shall pay Mr. Sharp a salary of $14,000 per month, subject to review and adjustment by the Company on a monthly basis based on both Mr. Sharp’s performance and the performance of the Company. The Amendment provides further that Mr. Sharp is entitled to participate in all benefit plans adopted by the Company, and is entitled to 20 days per year of personal time off. In addition, the Company will pay Mr. Sharp a discretionary bonus of $100,000 for 2014, but will no longer pay Mr. Sharp severance upon his separation from the Company.

Keith W. Sperbeck: On February 1, 2012, TCPH assumed the employment agreement entered into between TCP and Mr. Sperbeck effective April 13, 2008, as amended on May 29, 2010. Mr. Sperbeck currently receives an annual salary of $180,000. The agreement also provides that Mr. Sperbeck will receive $100,000 as compensation if he obtains equity or debt financing for the Company on terms and conditions that are acceptable to the Company’s CEO in his sole opinion. If Mr. Sperbeck’s employment is terminated for reasons other than cause, he will receive twelve months of severance pay. If Mr. Sperbeck’s employment is terminated for any reason, he is subject to a non-compete agreement for a period of twelve months. While not stated in his employment agreement, Mr. Sperbeck is eligible for a discretionary bonus based on Company performance.

Stephanie E. Staska: On February 1, 2012, TCPH assumed the employment agreement entered into between TCP and Ms. Staska effective August 18, 2008, as amended on January 1, 2012 and 2013, and March 1, 2014. Effective January 1, 2015, AES assumed the employment agreement between Ms. Staska and TCPH, as amended. Under the employment agreement, as amended, Ms. Staska currently receives an annual salary of $180,000. She is also eligible for a discretionary bonus based on Company performance. If Ms. Staska’s employment is terminated for reasons other than cause, she will receive three months of salary as severance pay.

Compensation Policies and Practices as They Relate to Risk Management

We believe that risks arising from our compensation policies and practices for our employees, and the respective policies and practices for our subsidiaries, are not reasonably likely to have a material adverse effect on us. In addition, our Board believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

Our energy traders are compensated largely through bonuses based on the success of their trading activities. They must restore any losses, even losses from prior fiscal quarters, before they will be eligible for any bonuses. While such a policy does create an incentive to engage in more risky trading activities designed to recoup losses, given the trading restrictions we have in place, which include position limits and VaR limits, we do not believe that our compensation practices encourage excessive risk taking. See “Business - Wholesale Trading - Market Risk Management” and “ - Quantitative and Qualitative Disclosures About Market Risk”.

67

Indemnification of Governors and Executive Officers and Limitations of Liability

Under our Member Control Agreement, as amended (the “MCA”), we indemnify our governors and officers against liabilities they may incur in such capacities including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The MCA provides for the indemnification, to the fullest extent permitted by the Securities Act and Minnesota law, as amended from time to time, of officers, governors, employees, and agents of the Company. We may, prior to the final disposition of any proceeding, pay expenses incurred by an officer or governor upon receipt of an undertaking by or on behalf of that governor or officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the MCA or otherwise. We shall indemnify any officer, governor, employee or agent upon a determination that such individual has met the applicable standards of conduct specified in the MCA. In the case of an officer or governor, the determination shall be made (1) by the Board by a majority vote of a quorum consisting of governors who are not parties to such action, suit, or proceeding or (2) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested governors so directs, by independent legal counsel in a written opinion, or (3) by a majority vote of disinterested members.

The MCA provides that each governor will continue to be subject to liability for any act or omission that constitutes fraud, willful misconduct, bad faith, gross negligence, or a breach of the MCA.

We have entered into indemnification agreements with our officers and governors. These agreements provide each such individual with indemnification retroactively for actions taken in his or her role as an officer or governor to the Company.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our governors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by its governor, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such governor, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our governors, officers, or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

68

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning beneficial ownership of our common units as of March 31, 2015 for: (a) each director; (b) the executive officers as set forth in the Summary Compensation Table; and (c) the directors and current executive officers as a group. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

Name and Principal Position of Beneficial Owner	Address	Common Units	Percent of Class
Timothy S. Krieger (1) Chairman of the Board, Chief Executive Officer, and President	16233 Kenyon Ave., Suite 210 Lakeville, Minnesota 55044	4,960	100.00%
David B. Johnson Governor	5408 Stauder Circle, Minneapolis, Minnesota 55436	0	0.00%
William M. Goblirsch Governor	3660 Independence Ave., S #14, Saint Louis Park, Minnesota 55426	0	0.00%
Mark A. Cohn Governor	2835 Dupont Ave. S. #N420, Minneapolis, Minnesota 55408	0	0.00%
Wiley H. Sharp III Vice President - Finance and Chief Financial Officer	16233 Kenyon Ave., Suite 210 Lakeville, Minnesota 55044	0	0.00%
Keith W. Sperbeck Vice President - Operations and Secretary	16233 Kenyon Ave., Suite 210 Lakeville, Minnesota 55044	0	0.00%
Stephanie E. Staska Vice President – Risk Management and Chief Risk Officer	16233 Kenyon Ave., Suite 210 Lakeville, Minnesota 55044	0	0.00%
All governors & executive officers as a group (7 persons)		4,960	100.00%

___________________________

(1) Includes 25 common units held by Summer Enterprises, LLC, a company controlled by Mr. Krieger.

69

CERTAIN RELATIONSHIPS, RELATED PARTY TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The following is a description of certain transactions and relationships between us and our governors, officers, and other affiliates during 2014. Other than in connection with the transactions described below, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any governor, executive officer, holder of more than 5% of our units of limited liability company interest, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest.

Related Party Transactions

Interest expense associated with notes payable to related parties was $31,550 for the year ended December 31, 2013. There were no notes payable to related parties at December 31, 2014.

Effective January 1, 2013, in connection with the purchase of David B. Johnson’s units by Mr. Krieger, the Company entered into a non-competition agreement with Mr. Johnson, a current governor and former member of the Company, pursuant to which the Company is obligated to pay DBJ 2001 Holdings, LLC, a company controlled by Mr. Johnson, $500,000 in 24 equal monthly installments of $20,833 each. The total amount paid pursuant to the agreement during the years ended December 31, 2014 and 2013 was $250,000.

In connection with the Company’s initial investment of $1.0 million in Ultra Green, Ultra Green paid a 10% commission to Cedar Point Capital, LLC, a registered broker dealer (“Cedar Point”). David B. Johnson, a governor of the Company, is the sole owner of Cedar Point. No commissions were paid on the Company’s follow-on investments.

Effective January 1, 2015, Mr. Cohn entered into an employment agreement with Apollo and consequently is no longer considered an independent governor.

Joinder Agreement with Former Members

Effective January 1, 2010, Tom Beatty and John Beatty (collectively, the “Beattys”) transferred to Timothy Krieger all of the Beattys’ financial rights to 1,870 membership units in each of TCP, TCE, and CP pursuant to the Assignment of Financial Rights Agreements (the “Assignments”). Under the Assignments, the Beattys agreed to transfer the corresponding governance rights to such membership units to Mr. Krieger upon the happening of certain events. In order to induce the Beattys to transfer the governance rights to Mr. Krieger and thereby allow Mr. Krieger to transfer the membership interests in TCP, TCE, and CP unencumbered to TCPH, on December 31, 2011, the effective date of the Reorganization described above in “Notes to Consolidated Financial Statements - Organization”, TCPH, TCP, TCE, and CP entered into a Joinder Agreement on December 23, 2011 with the Beattys and Mr. Krieger. Pursuant to the Joinder Agreement, the Company assumed all of the obligations, including certain contingent payment obligations owed by TCP, TCE, CP, and Mr. Krieger to the Beattys under the Assignments. Specifically, we agreed that in the event of a sale, lease, license, or other transfer of all or any significant portion of our assets, or the sale, issuance, redemption, or exchange of more than 25% of the equity in us or our subsidiaries, whether by unit sale, redemption, exchange, merger, consolidation, reorganization, or similar type transaction, upon the closing of such a transaction, we would pay the Beattys an amount equal to 100% of the proceeds from such transaction that would otherwise be received or allocated to the Beattys if they had continued to own 1,870 membership units. This payment is decreased by one-third annually on each of January 1, 2012 and 2013 and does not apply to any transaction entered into on or after January 1, 2015.

70

Real Estate Leases

The building in which the Company leases its Lakeville, Minnesota office space is owned by Kenyon and on January 1, 2013, the Company and Kenyon entered into a five year lease expiring December 31, 2017 for 11,910 square feet at a monthly rent of $12,264. On September 25, 2014, the lease was amended to reduce the square footage to 10,730 and monthly rent to $11,113. For rent, real estate taxes, and operating expenses, the Company paid Kenyon $235,000 and $227,200 for the years ended December 31, 2014 and 2013, respectively.

On March 5, 2013, CEF entered into a 36 month lease for 1,800 square feet of office space in Tulsa, Oklahoma with the Brandon J. and Heather N. Day Revocable Trust at a monthly rent of $3,750. Mr. Day is an employee of CEF, a second-tier subsidiary of the Company. Total rent paid for the year ended December 31, 2014 and 2013 was $45,000 and $41,250, respectively.

On June 17, 2014, the building in which the Company leases its Chandler, Arizona office space occupied by certain of its retail business functions was purchased by Fulton Marketplace, LLC (“Fulton”), a company owned by Mr. Krieger and Mr. Sperbeck. Effective August 1, 2014, the Company and Fulton entered into a five year lease expiring July 31, 2019, subject to two consecutive five year extension periods, for 2,712 square feet. The rent for the first lease year is $4,068 per month and it will increase by 3% annually at the start of each lease year thereafter.

The Company paid $26,700 to Fulton for the year ended December 31, 2014 for rent, real estate taxes, and operating expenses.

Fulton is the owner of a single family residence located in Chandler, Arizona. Effective December 1, 2014, Fulton and REH entered into a seven month lease expiring June 30, 2015 with respect to the property for rent of $2,800 per month.

On December 23, 2014, via an assignment and assumption agreement between Cyclone and Kenyon, Cyclone took ownership of a 10 acre parcel of undeveloped land located at 170xx Texas Avenue, Credit River Township, Minnesota and assumed a note secured by a mortgage on the property and owed to Lakeview Bank. The total acquisition cost paid to Kenyon was $52,000 and represented Kenyon’s total expenditures on the property (interest, closing fees, and property taxes) since its acquisition in 2013.

71

DESCRIPTION OF THE NOTES

General

The renewable unsecured subordinated notes in the aggregate principal amount of up to $75 million offered by us will represent subordinated, unsecured debt obligations of TCPH. We will issue the notes under an indenture, as supplemented from time to time, between TCPH and BOKF, NA dba Bank of Oklahoma, as trustee. The terms and conditions of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 (the “TIA”). In accordance with the requirements of the TIA, the notes will be issued under an indenture that complies with the TIA’s substantive requirements. The following is a summary of the material provisions of the indenture. For a complete understanding of the notes, you should review the definitive terms and conditions contained in the indenture, which include definitions of certain terms used below. A copy of the indenture and any supplements thereto have been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part and is available from us at no charge upon request.

The notes will be subordinated in right of payment to the prior payment in full of all our secured, unsecured (other than Existing Notes), senior or subordinate indebtedness, as well as all other financial obligations of the Company, whether outstanding on the date of this prospectus or incurred after the date of this prospectus, whether such indebtedness is or is not specifically designated as being senior debt in its defining instruments, other than any future offerings of additional renewable unsecured subordinated notes, which will rank equally with the notes. Subject to limited restrictions contained in the indenture discussed below, there is no limit under the indenture on the amount of additional debt we may incur. See “ - Subordination” below.

The notes are not secured by any collateral or lien and we are not required to establish or maintain a sinking fund to provide for payments on the notes. See “ - No Security; No Sinking Fund” below. In addition, the notes are not bank certificates of deposit and are not insured by the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation or any other agency or company.

You may select the amount, subject to a minimum principal amount of $1,000, and term, ranging from 3 months to 10 years, of the notes you would like to purchase when you subscribe; however, depending upon our capital requirements, we may not always offer notes with the requested terms. See “ - Denomination” and “ - Term” below.

We will determine the rate at which we will pay you interest on the notes at the time of subscription and the rate will be fixed for the term of your note. Currently available rates will be set forth in interest rate supplements to this prospectus. The interest rate will vary based on the term to maturity of the note you purchase and the total principal amount of all notes owned by you. We may change the interest rates at which we are offering new or renewed notes based on market conditions, the demand for notes and other factors. See “ - Interest Rate” below.

Upon acceptance of your subscription to purchase notes, we will create an account in a book-entry registration and transfer system for you, and credit the principal amount of your subscription to your account. We will send you a purchase confirmation that will indicate our acceptance of your subscription. You will have five business days from the postmark date of your purchase confirmation to rescind your subscription. If your subscription is rejected, or if you rescind your subscription during the rescission period, all funds deposited will be promptly returned to you without any interest. See “ - Book-Entry Registration and Transfer” and “ - Rescission Right” below. Investors whose subscriptions for notes have been accepted and anyone who subsequently acquires notes in a qualified transfer are referred to as “holders” or “registered holders” in this prospectus and in the indenture.

We may modify or supplement the terms of the notes described in this prospectus from time to time in a supplement to the indenture and a supplement to this prospectus. Except as set forth under “ - Amendment, Supplement and Waiver” below, any modification or amendment will not affect notes outstanding at the time of such modification or amendment.

72

Denomination

You may purchase notes in the minimum principal amount of $1,000 or any amount in excess of $1,000. You will determine the original principal amount of each note you purchase when you subscribe. You may not cumulate purchases of multiple notes with principal amounts less than $1,000 to satisfy the minimum denomination requirement.

Term

We may offer notes with the following terms to maturity:

• three months	• three years
• six months	• four years
• one year	• five years
• two years	• ten years

You will select the term of each note you purchase when you subscribe. You may purchase multiple notes with different terms by filling in investment amounts for more than one term on your subscription agreement. However, we may not always sell notes with all of the above terms.

Interest Rate

The rate of interest we will offer to pay you on notes at any particular time will vary based upon market conditions, and will be determined by the length of the term of the notes, the total principal amount of all notes owned by you, our capital requirements and other factors described below. The interest rate on a particular note will be determined at the time of subscription or renewal, and then remain fixed for the original or renewal term of the note. We will establish and may change the interest rates payable for notes of various terms and at various investment levels in an interest rate supplement to this prospectus.

The notes will earn incrementally higher interest rates when, at the time they are purchased or renewed, the aggregate principal amount of the note portfolio owned by the holder and the note portfolios owned by the holder's immediate family members increases above specified amounts. Immediate family members include parents, children, siblings, grandparents, and grandchildren. Members of sibling families are also considered immediate family members if the holder's sibling is also a note holder. Investors must identify on the subscription agreement or in accompanying correspondence the immediate family members who also own notes in order for their new and renewing notes to qualify for the higher interest rates that are based on their immediate family’s aggregate portfolio amount. The interest rates payable at each investment level will be set forth in an interest rate supplement to this prospectus.

Interest rates we offer on the notes may vary based on numerous factors in addition to length of the term and principal amount. These factors may include, but are not limited to:

•	The desire to attract new investors;

•	Whether the notes exceed certain principal amounts;

•	Whether the notes are being renewed by existing holders; and

•	Whether the notes are beneficially owned by persons residing in particular geographic localities.

73

Computation of Interest

We will compute interest on notes on the basis of a calendar year consisting of 365 days. Interest will compound daily and accrue from the date of purchase. The date of purchase will be the date we receive and accept funds if the funds are received prior to 12:01 p.m. Central Time on a business day, or the next business day if the funds are received on a non-business day or at or after 12:01 p.m. Central Time on a business day. Our business days are Monday through Friday, except for legal holidays in the State of Minnesota.

Interest Payment Dates

Holders of notes may elect at the time a subscription agreement is completed to have interest paid either monthly, quarterly, semiannually, annually or at maturity. If you choose to have interest paid monthly, you may elect the day of the month on which interest will be paid, subject to our approval. For all other payment periods, interest will be paid on the same day of the month as the purchase date of your note. You will not earn interest on any rescinded note. See “ - Rescission Right” below for additional information on your right to rescind your investment.

Place and Method of Payment

We will pay principal and interest on the notes by direct deposit to the account you specify in your subscription documents. We will not accept subscription agreements from investors who are unwilling to receive their interest payments via direct deposit. If the foregoing payment method is not available, principal and interest on the notes will be payable at our principal executive office or at such other place as we may designate for payment purposes.

Servicing Agent

We have engaged a non-affiliated third party to act as our servicing agent. Such person’s responsibilities as servicing agent involve the performance of certain administrative and customer service functions for the notes that we are responsible for performing as the issuer of the notes.

For example, the servicing agent will serve as our registrar and transfer agent and may manage certain aspects of the customer service function for the notes, which may include handling phone inquiries, mailing investment kits, processing subscription agreements, issuing quarterly investor statements and redeeming and repurchasing notes. In addition, the servicing agent will provide us with monthly reports and analysis regarding the status of the notes and the amount of notes that remain available for purchase.

You may contact us with any questions about the notes at the following address and telephone number:

TCP Notes

P.O. Box 4126

Hopkins, MN 55343

Telephone: 888-955-3385

Fax: 952-546-5585

Book-Entry Registration and Transfer

The notes are issued in book entry form, which means that no physical note is created. Evidence of your ownership is provided by written confirmation. Except under limited circumstances described below, holders will not receive or be entitled to receive any physical delivery of a certificated security or negotiable instrument that evidences their notes. The issuance and transfer of notes will be accomplished exclusively through the crediting and debiting of the appropriate accounts in our book-entry registration and transfer system.

74

The holders of the accounts established upon the purchase or transfer of notes will be deemed to be the owners of the notes under the indenture. The holders of the notes must rely upon the procedures established by the trustee to exercise any rights of a holder of notes under the indenture. We will regularly provide the trustee with information regarding the establishment of new accounts and the transfer of existing accounts.

We will also regularly provide the trustee with information regarding the total amount of any principal and/or interest due to holders with regard to the notes on any interest payment date or upon redemption.

On each interest payment date, we will credit interest due on each account and direct payments to the holders. We will determine the interest payments to be made to the book-entry accounts and maintain, supervise and review any records relating to book-entry beneficial interests in the notes.

Book-entry notations in the accounts evidencing ownership of the notes are exchangeable for actual notes in principal denominations of $1,000 and any amount in excess of $1,000 and fully registered in those names as we direct only if:

•	We, at our option, advise the trustee in writing of our election to terminate the book-entry system, or

•	After the occurrence of an event of default under the indenture, holders of more than 50% of the aggregate outstanding principal amount of the notes advise the trustee in writing that the continuation of a book-entry system is no longer in the best interests of the holders of notes and the trustee notifies all registered holders of the occurrence of any such event and the availability of certificated securities that evidence the notes.

Subject to the exceptions described above, the book-entry interests in these securities will not be exchangeable for fully registered certificated notes.

Rescission Right

A purchaser of notes has the right to rescind his or her investment, without penalty, upon written request within five business days from the postmark date of the purchase confirmation, but not upon transfer or automatic renewal of a note. You will not earn interest on any rescinded note. We will promptly return any funds sent with a subscription agreement that is properly rescinded. A written request for rescission, if personally delivered or delivered via electronic transmission, must be received by us on or prior to the fifth business day following the mailing of written confirmation by us of the acceptance of your subscription. If mailed, the written request for rescission must be postmarked on or before the fifth business day following the mailing of such written confirmation by us.

In addition, if your subscription agreement is accepted at a time when we have determined that a post-effective amendment to the registration statement of which this prospectus is a part must be filed with the Securities and Exchange Commission, but such post-effective amendment has not yet been declared effective, we will send to you at your registered address a notice and a copy of the post-effective amendment once it has been declared effective. You will have the right to rescind your investment upon written request within five business days from the postmark date of the notice that the post-effective amendment has been declared effective. We will promptly return any funds sent with a subscription agreement that is properly rescinded without penalty, although any interest previously paid on the notes being rescinded will be deducted from the funds returned to you upon rescission. A written request for rescission, if personally delivered or delivered via electronic transmission, must be received on or prior to the fifth business day following the mailing of the notice that the post-effective amendment has been declared effective. If mailed, the written request for rescission must be postmarked on or before the fifth business day following the mailing of such notice.

75

The limitations on the amount of notes that can be redeemed early in a single calendar quarter described under “ - - Redemption or Repurchase Prior to Stated Maturity” below do not affect your rescission rights.

Right to Reject Subscriptions

We may reject any subscription for notes in our sole discretion. If we reject a subscription for notes, we will promptly return any funds sent with that subscription, without interest.

Renewal or Redemption at Maturity

Approximately 15, but not less than 10 days prior to maturity of your note, we will send you a notice at your registered address indicating that your note is about to mature and whether we will allow automatic renewal of your note. If we allow you to renew your note, we will also send to you the then current form of prospectus, which will include an interest rate supplement and any other required updates to the information contained in this prospectus. The interest rate supplement will set forth the interest rates then in effect. The notice will recommend that you review the then current prospectus, including any prospectus supplements, and the interest rate supplement, prior to exercising one of the below options. If we do not send you a new prospectus because the prospectus has not changed since the delivery of this prospectus in connection with your original subscription or any prior renewal, we will send you a new prospectus upon your request. Unless the election period is extended as described below, you will have until 15 days after the maturity date to exercise one of the following options:

•	You can do nothing, in which case your note will automatically renew for a new term equal to the original term at the interest rate in effect at the time of renewal. If your note pays interest only at maturity, all accrued interest will be added to the principal amount of your note upon renewal. For notes with other payment options, interest will be paid on the renewed note on the same schedule as the original note.

•	You can elect repayment of your note, in which case the principal amount will be repaid in full along with any accrued but unpaid interest. To exercise this option, you will need to send a written request to us. If you choose this option, your note will not earn interest on or after the maturity date.

•	You can elect repayment of your note and use all or part of the proceeds to purchase a new note with a different term or principal amount. To exercise this option, you will need to complete a subscription agreement for the new note and mail it along with your request. The issue date of the new note will be the maturity date of the old note. Any proceeds from the old note that are not applied to the new note will be sent to you.

•	If your note pays interest only at maturity, you can receive the accrued interest that you have earned during the note term just ended while allowing the principal amount of your note to roll over and renew for the same term at the interest rate then in effect. To exercise this option, you will need to call, fax or send a written request to us.

Interest will accrue from the first day of each renewed term. Each renewed note will retain all its original provisions, including provisions relating to payment, except that the interest rate payable during any renewal term will be the interest rate that is being offered at that time to other holders with similar note portfolios for notes of the same term as set forth in the interest rate supplement delivered with the maturity notice. If similar notes are not then being offered, the interest rate upon renewal will be the rate specified by us on or before the maturity date, or the rate of the existing note if no such rate is specified.

76

If we notify the holder of our intention to repay a note at maturity, we will pay the holder the principal amount and any accrued but unpaid interest on the stated maturity date. Similarly, if, the holder requests repayment with respect to a note before the stated maturity date or within 15 days after a note’s stated maturity date, or during any applicable extension of the 15-day period, as described below, we will pay the holder the principal amount of the note plus accrued but unpaid interest up to, but not including, the note’s stated maturity date. In the event that a holder’s regularly scheduled interest payment date falls after the maturity date of the note but before the date on which the holder requests repayment, the holder may receive interest payments that include interest for periods after the maturity date of the note. If this occurs, the excess interest will be deducted from our final payment of the principal amount of the note to the holder. We will initiate payment to any holder timely requesting repayment by the later of the maturity date or five business days after the date on which we receive such notice from the holder. Because payment is made by ACH transfer, funds may not be received in the holder’s account for 2 to 3 business days. Requests for repayment should be made in writing.

We will be required from time to time to file post-effective amendments to the registration statement of which this prospectus is a part to update the information it contains. If you would otherwise be required to elect to have your notes renewed or repaid following their stated maturity at a time when we have determined that a post-effective amendment must be filed with the Securities and Exchange Commission, but such post-effective amendment has not yet been declared effective, the period during which you can elect renewal or repayment will be automatically extended until ten days following the postmark date of a notice, which will be sent to you at your registered address, that the post-effective amendment has been declared effective. In the event that a holder’s regularly scheduled interest payment date falls after the maturity date of the note but before the date on which the holder requests repayment, the holder may receive an interest payment that includes interest for periods after the maturity date of the note. If this occurs, the excess interest will be deducted from our final payment of the principal amount of the note to the holder. All other provisions relating to the renewal or redemption of notes upon their stated maturity described above shall remain unchanged.

Redemption or Repurchase Prior To Stated Maturity

The notes may be redeemed prior to stated maturity only as set forth in the indenture and described below. The holder has no right to require us to prepay or repurchase any note prior to its maturity date as originally stated or as it may be extended, except as indicated in the indenture and described below.

Redemption by Us. We have the right to redeem any note at any time prior to its stated maturity upon 30 days written notice to the holder of the note. The holder of the note being redeemed will be paid a redemption price equal to the outstanding principal amount thereof plus accrued and unpaid interest up to but not including the date of redemption without any penalty or premium. We may use any criteria we choose to determine which notes we will redeem if we choose to do so. We are not required to redeem notes on a pro rata basis.

Repurchase Election Upon Death or Total Permanent Disability. Notes may be repurchased prior to maturity, in whole and not in part, at the election of a holder who is a natural person, including notes held in an individual retirement account, by giving us written notice within 45 days following the holder’s total permanent disability, as established to our satisfaction, or at the election of the holder’s estate, by giving written notice within 45 days following his or her death. Subject to the limitations described below, we will repurchase the notes within 10 days after the later to occur of the request for repurchase or the establishment to our satisfaction of the holder’s death or total permanent disability. The repurchase price, in the event of such a death or total permanent disability, will be the principal amount of the notes, plus interest accrued and not previously paid up to but not including the date of repurchase. If spouses are joint registered holders of a note, the right to elect to have us repurchase will apply when either registered holder dies or suffers a total permanent disability. If the note is held jointly by two or more persons who are not legally married, none of these persons will have the right to request that we repurchase the notes unless all joint holders have either died or suffered a total permanent disability. If the note is held by a person who is not a natural person such as a trust, partnership, corporation or other similar entity, the right to request repurchase upon death or total permanent disability does not apply.

77

Repurchase at Request of Holder. In addition to the right to elect repurchase upon death or total permanent disability, a holder may request that we repurchase one or more of the holder’s notes prior to maturity, in whole and not in part, at any time by giving us written notice. Subject to our approval, at our sole discretion, and the limitations described below, we may repurchase the holder’s note(s) specified in the notice within 10 days of receipt of the notice. The repurchase price, in the event we elect to repurchase the notes, will be the principal amount of the note, plus interest accrued and not previously paid up to but not including the date of repurchase, minus a repurchase penalty. The early repurchase penalty for a note with a three month maturity is the interest accrued on such note up to the date of repurchase, not to exceed three months of simple interest at the existing rate. The early repurchase penalty for a note with a maturity of six months or longer is the interest accrued on such note up to the date of repurchase, not to exceed six months of simple interest at the existing rate.

Limitations on Requirements to Repurchase. Our obligation to repurchase notes prior to maturity for any reason will be subject to a calendar quarter limit equal to the greater of $500,000 or 1% of the total principal amount of all notes outstanding at the end of the previous calendar quarter. This limit includes any notes we repurchase upon death or total permanent disability of the holder and any notes that we repurchase pursuant to the holders’ request to elect repurchase. Repurchase requests related to death or total permanent disability will be honored in the order in which they are received, to the extent possible, and any such repurchase request not honored in a calendar quarter will be honored for repurchase in the next calendar quarter, to the extent possible, since repurchases in the next calendar quarter are also subject to these limits. Likewise, repurchase requests not related to the death or total permanent disability will be considered in the order in which they are received, and any such repurchase request not honored in a calendar quarter will be considered for repurchase in the next calendar quarter. For purposes of determining the order in which repurchase requests are received, a repurchase request will be deemed made on the later of the date on which it is received by us or, if applicable, the date on which the death or total permanent disability is established to our reasonable satisfaction.

Modifications to Repurchase Policy. We may modify the policies on repurchase in the future. No modification will affect the right of repurchase applicable to any note outstanding at the time of any such modification.

Transfers

The notes are not negotiable debt instruments and, subject to certain limited exceptions, will be issued only in book-entry form. The purchase confirmation issued upon our acceptance of a subscription is not a certificated security or negotiable instrument, and no rights of record ownership can be transferred without our prior written consent. Ownership of notes may be transferred on the note register only as follows:

•	The holder must deliver to us written notice requesting a transfer signed by the holder(s) or such holder’s duly authorized representative on a form to be supplied by us.

•	We must provide our written consent to the proposed transfer.

•	We may require a legal opinion from counsel satisfactory to us that the proposed transfer will not violate any applicable securities laws.

•	We may require a signature guarantee in connection with such transfer.

Upon transfer of a note, we will provide the new holder of the note with a purchase confirmation that will evidence the transfer of the account on our records. We may charge a reasonable service charge in connection with the transfer of any note.

78

Quarterly Statements

We will provide holders of the notes with quarterly statements, which will indicate the account balance at the end of the quarter, interest credited, redemptions or repurchases made, if any, and the interest rate paid during the quarter. These statements will be mailed not later than the 10th business day following the end of each calendar quarter. We may charge such holders a reasonable fee to cover the charges incurred in providing such information.

Subordination

The indebtedness evidenced by the notes, and any interest thereon, is subordinated in right of payment to all of our senior debt. “Senior debt” means all of our secured, unsecured, senior or subordinate indebtedness, as well as all other financial obligations of the Company, whether outstanding on the date of this prospectus or incurred after the date of this prospectus, whether such indebtedness is or is not specifically designated as being senior debt in its defining instruments, other than Existing Notes and any future offerings of additional renewable unsecured subordinated notes, which will rank equally with the notes. Any documents, agreements or instruments evidencing or relating to any senior debt may be amended, restated, supplemented or renewed from time to time without requiring any notice to or consent of any holder of notes or any person or entity acting on behalf of any such holder or the trustee.

The indenture does not prevent holders of senior debt from disposing of, or exercising any other rights with respect to, any or all of the collateral securing the senior debt. As of March 31, 2015, we had approximately $3,759,972 million of debt outstanding that is senior to the notes.

Except for certain limited restrictions, neither the terms of the notes nor the indenture impose any limitation on the amount of senior debt or other indebtedness we may incur. See “Risk Factors - Risk Factors Relating to an Investment in the Notes - Because the notes rank junior to all of our existing and future debt and all other financial obligations, your notes will lack priority in payment.”

The notes are not guaranteed by any of our subsidiaries, affiliates or control persons. Accordingly, in the event of a liquidation or dissolution of one of our subsidiaries, creditors of that subsidiary will be paid in full, or provision for such payment will be made, from the assets of that subsidiary prior to distributing any remaining assets to us as a member of that subsidiary. Therefore, in the event of liquidation or dissolution of a subsidiary, no assets of that subsidiary may be used to make payment to the holders of the notes until the creditors of that subsidiary are paid in full from the assets of that subsidiary.

In the event of any liquidation, dissolution or any other winding up of us, or of any receivership, insolvency, bankruptcy, readjustment, reorganization or similar proceeding under the U.S. Bankruptcy Code or any other applicable federal or state law relating to bankruptcy or insolvency, or during the continuation of any event of default on the senior debt, no payment may be made on the notes until all senior debt has been paid in full or provision for such payment has been made to the satisfaction of the senior debt holders. If any of the above events occurs, holders of senior debt may also submit claims on behalf of holders of the notes and retain the proceeds for their own benefit until they have been fully paid, and any excess will be turned over to the holders of the notes. If any distribution is nonetheless made to holders of the notes, the money or property distributed to them must be paid over to the holders of the senior debt to the extent necessary to pay senior debt in full.

79

We will not make any payment, direct or indirect, whether for interest, principal, as a result of any redemption or repurchase at maturity, on default, or otherwise, on the notes and any other indebtedness being subordinated to the payment of the notes, and neither the holders of the notes nor the trustee will have the right, directly or indirectly, to sue to enforce the indenture or the notes, if a default or event of default under any senior debt has occurred and is continuing, or if any default or event of default under any senior debt would result from such payment, in each case unless and until:

•	The default and event of default has been cured or waived or has ceased to exist; or

•	The end of the period (the “blockage period”) commencing on the date the trustee receives written notice of default from a holder of the senior debt and ending on the earlier of:

•	The trustee’s receipt of a valid waiver of default from the holder of senior debt; or

•	The trustee’s receipt of a written notice from the holder of senior debt terminating such a payment blockage period.

Provided, however, that if any of the blockage events described above has occurred and 179 days have passed since the trustee’s receipt of the notice of default without the occurrence of the cure, waiver or termination of all blockage periods described above, the trustee may thereafter sue on and enforce the indenture and the notes as long as any funds paid as a result of any such suit or enforcement action shall be paid toward the senior debt until it is indefeasibly paid in full before being applied to the notes.

No Collateral Security; No Sinking Fund.

The notes are unsecured, which means that none of our tangible or intangible assets or property, nor any of the assets or property of any of our subsidiaries, has been set aside or reserved to make payment to the holders of the notes in the event that we default on our obligations to the holders.

In addition, we will not contribute funds to any separate account, commonly known as a sinking fund, to repay principal or interest due on the notes upon maturity or default. See “Risk Factors - Risk Factors Relating to the Notes - Because the notes will have no sinking fund, security, insurance or guarantee, you may lose all or a part of your investment in the notes if we do not have enough cash to pay the notes.”

Restrictive Covenants

The indenture contains certain limited restricted covenants that restrict us from certain actions as set forth below.

The indenture provides that, so long as the notes are outstanding:

•	We will not declare or pay any distributions or other payments of cash or other property solely in respect of our equity capital to our members, other than a distribution paid in units of our limited liability company interests on a pro rata basis to all our members, unless no default and no event of default with respect to the notes exists or would exist immediately following the declaration or payment of the distribution or other payment;

•	Our board of governors will not declare or pay any distributions to our members if, in the reasonable determination of the governors, we would have insufficient cash to meet anticipated redemption or repayment obligations; the foregoing restriction shall not apply to distributions in respect of taxes payable by our members with respect to net income or gains of the Company that have been allocated to our members;

80

•	To the extent legally permissible, we will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of the indenture; and

•	Neither our board of governors nor our members will adopt a plan of liquidation that provides for, contemplates or the effectuation of which is preceded by (a) the sale, lease, conveyance or other disposition of all or substantially all of our assets, otherwise than substantially as an entirety, and (b) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and of our remaining assets to the holders of our units of limited liability company interests, unless, prior to making any liquidating distribution pursuant to such plan, we make provision for the satisfaction of our obligations under the notes.

We are not restricted from incurring additional indebtedness. See “Risk Factors - Risk Factors Relating to the Notes - Because there are limited restrictions on our activities under the indenture, you will have only limited protection under the indenture.”

Consolidation, Merger or Sale

The indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:

•	The resulting or acquiring entity, if other than us, is a U.S. corporation, limited liability company or limited partnership and assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the notes and performance of the covenants in the indenture; and

•	Immediately after the transaction, and giving effect to the transaction, no event of default under the indenture exists.

If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets, according to the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, the successor entity may exercise our rights and powers under the indenture, in our name and we will be released from all our liabilities and obligations under the indenture and under the notes.

Events of Default

The indenture provides that each of the following constitutes an event of default:

•	Failure to pay interest on a note within 15 days after the due date for such payment, whether or not prohibited by the subordination provisions of the indenture;

•	Failure to pay principal on a note within 15 days after the due date for such payment, whether or not prohibited by the subordination provisions of the indenture;

•	Our failure to observe or perform any material covenant, condition or agreement or our breach of any material representation or warranty, but only after we have been given notice of such failure or breach and such failure or breach is not cured within 60 days after our receipt of notice;

81

•	Defaults in certain of our other payment obligations that result in such payment obligations becoming or being declared immediately due and payable and such declaration is not rescinded or annulled within 60 days after our receipt of notice of such declaration; and

•	Certain events of bankruptcy or insolvency with respect to us.

If any event of default occurs and is continuing, other than an event of default involving certain events of bankruptcy or insolvency with respect to us, the trustee or the holders of at least a majority in principal amount of the then outstanding notes may by notice to us declare the unpaid principal of and any accrued interest on the notes to be due and payable immediately. So long as any senior debt is outstanding, however, and a payment blockage period on the notes is in effect, a declaration of this kind will not be effective, and neither the trustee nor the holders of notes may enforce the indenture or the notes, except as otherwise set forth above in “ - Subordination”. In the event senior debt is outstanding and no payment blockage period on the notes is in effect, a declaration of this kind will not become effective until the later of:

The day which is five business days after the receipt by us and the holders of senior debt of such written notice of acceleration; or

•	The day which is five business days after the receipt by us and the holders of senior debt of such written notice of acceleration;

•	The date of acceleration of any senior debt.

In the case of an event of default arising from defaults in our other payment obligations, we will not make any payment, whether for interest or principal, on the notes, and neither the holders of the notes nor the trustee will have the right to sue to enforce the indenture or the notes, so long as the default or event of default under our other debt has occurred and is continuing, unless and until:

•	The default and event of default has been cured or waived or has ceased to exist; or

•	The end of the payment blockage period, which commences on the date the trustee receives written notice of default from a holder of the senior debt and ends on the earlier of:

•	The trustee’s receipt of a valid waiver of default from the holder of senior debt; or

•	The trustee’s receipt of a written notice from the holder of senior debt terminating such a payment blockage period.

Provided, however, that if any of the blockage events described above has occurred and 179 days have passed since the trustee’s receipt of the notice of default without the occurrence of the cure, waiver or termination of all blockage periods described above, the trustee may thereafter sue on and enforce the indenture and the notes as long as any funds paid as a result of any such suit or enforcement action shall be paid toward the senior debt until it is indefeasibly paid in full before being applied to the notes.

82

In the case of an event of default arising from certain events of bankruptcy or insolvency, with respect to us, all outstanding notes will become due and payable without further action or notice.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust power. The trustee may withhold from holders of the notes notice of any continuing default or event of default, except a default or event of default relating to the payment of principal or interest on the notes, if the trustee in good faith determines that withholding notice would have no material adverse effect on the holders.

The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may, on behalf of the holders of all of the notes, waive any existing default or event of default and its consequences under the indenture, except:

•	A continuing default or event of default in the payment of interest on, or the principal of, a note held by a non-consenting holder; or

•	A waiver that would conflict with any judgment or decree.

We are required to deliver to the trustee within 120 days of the end of our fiscal year a certificate regarding compliance with the indenture, and we are required, upon becoming aware of any default or event of default, to deliver to the trustee a certificate specifying such default or event of default and what action we are taking or propose to take with respect to the default or event of default.

Amendment, Supplement and Waiver

Except as provided in this prospectus or the indenture, the terms of the indenture or the notes then outstanding may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding, and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes.

Notwithstanding the foregoing, an amendment or waiver will not be effective with respect to the notes held by a holder who has not consented if it has any of the following consequences:

•	Reduces the aggregate principal amount of notes whose holders must consent to an amendment, supplement or waiver;

•	Reduces the principal of or changes the fixed maturity of any note or alters the repurchase or redemption provisions or the price at which we shall offer to repurchase or redeem the note;

•	Reduces the rate of or changes the time for payment of interest, including default interest, on any note;

•	Waives a default or event of default in the payment of principal or interest on the notes, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration;

•	Makes any note payable in money other than that stated in this prospectus;

•	Makes any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of or interest on the notes;

•	Makes any change to the subordination provisions of the indenture that has a material adverse effect on holders of notes;

•	Modifies or eliminates the right of the estate of a holder or a holder to cause us to repurchase a note upon the death or total permanent disability of a holder; or

•	Makes any change in the foregoing amendment and waiver provisions.

83

Notwithstanding the foregoing, without the consent of any holder of the notes, we and the trustee may amend or supplement the indenture or the notes:

•	To cure any ambiguity, defect or inconsistency;

•	To provide for assumption of our obligations to holders of the notes in the case of a merger, consolidation or sale of all or substantially all of our assets;

•	To make any change that does not adversely affect the legal rights under the indenture of any such holder;

•	To modify our policy regarding repurchases elected by a holder of notes prior to maturity and our policy regarding repurchase of the notes prior to maturity upon the death or total permanent disability of any holder of the notes, but such modifications shall not materially adversely affect any then outstanding notes; or
•	To comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the TIA.

The Trustee

BOKF, NA dba Bank of Oklahoma has agreed to be the trustee under the indenture. The indenture contains certain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions with us.

Subject to certain exceptions, the holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. The indenture provides that in case an event of default specified in the indenture shall occur and not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a reasonable person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Resignation or Removal of the Trustee

The trustee may resign at any time, or may be removed by the holders of a majority of the aggregate principal amount of the outstanding notes. In addition, upon the occurrence of contingencies relating generally to the insolvency of the trustee or the trustee’s ineligibility to serve as trustee under the TIA, we may remove the trustee. However, no resignation or removal of the trustee may become effective until a successor trustee has accepted the appointment as provided in the indenture.

84

Reports to Trustee

We will provide the trustee with quarterly reports containing any information reasonably requested by the trustee. These quarterly reports will include information on each note outstanding during the preceding quarter, including outstanding principal balance, interest credited and paid, transfers made, any redemption or repurchase and interest rate paid.

No Personal Liability of Our Governors, Officers, Employees and Members

No governor, officer, employee, organizer or member of ours will have any liability for any of our obligations under the notes, the indenture or for any claim based on, in respect to, or by reason of, these obligations or their creation. Each holder of the notes waives and releases these persons from any liability, excluding any liability arising under federal securities laws, rules and regulations. The waiver and release are part of the consideration for issuance of the notes.

Service Charges

We may assess service charges for changing the registration of any note to reflect a change in name of the holder, multiple changes in interest payment dates, or transfers, whether by operation of law or otherwise, of a note by the holder to another person.

Additional Securities

We may offer additional classes of securities with terms and conditions different from the notes currently being offered in this prospectus, provided we comply with all applicable securities laws and regulations. We will amend or supplement this prospectus if and when we decide to offer to the public any additional class of security under this prospectus. If we sell the entire principal amount of notes offered in this prospectus, we may register and sell additional notes by amending this prospectus, but we are under no obligation to do so.

Variations in Terms and Conditions

We may from time to time vary the terms and conditions of the notes offered by this prospectus, including, but not limited to: minimum initial principal investment amount requirements; maximum aggregate principal amount limits; interest rates; minimum denominations; service and other fees and charges; and redemption provisions. Terms and conditions may be varied by state, locality, principal amount, type of investor - for example, new or current investor - or as otherwise permitted under the indenture governing the securities offered by this prospectus. No change in terms, however, will apply to any notes issued and outstanding.

Interest Withholding

We will withhold 28% of any interest paid to any investor who has not provided us with a social security number, employer identification number, or other satisfactory equivalent in the subscription agreement, or another document, or where the Internal Revenue Service has notified us that backup withholding is otherwise required. Please read “Material Federal Income Tax Consequences - Reporting and Backup Withholding.”

85

Liquidity

There is not currently a trading market for the notes, and we do not expect that a trading market for the notes will develop.

Satisfaction and Discharge of Indenture

The indenture shall cease to be of further effect upon the payment in full of all of the outstanding notes and the delivery of an officer’s certificate to the trustee stating that we do not intend to issue additional notes under the indenture or, with certain limitations, upon deposit with the trustee of funds sufficient for the payment in full of all of the outstanding notes.

Reports

We will publish annual reports containing financial statements and quarterly reports containing financial information for the first three quarters of each fiscal year. We will send copies of these reports, at no charge, to any holder of notes who sends a written request to:

Twin Cities Power Holdings, LLC

16233 Kenyon Avenue, Suite 210

Lakeville, MN 55044

Telephone: (952) 241-3103

Attention: Corporate Secretary

Our annual and quarterly reports will be filed with the SEC and will also be available for your review on the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549.

86

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

To ensure compliance with United States Treasury Department Circular 230, prospective investors are hereby notified that: (a) any discussion of United States Federal Tax matters in this Offering Summary is not intended to be relied upon, and cannot be relied upon by prospective investors for the purpose of avoiding penalties that may be imposed on them under the United States Tax Laws; (b) such discussion is included in connection with the promotion or marketing of the notes; and (c) prospective investors should seek advice based on their particular circumstances from an independent tax advisor.

The following discussion summarizes the material federal income tax consequences relating to the ownership and disposition of the notes. The discussion is based upon the current provisions of the Internal Revenue Code of 1986, as amended, regulations issued under the Internal Revenue Code and judicial or ruling authority, all of which are subject to change that may be applied retroactively. The discussion assumes that the notes are held as capital assets and does not discuss the federal income tax consequences applicable to all categories of investors, some of which may be subject to special rules such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold notes as a position in a hedging, straddle or conversion transactions, or persons that have a functional currency other than the U.S. dollar. If a partnership holds notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. In addition, it does not deal with holders other than original purchasers. You are urged to consult your own tax advisor to determine the specific federal, state, local and any other tax consequences applicable to you relating to your ownership and disposition of the notes.

Interest Income on the Notes

Subject to the discussion below applicable to “non-U.S. holders,” unless the original issue discount or “OID” rules otherwise require, interest paid on the notes will generally be taxable to you as ordinary income as the income is paid if you are a cash method taxpayer or as the income accrues if you are an accrual method taxpayer. Under the OID rules, the excess of total payments on a note, including interest that is not unconditionally payable at least annually throughout the term of the note, will be currently deductible by the issuer and currently includible in income by the holder, under the constant yield method. Under the constant yield method, you generally would be required to include in income increasingly greater amounts of OID in successive accrual periods.

If you are a cash method holder of a note with a term of one year or less, you are not required to include this OID as income currently unless you elect to do so. Cash method holders who make that election and accrual method holders of short-term notes are generally required to recognize the OID in income currently as it accrues on a straight-line basis unless the holder elects to accrue the OID under the constant yield method, as described above.

Cash method holders of short-term notes who do not include OID in income currently will generally be taxed on stated interest at the time it is received and will treat any gain realized on the disposition of a short-term note as ordinary income to the extent of the accrued OID generally reduced by any prior payments of interest. In addition, these cash method holders will be required to defer deductions for certain interest paid on indebtedness related to purchasing or carrying the short-term notes until the OID is included in the holder’s income.

However, if you report income on the cash method and you hold a note with a term longer than one year that pays interest only at maturity, you generally will be required to include OID accrued during the original term, without regard to renewals, as ordinary gross income as the OID accrues. OID accrues under the constant yield method, as described above.

87

Treatment of Dispositions of Notes

Upon the sale, exchange, retirement or other taxable disposition of a note, you will recognize gain or loss in an amount equal to the difference between the amount realized on the disposition and your adjusted tax basis in the note. Your adjusted tax basis in a note generally will equal your original cost for the note, increased by any accrued but unpaid interest, including OID, you previously included in income with respect to the note and reduced by any payments you previously received, other than interest that is unconditionally payable at least annually throughout the term of the note, with respect to the note. Any gain or loss will be capital gain or loss, except for gain representing accrued interest not previously included in your income. This capital gain or loss will be short-term or long-term capital gain or loss, depending on whether the note had been held for more than one year or for one year or less.

Non-U.S. Holders

Generally, if you are a nonresident alien individual or a non-U.S. corporation and do not hold the note in connection with a United States trade or business, interest paid and OID accrued on the notes will be treated as “portfolio interest” and therefore will be exempt from a 30% United States withholding tax. In that case, you will be entitled to receive interest payments on the notes free of United States federal income tax provided that you periodically provide a statement on applicable IRS forms certifying under penalty of perjury that you are not a United States person and provide your name and address. In addition, in that case you will not be subject to United States federal income tax on gain from the disposition of a note unless you are an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other requirements are met. Interest paid and accrued OID paid to a non-U.S. person are not subject to withholding if they are effectively connected with a United States trade or business conducted by that person and we are provided a properly executed IRS Form W-8ECI. They will, however, generally be subject to the regular United States income tax. If you are a non-U.S. corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business also may be subject to a “branch profits tax” at a 30% rate, although an applicable income tax treaty may provide for lower rate.

Reporting and Backup Withholding

We will report annually to the Internal Revenue Service and to holders of record that are not excepted from the reporting requirements any information that may be required with respect to interest on the notes.

Under certain circumstances, as a holder of a note, you may be subject to “backup withholding” currently at a 28% rate. Backup withholding may apply to you if you are a United States person and, among other circumstances, you fail to furnish on IRS Form W-9 or a substitute Form W-9 your Social Security number or other taxpayer identification number to us. Backup withholding may apply, under certain circumstances, if you are a non-U.S. person and fail to provide us with the statement necessary to establish an exemption from federal income and withholding tax on interest on the note. Backup withholding, however, does not apply to payments on a note made to certain exempt recipients, such as corporations and tax-exempt organizations, and to certain non-U.S. persons. Backup withholding is not an additional tax and may be refunded or credited against your United States federal income tax liability, provided that you furnish certain required information.

This federal tax discussion is included for general information only and may not be applicable depending upon your particular situation. You are urged to consult your own tax advisor with respect to the specific tax consequences to you of the ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

88

Foreign Account Tax Compliance Withholding

Sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FACTA”), impose a U.S. withholding tax of a 30% on payments of interest on the notes and, on or after January 1, 2017, the gross proceeds from a sale or other disposition of the notes paid to (i) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), and (ii) a foreign entity that is not a financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity. An intergovernmental agreement between the U.S. and the applicable foreign country may modify these requirements. Prospective investors should consult their own tax advisors regarding the implications of FACTA with respect to their purchase, ownership and disposition of the notes.

89

PLAN OF DISTRIBUTION

Except as we may otherwise indicate in an applicable prospectus supplement, we will sell these securities directly, without an underwriter, and the securities will be sold by our employees who, under Rule 3a4-1(a) of the Exchange Act, are deemed not to be brokers[; however, we do reserve the right to sell the securities through a broker-dealer and use best efforts selling]. In accordance with the provisions of Rule 3a4-1(a), our employees who sell securities will not be compensated by commission or other remuneration based either directly or indirectly on transactions in the securities, will not be associated with any broker or dealer and will limit their activities so that, among other things, they do not engage in oral solicitations of, and comply with certain specified limitations when responding to inquiries from, potential purchasers.

We plan to market the notes directly to the public, principally through the internet, but from time to time we may use other direct advertising means such as newspaper, radio, mail. We have engaged a third party, Redwater, LLC (“Servicing Agent”), to act as our servicing agent and manage certain administrative and customer service functions relating to the notes, including handling administrative inquiries from potential investors, mailing investment kits, processing subscription agreements and responding to certain written and telephonic questions relating to the notes.

The Servicing Agent will forward to us written or telephonic questions by investors and note holders regarding topics that are not addressed in the prospectus or its supplements, including without limitation questions relating to our finances and business, our performance and practices with regard to the notes, and substantive matters regarding an investment in the notes, unless such questions can be answered solely by reference to our SEC filings. The Servicing Agent may respond to questions that are purely administrative or ministerial in nature.

The Servicing Agent will also be responsible for recording changes in note holders’ addresses or accounts, preparing and issuing maturity and renewal notices, quarterly statements, newsletters, reports and analyses to note holders and to us, directing the paying agent to make scheduled payments, repurchase payments and redemption payments in a timely manner, and directing the paying agent to issue Form 1099INT’s to note holders as required by law. In addition, the Servicing Agent will provide the trustee (with a copy to us) with management reports regarding the notes as required under the indenture. We may elect to perform these duties ourselves.

Subject to a monthly minimum of $2,500, we will pay the Servicing Agent a monthly service fee of $[7.50] per note based on the maximum number of notes outstanding during the month. We will also pay the Servicing Agent a fulfillment fee of $2.00 per investment kit mailed and $0.75 per bonus offer kit mailed. From time to time, the Servicing Agent may also serve as an “advertising agency” and earn the difference between published gross and net advertising rates. The Servicing Agent may also earn a mark-up for facilitating the printing of marketing materials.

All subscriptions, investor materials, and advertisements must be approved by us.

We will bear the expenses incurred in connection with the offer and sale of the notes, including document fulfillment expenses, legal and accounting fees, regulatory fees, due diligence expenses and marketing costs. No one will receive a commission based on notes sold or renewed.

Prior to the offering, there has been no public market for the notes. We do not intend to list the notes on any securities exchange or include them for quotation on Nasdaq. No one is obligated to make a market in the notes, and we do not anticipate that a secondary market for the notes will develop.

We may vary the terms and conditions of the offer by state, locality or as otherwise described under “Description of the Notes - Interest Rate” and “ - Variations in Terms and Conditions” in this prospectus.

90

LEGAL MATTERS

Certain legal matters in connection with the notes will be passed upon for us by Stinson Leonard Street LLP, Minneapolis, Minnesota.

EXPERTS

The consolidated financial statements of Twin Cities Power Holdings, LLC and Subsidiaries as of and for the years ended December 31, 2014 and 2013, included in this prospectus have been so included in reliance on the report of Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the notes being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to Twin Cities Power Holdings, LLC and the notes offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. You can read our SEC filings, including the registration statement, on the Internet at the SEC’s website. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We are subject to the informational requirements of the Exchange Act and, in accordance with the requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports and other information will be available for inspection and copying at the public reference room and web site of the SEC referred to above. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are made available free of charge on our website at http://www.twincitiespower.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

91

Twin Cities Power Holdings, LLC

And Subsidiaries

Lakeville, Minnesota

Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013

92

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

TWIN CITIES POWER HOLDINGS, LLC AND SUBSIDIARIES

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Governors and Members

Twin Cities Power Holdings, LLC and Subsidiaries

Lakeville, Minnesota

We have audited the accompanying consolidated balance sheets of Twin Cities Power Holdings, LLC and Subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive income, members’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Twin Cities Power Holdings, LLC and Subsidiaries as of December 31, 2014 and 2013, and the results of their operations and cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota

March 27, 2015, except for Note 22 as to which date is April 13, 2015

F-2

Twin Cities Power Holdings, LLC and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2014 and 2013

	2014	2013

Assets
Current assets
Cash - unrestricted	$2,397,300	$3,190,495
Cash in trading accounts	20,987,152	10,484,448
Accounts receivable - trade	2,394,246	1,315,209
Note receivable	–	140,964
Marketable securities	311,586	256,004
Prepaid expenses and other current assets	528,919	242,482
Total current assets	26,619,203	15,629,602

Property, equipment, and furniture, net	762,529	504,298

Other assets
Intangible assets, net	269,149	305,978
Deferred financing costs, net	241,744	337,559
Cash - restricted	1,319,371	320,188
Land held for development	953,462	110,477
Mortgage note receivable	–	353,504
Investment in convertible notes	1,604,879	–
Total assets	$31,770,337	$17,561,606

Liabilities and Members' Equity
Current liabilities
Current portions of debt
Revolver	$1,105,259	$–
Senior notes	312,068	200,000
Renewable unsecured subordinated notes	7,234,559	4,922,596
Accounts payable - trade	1,544,103	1,035,644
Accrued expenses	681,995	683,556
Accrued compensation	3,601,282	299,439
Accrued interest	849,913	359,758
Obligations under non-competition agreement	–	250,000
Obligations under settlement agreement	582,565	–
Total current liabilities	15,911,744	7,750,993

Long-term liabilities
Senior notes	217,451	–
Renewable unsecured subordinated notes	10,418,569	5,062,230
Obligations under settlement agreement	2,524,448	–
Total liabilities	29,072,212	12,813,223

Commitments and contingencies

Members' equity
Series A preferred equity	2,745,000	2,745,000
Common equity	(193,624)	1,302,994
Accumulated other comprehensive income	146,749	700,389
Total members' equity	2,698,125	4,748,383
Total liabilities and members' equity	$31,770,337	$17,561,606

See notes to consolidated financial statements.

F-3

Twin Cities Power Holdings, LLC and Subsidiaries

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2014 and 2013

	2014	2013
Revenue
Wholesale trading revenue, net	$38,611,944	$25,305,723
Retail electricity revenue	11,229,476	7,479,775
	49,841,420	32,785,498

Costs and expenses
Cost of retail electricity sold	11,440,672	7,760,674
Retail sales and marketing	324,948	493
Compensation and benefits	21,722,319	15,965,063
Professional fees	2,487,056	1,673,454
Other general and administrative	6,093,843	2,853,517
Trading tools and subscriptions	1,332,804	922,756
	43,401,642	29,175,957

Operating income	6,439,778	3,609,541

Other income (expense)
Interest expense	(2,293,376)	(1,501,935)
Interest income	142,915	30,272
Gain (loss) on foreign currency exchange	(720,952)	2,261
Realized gain on sale of marketable securities	65,655	–
Other income	145,164	–
	(2,660,594)	(1,469,402)

Income before income taxes	3,779,184	2,140,139
Income tax provision	–	8,823

Net income	3,779,184	2,131,316
Distributions - preferred	(549,072)	(549,036)

Net income attributable to common	3,230,112	1,582,280

Other comprehensive income (loss)
Foreign currency translation adjustment	661,033	(201,303)
Change in fair value of cash flow hedges	(1,220,022)	438,646
Unrealized gain on investment securities	5,349	5,767

Comprehensive income	$3,225,544	$2,374,426

See notes to consolidated financial statements.

F-4

Twin Cities Power Holdings, LLC and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2014 and 2013

	2014	2013
Cash flows from operating activities
Net income	$3,779,184	$2,131,316
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	869,631	557,035
Gain on sale of marketable securities	(65,655)
Loss on sale of property, equipment, and furniture	–	14,802
Loss on settlement agreement.	3,607,013	–
(Increase) decrease in:
Trading accounts and deposits	(10,528,239)	2,013,968
Accounts and notes receivable	(1,079,036)	876,059
Prepaid expenses and other assets	(183,638)	(52,674)
Increase (decrease) in:
Accounts payable - trade	508,459	(433,664)
Accrued expenses	(145,870)	613,178
Accrued compensation	3,301,843	(1,684,949)
Accrued interest	490,155	315,286
Obligations under settlement agreement	(500,000)	–
Net cash provided by operating activities	53,847	4,350,357

Cash flows from investing activities
Purchase of marketable securities	(1,214,004)	(250,237)
Proceeds from sale of marketable securities	1,229,426	–
Purchase of convertible notes	(1,604,879)	–
(Advance) repayment of note receivable.	140,964	(140,964)
Purchase of property, equipment, and furniture	(202,759)	(134,135)
Purchase of land held for development	(184,529)	(110,477)
Purchase of mortgage note receivable	–	(353,504)
Advance of restricted cash	(999,183)	(320,188)
Acquisition of Discount Energy Group, LLC	(680,017)	–
Net cash used in investing activities	(3,514,981)	(1,309,505)

Cash flows from financing activities
Deferred financing costs	(35,000)	–
Proceeds from line of credit.	700,000	–
Payments on line of credit	(700,000)	–
Payments on senior notes	(203,433)	(4,066,927)
Proceeds from revolver	1,850,000	–
Payments on revolver	(744,741)	–
Proceeds from renewable unsecured subordinated notes	9,308,708	8,625,775
Redemptions of renewable unsecured subordinated notes	(1,640,406)	(654,087)
Payment of obligations under non-competition agreement	(250,000)	(250,000)
Distributions - preferred	(549,072)	(549,036)
Distributions - common	(4,726,730)	(3,491,890)
Net cash from (used in) financing activities	3,009,326	(386,165)

Net increase (decrease) in cash	(451,808)	2,654,687

Effect of exchange rate changes on cash	(341,387)	(236,044)

Cash - unrestricted
Beginning of year	3,190,495	771,852
End of year	$2,397,300	$3,190,495

See notes to consolidated financial statements.

F-5

Twin Cities Power Holdings, LLC and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

For the Years Ended December, 31 2014 and 2013

	2014	2013
Non-cash investing and financing activities:
Effective portion of cash flow hedges	$(863,408)	$356,614

Obligations under non-competition agreement	$–	$500,000

Series A preferred units issued in exchange for redeemable preferred units	$–	$2,745,000

Acquisition of land for development via foreclosure on mortgage loan	$353,504	$–

Acquisition of land for development via assignment and assumption agreement	$304,952	$–

Unrealized gain on marketable securities	$11,116	$5,767

Supplemental disclosures of cash flow information:
Cash payments for interest	$1,793,221	$1,186,649

Cash payments for income taxes, net	$–	$8,823

See notes to consolidated financial statements.

F-6

Twin Cities Power Holdings, LLC and Subsidiaries

Consolidated Statements of Changes in Members’ Equity

For the Years ended December 31, 2014 and 2013

	Series A Preferred Equity	Common Equity	Accumulated Other Comprehensive Income	Total
Balance - December 31, 2012	$–	$3,196,737	$457,279	$3,654,016

Issued in exchange for redeemable preferred units	2,745,000	–	–	2,745,000

Net income	–	2,131,316	–	2,131,316
				–
Other comprehensive income	–	–	243,110	243,110
				–
Distributions - preferred	–	(549,036)	–	(549,036)
				–
Distributions - common	–	(3,476,023)	–	(3,476,023)

Balance - December 31, 2013	$2,745,000	$1,302,994	$700,389	$4,748,383

Net income	–	3,779,184	–	3,779,184
				–
Other comprehensive loss	–	–	(553,640)	(553,640)
				–
Distributions - preferred	–	(549,072)	–	(549,072)
				–
Distributions - common	–	(4,726,730)	–	(4,726,730)

Balance - December 31, 2014	$2,745,000	$(193,624)	$146,749	$2,698,125

See notes to consolidated financial statements.

F-7

Twin Cities Power Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

1.	Organization

Twin Cities Power Holdings, LLC (“TCPH” or the “Company”) is a Minnesota limited liability company formed on December 30, 2009, but had no assets or operations prior to December 31, 2011. On November 14, 2011, TCPH entered into an Agreement and Plan of Reorganization (the “Reorganization”) with its then current members and Twin Cities Power, LLC (“TCP”), Cygnus Partners, LLC (“CP”), and Twin Cities Energy, LLC (“TCE”) which were affiliated through common ownership. Effective December 31, 2011, following receipt of approval from the Federal Energy Regulatory Commission (“FERC”), the members of TCP, CP, and TCE each contributed all of their ownership interests in these entities to TCPH in exchange for ownership interests in TCPH. Consequently, after the Reorganization, which made TCPH a holding company and the sole member of each of TCP, CP, and TCE, the financial statements are presented on a consolidated basis. The Reorganization was accounted for as a transaction among entities under common control.

Through its wholly-owned subsidiaries, the Company maintains market-based rate authority granted by FERC and trades financial power in wholesale electricity markets managed by Independent System Operators or Regional Transmission Organizations and regulated by FERC (collectively, “ISOs”) including those managed by the Midcontinent Independent System Operator (“MISO”), the PJM Interconnection (“PJM”), ISO New England (“ISO-NE”), and the New York Independent System Operator (“NYISO”). We also are members of the Electric Reliability Council of Texas (“ERCOT”) which is an ISO regulated by the Texas Public Utilities Commission and the Texas Legislature. The Company also trades electricity and other energy-related commodities and derivatives on exchanges operated by the Intercontinental Exchange® (“ICE”), the Natural Gas Exchange Inc. (“NGX”), and the CME Group (“CME”) which are regulated the Commodity Futures Trading Commission (“CFTC”). The Company entered the retail energy services business in 2012 via the acquisition of certain assets and the business of a small retail energy supplier, in 2013 the Company entered the residential real estate development business, and in 2014, the Company made additional investments in its diversified investments segment. Consequently, the Company has three business segments used to measure its activity – wholesale trading, retail energy services, and diversified investments.

On October 27, 2014, the Company formed Apollo Energy Services, LLC (“Apollo”) as a wholly-owned subsidiary for the purpose of providing centralized services to the Company’s various other subsidiaries. Substantially all of the management rights and certain of the direct employees of TCPH were transferred to Apollo as of January 1, 2015.

The Operating Companies

TCP was formed on January 1, 2007 and currently has the following subsidiaries:

•	TC Energy Trading, LLC was formed on May 22, 2009 and is currently inactive.
•	Chesapeake Trading Group, LLC (“CTG”) was formed on June 16, 2009 and is currently active.
•	Summit Energy, LLC, (“SUM”) was formed on December 4, 2009, is currently active, and has two classes of members - a voting class, Class A, and a non-voting class, Class B. TCP owns 100% of the Class A units, which represent 100% of the equity interest in SUM. The rights of Class B members are limited to specific allocations of income and loss as set forth in the member control agreement and are recorded as profits interests in the year earned. Accordingly, the accompanying balance sheets and statements of comprehensive income do not reflect a non-controlling interest related to Class B members.
•	Minotaur Energy Futures, LLC (“MEF”) was formed on March 25, 2014 and is currently active.

F-8

CP was formed on March 14, 2008. CP is consolidated with Cygnus Energy Futures, LLC (“CEF”) which was formed on July 24, 2007. CEF has two classes of members - a voting class, Class A, and a non-voting class, Class B. CP owns 100% of CEF’s Class A member units, which represent 100% of the equity interest in CEF. The rights of Class B members are limited to specific allocations of income and loss as set forth in the member control agreement and are recorded as profits interests in the year earned. Accordingly, the accompanying balance sheets and statements of comprehensive income do not reflect a non-controlling interest related to Class B members.

TCE was formed on March 27, 2008. TCE is consolidated with TCPC, which was formed on January 29, 2008 as a Canadian unlimited liability corporation and converted to a regular Alberta corporation in February 2012. On February 1, 2011, TCPH commenced a major restructuring of the operations of TCPC. During the third quarter of 2012, after review of the progress of the restructuring, the potential implications of the FERC investigation, and the outlook for the subsidiary, management concluded that it was unlikely that TCPC would ever be able to provide an adequate return. Consequently, on September 5, 2012, TCE resolved that TCPC should cease all operations on September 14, 2012. TCPC’s remaining employee was terminated and he became an independent contractor to the Company; its remaining fixed assets were transferred, the office lease was abandoned; the process of canceling or withdrawing its permits and licenses issued by Canadian energy regulatory authorities was initiated; and all accounts were closed except for two bank accounts.

During the year ended December 31, 2014, TCPC was inactive. During the year ended December 31, 2013 the entity had no revenue and operating income of $4,500 due solely to refunds received as a result of cancelling certain insurance policies and trading subscriptions.

On June 29, 2012, TCP acquired certain assets and the business of Community Power & Utility LLC, a retail energy supplier serving residential and small commercial markets in Connecticut. The business was re-named Town Square Energy (“TSE”), and beginning on July 1, 2012, the Company began selling electricity to retail accounts. Initially, TSE was run as a division of TCP but effective June 1, 2013, TSE was reorganized as a wholly-owned subsidiary of the Company and on October 25, 2013, in anticipation of the receipt of FERC approval of the Company’s acquisition of Discount Energy Group, LLC (“DEG”), a retail energy business licensed by the states of Maryland, New Jersey, Pennsylvania, and Ohio, the Company formed a new first-tier subsidiary, Retail Energy Holdings, LLC (“REH”), and transferred the ownership of TSE to this entity. FERC approval of the acquisition of DEG was received on December 13, 2013 and the transaction closed on January 2, 2014.

On October 23, 2013, the Company formed Cyclone Partners, LLC (“Cyclone”) as a wholly-owned subsidiary to take advantage of certain investment opportunities believed to be present in the residential real estate market.

2.	Summary of Significant Accounting Policies

Consolidation

The accompanying consolidated financial statements include all of the accounts of the Company and its first and second-tier subsidiaries. Intercompany transactions and balances have been eliminated.

F-9

Use of Estimates

Preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts for revenue and expenses during the reported period. Actual results could differ from those estimates.

Cash Equivalents

Cash equivalents include highly liquid investments with an original maturity of three months or less at the time of purchase. As of December 31, 2014 and 2013, the Company had no cash equivalents.

Reclassifications

Certain amounts reported in prior periods have been reclassified to conform to the current period’s presentation. There was no effect on members’ equity or net income as previously reported.

Revenue Recognition

Wholesale Trading

The Company’s wholesale trading activities use derivatives such as swaps, forwards, futures, and options to generate trading revenues. These contracts are marked to fair value in the accompanying consolidated balance sheets. The Company’s agreements with the ISOs and the exchanges permit net settlement of contracts, including the right to offset cash collateral in the settlement process. Accordingly, the Company nets cash collateral against the derivative position in the accompanying consolidated balance sheets. All realized and unrealized gains and losses on derivative instruments held for trading purposes are recorded in revenues.

Retail Energy Services

Revenue from the retail sale of electricity to customers is recorded in the period in which the commodity is consumed, net of any applicable sales tax. The Company follows the accrual method of accounting for revenues whereby electricity consumed by customers but not yet billed under the cycle billing method is estimated and accrued along with the related costs. Changes in estimates are reflected in operations in the period in which they are refined. During the years ended December 31, 2014 and 2013, the Company recorded additional retail sales of electricity of $465,000 and $0, respectively, due to a change in the amount of estimated unbilled revenue.

Diversified Investments

Revenues from real estate developments, if any, are recognized at the time of sale closing if all significant conditions are satisfied, including adequate down payment, reasonable assurance of collectability of any notes received, and completion of other contract requirements. Recognition of all or part of the revenue is deferred if any significant conditions are not satisfied.

F-10

Derivative Instruments

In our wholesale operations, we use derivative contracts for trading purposes, seeking to profit from perceived opportunities driven by expected changes in market prices. In our retail business, the Company is exposed to volatility in the cost of energy acquired for sale to customers, and as a result, we use derivatives to hedge or reduce this variability.

Our retail operations follow ASC 815, Derivatives and Hedging (“ASC 815”) guidance that permits “hedge accounting” under which the effective portion of gains or losses from the derivative and the hedged item are recognized in earnings in the same period. To qualify for hedge accounting, the hedge relationships must meet extensive documentation requirements and hedge effectiveness and ineffectiveness must be assessed and measured on an on-going basis.

“Hedge effectiveness” is the extent to which changes in the fair value of the hedging instrument offset the changes in the cash flows of the hedged item. Conversely, “hedge ineffectiveness” is the measure of the extent to which the change in fair value of the hedging instrument does not offset those of the hedged item. If a transaction qualifies as a “highly effective” hedge, ASC 815 permits matching of the timing of gains and losses of the hedged item and the hedging instrument.

For a cash flow hedge, the effective portion of any change in the hedging instrument’s fair value is recorded as other comprehensive income until the change in value of the hedged item is recognized in earnings.

Financial Instruments

The Company holds various financial instruments. The nature of these instruments and the Company’s operations expose the Company to foreign currency risk, credit risk, and fair value risk.

Foreign Currencies

A portion of the Company’s assets and liabilities are denominated in Canadian dollars and are subject to fluctuations in exchange rates. The Company does not have any exposure to any highly inflationary foreign currencies.

For foreign subsidiaries whose functional currency is the local foreign currency, balance sheet accounts are translated at exchange rates in effect at the end of the month and income statement accounts are translated at average monthly exchange rates for the period. Foreign currency transactions denominated in a foreign currency result in gains and losses due to the increase or decrease in exchange rates between periods. Translation gains and losses are included as a separate component of equity. Gains and losses from foreign currency transactions are included in other income or expense. Foreign currency transactions resulted in losses of $720,952 and $2,261 for the years ended December 31, 2014 and 2013, respectively.

Concentrations of Credit Risk

Financial instruments that subject the Company to concentrations of credit risk consist principally of deposits in trading accounts and accounts receivable. The Company has a risk policy that includes value-at-risk calculations, position limits, stop loss limits, stress testing, system controls, position monitoring, liquidity guidelines, and compliance training.

F-11

At any given time there may be concentrations of receivables balances with one or more of the exchanges upon which we transact our wholesale business or, in the case of retail, one or more of the utilities operating in purchase of receivables states in which we do business.

Fair Value

The fair values of the Company’s cash, accounts receivable, and accounts payable were considered to approximate their carrying values at December 31, 2014 and 2013 due to the short-term nature of the accounts.

Management believes the carrying values of the Company’s notes payable and Renewable Unsecured Subordinated Notes reasonably approximate their fair value at December 31, 2014 and 2013 due to the relatively new age of these particular instruments. No assessment of the fair value of these obligations has been completed and there is no readily available market price.

See also “8. – Fair Value Measurements”.

Accounts Receivable

Receivables are reported at the amount management expects to collect from outstanding balances. Differences between amounts due and expected collections are reported in the results of operations for the period in which those differences are determined. Receivables are written off only after collection efforts have failed, and the Company typically does not charge interest on past due accounts. There was no allowance for doubtful accounts as of December 31, 2014 or 2013.

Marketable Securities

The Company classifies its investments in marketable securities as “available-for-sale”. Available-for-sale securities are required to be carried at their fair value, with unrealized gains and losses that are considered temporary in nature recorded in “accumulated other comprehensive income” or “AOCI”. The Company periodically evaluates its investments in marketable securities for impairment due to declines in market value considered to be other than temporary. Such impairment evaluations include, in addition to persistent, declining market prices, general economic and Company-specific valuations. If the Company determines that a decline in market value is other than temporary, then a charge to operations is recorded in “other expense” and a new cost basis in the investment is established.

Property, Equipment, and Furniture

Property, equipment and furniture are carried at cost and additions or replacements are capitalized. The cost of equipment disposed of or retired and the related accumulated depreciation are eliminated from the accounts with any gain or loss included in operations. Equipment, computers, internally-developed software, and furniture are depreciated using the straight-line method over the estimated useful lives of the assets that range from 3 to 7 years. Property is depreciated using the straight-line method over the estimated useful life of 27.5 years. Leasehold improvements are depreciated using the straight-line method over the shorter of the lease term, or the estimated useful life of the asset. Expenditures for repairs and maintenance are charged to expense as incurred.

Land Held for Development

Costs that relate directly to development projects are capitalized and allocated using the specific identification method. Land acquisition, improvements, and holding costs, including real estate taxes and interest are capitalized while a development is in progress. Interest expense, if any, is capitalized based on specific identification of notes payable issued to finance specific assets under development. Once development on a project has been completed and sales have begun, remaining inventory is recorded at the lower of cost or market. Development costs are charged to cost of sales when the related revenue is recognized or when a development is abandoned.

F-12

Business Combinations

The Company accounts for business combinations in accordance with ASC 805, Business Combinations (“ASC 805”), which requires an acquirer to recognize and measure in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquisition at fair value at the transaction date. In addition, transaction costs are expensed as incurred. See “10 - Intangible Assets”.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to future net undiscounted cash flows expected to be generated by the asset group. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of, if any, are reported at the lower of the carrying amount or fair value less costs to sell. To date, the Company has determined that no impairment of long-lived assets exists.

Profits Interests

Specific second-tier subsidiaries of the Company have Class B members. Under the terms of the subsidiaries’ member control agreements, Class B members have no voting rights, are not required to contribute capital, and have no rights to distributions following termination of employment, but are entitled to a defined share of profits while employed. Since Class B members have no corporate governance rights or risk of capital loss (or gain), they do not own non-controlling equity interests and profits interests payments are recorded as compensation expense during the period earned and are classified as accrued compensation on the balance sheet.

During the years ended December 31, 2014 and 2013, the Company included $6,363,520 and $4,300,561, respectively, in compensation and benefits representing the allocation of profits interests to Class B members.

Income Taxes

The Company’s subsidiaries are not taxable entities for U.S. federal income tax purposes. As such, the Company does not directly pay federal income tax. Taxable income or loss, which may vary substantially from the net income or net loss reported in our consolidated statements of comprehensive income, is includable in the federal income tax returns for each member. The holder of the Company’s preferred units is taxed based on distributions received, while holders of common units are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liability for federal or state income taxes has been made for those entities.

TCPC files tax returns with the Canada Revenue Agency and the Tax and Revenue Administration of Alberta.

F-13

In accounting for uncertainty in income taxes, we recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. The Company recognizes interest and penalties on any unrecognized tax benefits as a component of income tax expense. Based on evaluation of the Company’s tax positions, management believes all positions taken would be upheld under an examination.

The Company’s federal and state tax returns are potentially open to examinations for the years 2011 through 2014 and its Canadian tax returns are potentially open to examination for the years 2011 through 2014.

On November 12, 2012, a letter from the Minnesota Department of Revenue was received notifying the Company that TCP’s 2009, 2010, and 2011 returns were under review by the Department. The final audit report was issued by the Department on May 29, 2013. The results of the final audit had no impact on the financial position or results of operations of the Company.

On October 24, 2013 a letter from the Minnesota Department of Revenue was received notifying the Company that TCP has been selected for a sales and use tax audit. The period under audit was July 1, 2010 through September 30, 2013. The final audit report was issued by the Department on January 7, 2014. The results of the final audit had no impact on the financial position or results of operations of the Company.

On October 24, 2013, a letter from the Canada Revenue Agency (“CRA”) was received notifying the Company that refund requests for the years 2009-2011 submitted by TCE on June 3, 2013 had been referred to the Non-Resident Audit Division for further review. On April 22, 2014 a letter from the CRA was received noting that an adjustment was made to our account.

On January 6, 2014, TCPH received a notice from the Internal Revenue Service (“IRS”) notifying us that the Company’s 2012 tax return was under review. On July 31, 2014, the Company was informed by the IRS that its 2012 tax return was accepted with no adjustments.

New Accounting Pronouncements

In May 2014, the FASB issued new accounting guidance related to revenue recognition. This new standard will eliminate all industry-specific guidance and replace all current U.S. GAAP guidance on the topic. The new revenue recognition standard provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. This guidance will be effective for the Company beginning January 1, 2017 and can be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. We are currently assessing the impact on the Company’s consolidated financial statements.

In March 2013, the FASB issued ASU No. 2013-05, Foreign Currency Matters (Topic 830), Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity. This ASU clarifies the applicable guidance for the release of the cumulative translation adjustment for entities that cease to hold a controlling financial interest in a subsidiary or group of assets within a foreign entity when the subsidiary or group of assets is a nonprofit activity or a business and there is a cumulative translation adjustment balance associated with that foreign entity. The standard also affects entities that lose a controlling financial interest in an investment in a foreign entity by sale or other transfer event and those that acquire a business in stages. Under the new guidance, the cumulative translation adjustment is released into net income only if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided. The adoption of the standard on January 1, 2014 did not have a material impact on the Company’s financial statements.

F-14

3.	Cash

The Company deposits its un-restricted cash in financial institutions. Balances, at times, may exceed federally insured limits.

Restricted cash on our balance sheet at December 31, 2014 and 2013 was $1,319,371 and $320,188, respectively. At December 31, 2014, all restricted cash was posted as security in connection with certain litigation in the Canadian courts. See “19 - Commitments and Contingencies”.

Cash held in trading accounts may be unavailable at times for immediate withdrawal depending upon trading activity. Cash needed to meet credit requirements for outstanding trades and that was available for immediate withdrawal as of December 31, 2014 and 2013 was as follows:

	December 31,	December 31,
	2014	2013
Credit requirement	$4,817,881	$2,185,175
Available credit	16,169,271	8,299,273
Cash in trading accounts	$20,987,152	$10,484,448

4.	Accounting for Derivatives and Hedging Activities

The following table lists the fair values of the Company’s derivative assets and liabilities as of December 31, 2014 and 2013:

	Fair Value
	Asset Derivatives	Liability Derivatives
At December 31, 2014
Designated as cash flow hedges:
Energy commodity contracts	$15,732	$(879,140)
Not designated as hedging instruments:
Energy commodity contracts	2,350,662	(2,556,862)
FTR , net	1,435,819	–
Total derivative instruments	3,802,213	(3,436,002)
Cash deposits in collateral accounts	20,620,941	–
Cash in trading accounts, net	$24,423,154	$(3,436,002)

At December 31, 2013
Designated as cash flow hedges:
Energy commodity contracts	$417,309	$(60,695)
Not designated as hedging instruments:
Energy commodity contracts	717,606	(757,828)
Total derivative instruments	1,134,915	(818,523)
Cash deposits in collateral accounts	10,168,056	–
Cash in trading accounts, net	$11,302,971	$(818,523)

F-15

As of December 31, 2014, we had hedged the cost of 48,947 MWh (approximately 10.5% of expected 2015 electricity purchases for the customers receiving service from us as of that date) and $863,408 of the net loss on the effective portion of the hedge was deferred and included in AOCI. This amount is expected to be reclassified to cost of energy sold by December 31, 2015.

As of December 31, 2013, we had hedged the cost of 32,760 MWh (approximately 32% of expected 2014 electricity purchases for the customers receiving service from us as of that date) and $356,614 of the net gain on the effective portion of the hedge was deferred and included in AOCI. This entire amount was reclassified to cost of energy sold by December 31, 2014.

The following table summarizes the amount of gain or loss recognized in AOCI or earnings for derivatives designated as cash flow hedges for the periods indicated:

	Gain (Loss) Recognized in AOCI	Income Statement Classification	Gain (Loss) Reclassified from AOCI
Year Ended December 31, 2014
Cash flow hedges	$(1,128,514)	Cost of energy sold	$91,508

Year Ended December 31, 2013
Cash flow hedges	$685,936	Cost of energy sold	$247,290

The following table provides details with respect to changes in AOCI as presented in our consolidated balance sheets, including those relating to our designated cash flow hedges, for the period from January 1, 2013 to December 31, 2014:

	Foreign Currency	Cash Flow Hedges	Available for Sale Securities	Total

Balance - December 31, 2012	$539,311	$(82,032)	$–	$457,279

Other comprehensive income (loss) before reclassifications	(201,303)	685,936	5,767	490,400

Amounts reclassified from AOCI	–	(247,290)	–	(247,290)

Net current period other comprehensive income (loss)	(201,303)	438,646	5,767	243,110

Balance - December 31, 2013	$338,008	$356,614	$5,767	$700,389

Other comprehensive income (loss) before reclassifications	661,033	(1,128,514)	11,116	$(456,365)

Amounts reclassified from AOCI	–	(91,508)	(5,767)	(97,275)

Net current period other comprehensive income (loss)	661,033	(1,220,022)	5,349	(553,640)

Balance - December 31, 2014	$999,041	$(863,408)	$11,116	$146,749

F-16

5.	Accounts Receivable

Accounts receivable – trade consists of receivables from both our wholesale trading and retail segments. Wholesale trading receivables represent net settlement amounts due from a market operator or an exchange while those from retail include amounts resulting from sales to end-use customers.

	December 31,	December 31,
	2014	2013
Wholesale trading	$515,999	$168,953
Retail energy services - billed	1,158,019	944,100
Retail energy services - unbilled	720,228	202,156
Accounts receivable - trade	$2,394,246	$1,315,209

As of December 31, 2014, there were two individual accounts with receivable balances greater than 10%; one in the wholesale segment, representing 21% of the balance at year end, and one in the retail energy services segment, representing 44% of the balance at year end.

As of December 31, 2013, there were two individual accounts in the Company’s retail energy services segment with receivable balances greater than 10% that aggregated 87% of total consolidated accounts receivable. The Company believes that any risk associated with these concentrations would be minimal, if any.

6.	Notes Receivable

The note receivable at December 31, 2013 consisted of $140,000 advanced to DEG on November 25, 2013. The note bore interest at 8.00% and was payable in monthly installments on the last day of each month. The note was repaid on January 2, 2014 upon closing of the acquisition of DEG.

7.	Marketable Securities

The following table shows the cost and estimated fair value of available-for-sale securities at December 31, 2014 and 2013:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2014
U.S. equities	$299,836	$11,116	$–	$310,952
Money market fund	634	–	–	634
Total	$300,470	$11,116	$–	$311,586

At December 31, 2013
U.S. equities	$224,415	$5,836	$–	$230,251
International equities	25,047	–	(69)	24,978
Money market fund	775	–	–	775
Total	$250,237	$5,836	$(69)	$256,004

For the years ended December 31, 2014 and 2013, the Company had sales of securities and realized a gain of $65,655 and zero, respectively, and recognized no impairment charges.

F-17

The following table shows the gross unrealized losses on, and fair value of, securities positions by the length of time such assets were in a continuous loss position as of December 31, 2014 and 2013:

	Less than Twelve Months
	Gross Unrealized Losses	Fair Value
At December 31, 2014
International equities	$–	$–

At December 31, 2013
International equities	$(69)	$24,978

8.	Fair Value Measurements

The Fair Value Measurement Topic of FASB’s ASC establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The three types of valuation inputs in the fair market hierarchy are as follows:

•	“Level 1 inputs” are quoted prices in active markets for identical assets or liabilities.

•	“Level 2 inputs” are inputs other than quoted prices that are observable either directly or indirectly for the asset or liability.

•	“Level 3 inputs” are unobservable inputs for which little or no market data exists.

Financial instruments categorized as Level 1 holdings are publicly traded in liquid markets with daily quotes and include exchange-traded derivatives such as futures contracts and options, certain highly-rated debt obligations, and some equity securities. Holdings such as shares in money market mutual funds that are based on net asset values as derived from quoted prices in active markets of the underlying securities are also classified as Level 1. The fair values of financial instruments that are not publicly traded in liquid markets, but do have characteristics similar to observable market information such as wholesale commodity prices, interest rates, credit margins, maturities, collateral, and the like upon which valuations are based are categorized in Level 2. Financial instruments that are not traded in publicly quoted markets or that are acquired based on prices and terms determined by direct negotiation with the issuer are classified as Level 3. Level 3 securities are carried at book value which management believes approximates fair value, until circumstances otherwise dictate while Level 3 derivatives are adjusted to fair value based on appropriate mark-to-model methodologies.

Generally, with respect to valuation of Level 3 instruments, significant changes in inputs will result in higher or lower fair value measurements, any particular calculation or valuation methodology may produce estimates that may not be indicative of net realizable value or reflective of future fair values, and such variations could be material.

From time to time, the Company may engage third parties such as appraisers, brokers, or investment bankers to assist management in its valuation and classification of financial instruments.

There have been no changes in the methodologies used since December 31, 2013.

The following table presents certain assets measured at fair value on a recurring basis as of the dates indicated:

	Level 1	Level 2	Level 3	Total
December 31, 2014
Cash in trading accounts, net	$19,551,333	$–	$–	$19,551,333
FTR positions, net	–	–	1,435,819	1,435,819
Marketable securities	311,586	–	–	311,586
Investment in convertible notes	–	–	1,604,879	1,604,879

December 31, 2013
Cash in trading accounts, net	$10,484,448	$–	$–	$10,484,448
Marketable securities	256,004	–	–	256,004
Mortgage note receivable	–	–	353,504	353,504

F-18

There were no transfers during the year ended December 31, 2014 between Levels 1 and 2.

Level 3 Assets

The following table reconciles beginning and ending Level 3 fair value financial instrument balances for the years ended December 31, 2014 and 2013:

Fair Value Measurement Using Significant Unobservable Inputs (Level 3)
Balance - December 31, 2012	$–

Total gains and losses:
Included in other comprehensive income	–
Included in earnings	–
Purchases	353,504
Transfers into Level 3	–
Transfers out of Level 3	–
Balance - December 31, 2013	353,504

Total gains and losses:
Included in other comprehensive income	–
Included in earnings	1,435,819
Purchases	1,604,879
Transfers into Level 3	–
Transfers out of Level 3*	(353,504)
Balance - December 31, 2014	$3,040,698

Gains for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held as of December 31, 2014	$1,435,819

___________________

* - Reflects foreclosure on mortgage note and transfer of land received to "Land held for development"; see "Note 12 - Land Held for Development; Mortgage Receivable".

Valuation Techniques and Sensitivity of Level 3 Fair Values

The following table describes the valuation techniques used to measure the fair value of the Company’s Level 3 assets at December 31, 2014.

Type of Level 3 Asset	Fair Value at December 31, 2014	Valuation Techniques	Unobservable Inputs	Range of Inputs

FTRs	$ 1,435,819	Mark-to-model	Forward congestion prices	$(7.35) to $24.18 per MWh
Investment in convertible notes	$ 1,604,879	Private equity component: Discounted cash flow and market multiples for both comparable publicly traded companies and merger and acquisition transactions	Future cash flows	various
			Component costs of capital	6.92 to 12.80% for debt, 19.15% for equity
			Target capital structure	33% debt, 67% equity
			Marginal tax rate	40%
			Weighted average cost of capital	14.47%
			Price/sales ratio	0.71x to 3.80x
			Price/earnings ratio	17.08x to 49.19x
			Price/cash flow ratio	7.36x to 14.32x
			Price/assets ratio	1.69x
			Price/book ratio	1.37x to 3.23x
			Price/EBITDA ratio	6.48x
		Debt component: Comparable credits	Credit margins	3.00% to 10.27%
			Deferred financing costs	2.00% to 4.00%
		Embedded option: Black-Scholes option valuation model	Current stock price	$0.00 to $0.01/share
			Option exercise price	$0.01/share
			Risk-free rate	0.10%
			Stock price volatility	100%
			Time to expiration	5 years

F-19

Changes in the inputs listed above would have a direct impact on the fair values of the above instruments. For example, the significant unobservable input used in the fair value measurement of the FTRs is the price of forward congestion. Increases or decreases in the market price proxy values assumed would result in significantly higher or lower fair values. Further, an increase or decrease in the estimated current price of the embedded option incorporated into the convertible notes would increase or decrease the fair value of the investment.

Financial Transmission Rights

FTRs are derivative financial instruments that entitle the holder to a stream of revenues, or require them to pay charges, based on the differences in day-ahead market marginal congestion cost (“MCC”) across transmission paths. FTRs are specified by a source (the start of the transmission path), a sink (the end of the path), a time period measured in hours, and a number of megawatts. FTRs may be acquired by us in monthly, annual, or long term auctions conducted by certain ISOs and are initially recorded using the auction clearing price less cost, that is, zero.

After initial recognition, the carrying values of FTRs are periodically adjusted to fair value using a mark-to-model methodology, which we believe approximates market. Note that there is generally not a liquid market for FTRs. Our FTR valuation model is:

Fair Value = (Market Price Proxy - Trade Price) x Volume x Funding Discount

Where:

•	Market Price Proxy (in $/MWh) = 30 day average of the hourly MCC at the source minus the hourly MCC at the sink;
•	Trade Price (in $/MWh) = the price paid for the FTR;
•	Volume (in MWh) = remaining volume of the position;
•	FTR Funding Discount (a percentage) = the lowest level of funding of FTRs by the ISO in the last 12 months, applied only to the total positive fair value across all positions, not to an individual transaction.

Investment in Convertible Notes

As of December 31, 2014, the Company had an investment of $1,604,879 (principal and accrued interest of $1,500,000 and $104,879, respectively) in the Series C Convertible Promissory Notes of Ultra Green Packaging, Inc. (the “C Notes” and “Ultra Green”, respectively). See also “Note 13 – Convertible Promissory Note” for additional information.

As no public market exists for any of the securities of Ultra Green, including its C Notes, management considers its investment to be a Level 3 financial instrument to be carried at book value which management believes approximates fair value, until circumstances otherwise dictate. Each quarter, management performs a valuation of the underlying common equity and the security using generally accepted methods to value the obligations of private companies to determine if impairment to its carrying value exists.

9.	Property, Equipment, and Furniture

Property, equipment, software, furniture, and leasehold improvements consisted of the following at December 31:

	2014	2013
Equipment and software	$857,952	$735,326
Furniture	304,791	291,958
Land	150,000	–
Building	137,958	–
Leasehold improvements	197,102	192,561
Property, equipment and furniture, gross	1,647,803	1,219,845
Less: accumulated depreciation	(885,274)	(715,547)
Property, equipment and furniture, net	$762,529	$504,298

Depreciation expense was $169,727 and $186,267 for the years ended December 31, 2014 and 2013, respectively.

10.	Intangible Assets

On June 29, 2012, TCP acquired certain assets and the business of Community Power & Utility LLC (“CP&U”), a retail energy supplier serving residential and small commercial markets in Connecticut, for $160,000. The business has been re-named “Town Square Energy” and is now a wholly-owned second-tier subsidiary of the Company. Of the purchase price, $85,000 was allocated to the acquisition of an existing service contract with an industry-specific provider of transaction management, billing, and customer information software and services, and $75,000 was allocated to customer relationships.

F-20

The fair value of these intangible assets was based on significant inputs that are not observable in the market and thus represent a Level 3 measurement as defined in ASC 820. The fair value of the service contract was based on the replacement price and will be amortized over twenty-three months, its useful life, using the straight-line method. Customer relationships were valued using a variation of the income approach. Under this approach, the present value of expected future cash flows resulting from the relationships is used to determine the fair value which will be amortized over a three year period using the straight-line method.

Effective January 1, 2013, in connection with the sale of his units to Timothy S. Krieger, the Company’s founder, Chairman, Chief Executive Officer, and controlling member, the Company entered into a non-competition agreement with David B. Johnson, a current governor of the Company valued at $500,000, to be amortized and paid to DBJ 2001 Holdings, LLC, a company controlled by Mr. Johnson, in equal installments over 24 months.

On January 2, 2014, the Company acquired 100% of the outstanding membership interests of Discount Energy Group, LLC (“DEG”) for a total purchase price of $848,527, consisting of $680,017 in cash and $168,510 in assumption of accounts payable. Of this total consideration, $293,869 was allocated to tangible assets including deposits with PJM and certain utilities and prepaid expenses and $554,658 was allocated to intangible assets. Intangible assets acquired included state licenses and utility relationships, the DEG brand name, a fully functional website, active and inactive customer lists, and domain names. The intangible assets will be amortized over 24 months using the straight line method.

	December 31,	December 31,
	2014	2013
Other intangibles	$714,658	$160,000
Non-competition agreement	500,000	500,000
Less: accumulated amortization	(945,509)	(354,022)
Intangible assets, net	$269,149	$305,978

Total amortization of intangible assets for the years ended December 31, 2014 and 2013 was $591,487 and $319,348, respectively and is included in other general and administrative expenses.

11.	Deferred Financing Costs

Prior to the May 10, 2012 effective date of its Notes Offering, the Company incurred certain professional fees and filing costs associated with the offering totaling $393,990. The Company has capitalized these costs and amortizes them on a monthly basis over the weighted average term of the Notes sold, exclusive of any expected renewals.

	December 31,	December 31,
	2014	2013
Deferred financing costs	$428,990	$393,990
Less: accumulated amortization	(187,246)	(56,431)
Deferred financing costs	$241,744	$337,559

Total amortization of deferred financing costs for the year ended December 31, 2014 and 2013 was $130,815 and $51,420, respectively and is included in other general and administrative expenses.

F-21

12.	Land Held for Development; Mortgage Receivable

On December 18, 2013, the Company bought a defaulted note secured by a first mortgage on certain real property from Bremer Bank, National Association with the intention of foreclosing and thereby obtaining title to the land. As of December 31, 2013, land held for development totaled $110,477, consisting of one single family lot. Also as of the same date, the carrying value of the mortgage totaled $353,504 and consisted of the purchase price of $340,000 of principal and $13,504 of accrued interest. On April 21, 2014, the foreclosure on the mortgage note was completed. Consequently, the note was cancelled and the land received was reclassified to “land held for development”, and as of December 31, 2014, land held for development totaled $953,462.

13.	Convertible Promissory Note

On March 20, 2014, the Company invested $1,000,000 in a privately placed Convertible Promissory Note (the “B Note”) issued by Ultra Green Packaging, Inc. (“Ultra Green”). On each of June 4 and June 18, 2014, the Company loaned Ultra Green $50,000, for a total of $100,000, in the form of short term, unsecured promissory notes (the “Short Term Notes”), each with a maturity date of July 31, 2014. On July 2, 2014, the Company invested $400,000 in C Notes as described below. Effective as of the same date, the principal of the Short Term Notes was also converted into C Notes, and on November 10, 2014, the Company converted its B Notes to C Notes. As of December 31, 2014, the principal amount of, and accrued interest on, the C Notes owned by the Company was $1,500,000 and $104,879, respectively for a total of $1,604,879.

Ultra Green develops, manufactures, and markets “ecopaper” products made from wheat straw, bamboo, or sugarcane fibers and bioplastic products made from cornstarch. Ultra Green’s ecopaper and bioplastic products are certified as biodegradable and sustainable, and are compostable in about 160 days. Ultra Green is privately held and was not profitable for the year ended December 31, 2014.

In addition to its cash investments as described above, the Company has lent the services of Mr. Keith Sperbeck, its Vice President – Operations, to Ultra Green as its Interim CEO for an indefinite period concluding when Ultra Green hires a full-time chief executive officer. In lieu of any cash compensation to either Mr. Sperbeck or the Company, on June 19, 2014, Ultra Green issued the Company a non-statutory option to purchase 50,000,000 shares of its common stock for $0.01 per share, which option was fully vested and exercisable immediately upon issuance.

On June 19, 2014, the Board of Directors of Ultra Green authorized an offering of Convertible Promissory Notes convertible into Series C Preferred Stock, the terms of which are more fully described below (the “C Notes” and “Series C Preferred”, respectively). The C Notes will mature on December 31, 2019 and bear interest at a fixed rate of 10% per annum. Interest will accrue until June 30, 2015, at which time all accrued and unpaid interest will become due and payable. Thereafter, interest will be due and payable on a quarterly basis.

The outstanding principal and accrued interest on the C Notes may be converted into shares of Ultra Green’s Series C Preferred Stock on their maturity date at the option of the Company at an initial conversion price of $1.00 per share, as adjusted. In addition, at any time prior to or at maturity and upon the affirmative vote of the holders of 66.625% of the aggregate outstanding principal amount of the C Notes, all of the C Notes will convert into shares of Series C at the conversion price of $1.00 per share. The Series C shall have voting rights on an “as-converted” basis, voting with the common stock on any matter presented to the shareholders of the Company for their action or consideration at any shareholder meeting, or by written consent in lieu thereof. Finally, each share of Series C is convertible into 100 Ultra Green common shares for an initial conversion price of $0.01 per share.

F-22

The C Note offering closed on November 10, 2014 with $9,155,302 of notes sold. As of December 31, 2014, excluding options and warrants for 5,390,000 shares with exercise prices in excess of $0.50, Ultra Green had 1,119,130,554 fully diluted common and common-equivalent shares outstanding. Assuming no additional issuances of common or common-equivalents to others, conversion of its C Notes into common shares, and the exercise of the option described above, the Company would own 200,000,000 common shares or 17.87% of the fully diluted shares outstanding.

14.	Debt

Notes payable by the Company are summarized as follows:

	December 31, 2014	December 31, 2013
Demand and Revolving Debt
Payable to ABN AMRO	$–	$–
Payable to Royal Bank of Canada	–	–
Revolving note payable to Maple Bank	1,105,259	–
Subtotal	1,105,259	–

Term Debt
Note payable to John O. Hanson	–	200,000
Mortgage note payable to Security State Bank	224,568	–
Mortgage note payable to Lakeview Bank	119,976	–
Construction note payable to American Land & Capital	184,975	–
Renewable unsecured subordinated notes	17,653,128	9,984,826
Subtotal	18,182,647	10,184,826
Total	$19,287,906	$10,184,826

Notes payable by maturity are summarized as follows:

	December 31, 2014	December 31, 2013
Demand and Revolving Debt
Demand	$–	$–
2016	1,105,259	–
Subtotal	1,105,259	–

Term Debt
2014	–	5,122,596
2015	7,546,627	–
Current maturities	7,546,627	5,122,596

2015	–	1,266,590
2016	2,648,150	772,250
2017	2,869,383	549,140
2018	2,642,972	2,297,250
2019	1,213,227	177,000
2020 & thereafter	1,262,288	–
Long term debt	10,636,020	5,062,230
Subtotal	18,182,647	10,184,826
Total	$19,287,906	$10,184,826

F-23

ABN-AMRO Margin Agreement

In February 2012, the Company executed a Futures Risk-Based Margin Finance Agreement (“Margin Agreement”) with ABN AMRO. The Margin Agreement provides CEF with an uncommitted $25,000,000 revolving line of credit on which it pays a commitment fee of $35,000 per month. Any loans outstanding are payable on demand and bear interest at an annual rate equal to 1.00% in excess of the Federal Funds Target Rate, or approximately 1.25%. The Margin Line is secured by all balances in CEF’s trading accounts with ABN AMRO. Under the Margin Agreement, the Company is also subject to certain reporting, affirmative, and negative covenants, including certain financial tests. The Margin Agreement was amended on May 31, 2013 to reduce the uncommitted credit line to $15,000,000, the commitment fee to $25,000 per month, and the covenant with respect to net liquidating equity as defined to $1,500,000.

As of December 31, 2014 and 2013, there were no borrowings outstanding under the Margin Agreement and the Company was in compliance with all covenants.

RBC Line of Credit

On May 12, 2014, the Company drew $700,000 under an evergreen, uncommitted line of credit from Royal Bank of Canada (the “RBC Line” and “RBC”, respectively). Advances under the RBC Line bear interest at a variable annual interest rate of 1 month LIBOR plus 2.25% set at the time of advance for a 30 day term, mature at various dates, and are collateralized by assets held in the Company’s marketable securities account. RBC is not obligated to make any extensions of credit to the Company and availability of funds may be increased or decreased by RBC in its sole and absolute discretion. Prepayment of any outstanding principal under the RBC Line may subject the Company to LIBOR break funding costs.

As of December 31, 2014, there were no borrowings outstanding under the RBC Line and the Company was in compliance with all terms and conditions.

Maple Bank Revolver

On October 14, 2014, REH, TSE, and DEG entered into a Credit Agreement with the Toronto, Ontario branch of Maple Bank GmbH (the “Maple Agreement” and “Maple Bank”), expiring October 31, 2016. The Maple Agreement provides the Company’s retail energy services businesses with a revolving line of credit of up to $5,000,000 in committed amount secured by a first position security interest in all of the assets, a pledge of the equity of such companies by TCPH, and certain guarantees. Availability of loans is keyed to advance rates against certain eligible receivables as defined. Any loans outstanding bear interest at an annual rate equal to 3 month LIBOR, subject to a floor of 0.50%, plus a margin of 6.00%. In addition, the Company is obligated to pay an annual fee of 1.00% of the committed amount on a monthly basis and a monthly non-use fee of 1.00% of the difference between the committed amount and the average daily principal balance of any outstanding loans. The Company is also subject to certain reporting, affirmative, and negative covenants.

As of December 31, 2014, there was $1,105,259 outstanding under the Maple Agreement and the Company was in compliance with all covenants.

F-24

John O. Hanson

On September 1, 2006, April 1, 2008, and April 8, 2011, TCP and its predecessor entered into certain borrowing arrangements with John O. Hanson, all accruing interest at an annual rate of 20%. As of December 31, 2011, the total amount owed to Mr. Hanson was $2,945,000. Effective January 31, 2012, TCP sold new issue redeemable preferred units to Mr. Hanson for a purchase price of $2,745,000, paid by conversion of debt, and Mr. Hanson became a related party. Effective July 1, 2012, Mr. Hanson’s preferred units in TCP were exchanged for preferred units issued by the Company with identical financial rights and terms. As a result of these transactions, as of December 31, 2012, the Company owed Mr. Hanson $200,000 and he owned 496 redeemable preferred units with a book value of $2,745,000. On June 28, 2013, Mr. Hanson sold the redeemable preferred units to Mr. Krieger, and consequently, he was no longer a related party. On March 25, 2014, the Company repaid Mr. Hanson’s $200,000 note in full.

Security State Mortgage

On June 16, 2014, the Company purchased a single family home in Garrison, Minnesota for use as a corporate retreat (the “Garrison Property”) for a purchase price of $285,000, paid with $57,000 of cash and the proceeds of a $228,000 note (the “Security State Mortgage”) advanced by the Security State Bank of Aitkin (“Security State Bank”) and secured by a first mortgage. The loan is payable in 239 equal installments of $1,482 due on the 16th of each month beginning on July 16, 2014 and one irregular installment of $1,482 due on June 16, 2034 (the “maturity date”). The note bears interest at an annual rate equal to the prime rate as published from time to time by The Wall Street Journal plus 0.75%, subject to a floor of 4.75%. Whenever increases occur in the interest rate, Security State, at its option and with notice to the Company, may: (a) increase the Company’s payments to insure the loan will be paid off by the maturity date; (b) increase the Company’s payments to cover accruing interest; (c) increase the number of the Company’s payments; or (d) continue the payments at the same amount and increase the Company’s final payment. The loan may be prepaid in whole or in part at any time without penalty.

As of December 31, 2014, the Company was in compliance with all terms and conditions of the Security State Mortgage.

Lakeview Bank Mortgage

On December 23, 2014, via an assignment and assumption agreement between Cyclone and Kenyon Holdings, LLC (“Kenyon”), a related party, Cyclone took ownership of a 10 acre parcel of undeveloped land located at 170xx Texas Avenue, Credit River Township, Minnesota and assumed a note secured by a mortgage on the property and owed to Lakeview Bank (the “Lakeview Bank Mortgage”). Kenyon is owned by Mr. Krieger and Keith W. Sperbeck, the Company’s Vice President of Operations. The Lakeview Bank Mortgage bears interest at the highest prime rate reported as such from time to time by The Wall Street Journal. Interest only is payable monthly on the 25th. The note matured on April 30, 2015, and is currently being renewed. The loan may be prepaid in whole or in part at any time without penalty.

As of December 31, 2014, there was $119,976 outstanding under the Lakeview Bank Mortgage and the Company was in compliance with all terms and conditions of the loan.

American Land and Capital Construction Loans

On November 21, 2014, American Land and Capital, LLC (“American Land”) and Cyclone entered into four construction loan agreements, each for a committed amount of $205,000 or $820,000 in total (the “Construction Loans”). Each commitment is secured by a mortgage on a lot (numbers 1, 2, 3, and 4) in Block 1 of Fox Meadows 3rd Addition and is personally guaranteed by Mr. Krieger. Fox Meadows is a townhouse development located in Lakeville, Minnesota in which Cyclone owns 35 attached residential building sites. Proceeds of the Construction Loans will be used to construct the first four spec/model homes on Cyclone’s Fox Meadows property. Draws on the Construction Loans bear interest at the higher of: (a) 6.50% or (b) the prime rate as reported from time to time by The Wall Street Journal plus 3.00%. Interest only is payable monthly on the 10th and the notes mature on May 21, 2015. The loans may be prepaid in whole or in part at any time without penalty.

F-25

As of December 31, 2014, there was $184,975 outstanding under the American Land Construction Loans and the Company was in compliance with all terms and conditions of the agreements.

Renewable Unsecured Subordinated Notes

On May 10, 2012, the Company’s registration statement on Form S-1 with respect to its offering of up to $50,000,000 of 3 and 6 month and 1, 2, 3, 4, 5, and 10 year Renewable Unsecured Subordinated Notes was declared effective by the SEC. Interest on the Subordinated Notes is paid monthly, quarterly, semi-annually, annually, or at maturity at the sole discretion of each investor.

The Company made interest payments during the years ended December 31, 2014 and 2013 of $1,304,701 and $443,367, respectively. Total accrued interest on the Subordinated Notes at December 31, 2014 and 2013 was $849,913 and $354,094, respectively.

As of December 31, 2014, the Company had $17,653,128 of its Subordinated Notes outstanding as follows:

Initial Term	Principal Amount	Weighted Average Interest Rate
3 months	$486,472	11.06%
6 months	230,450	8.27%
1 year	5,255,047	12.40%
2 years	2,805,332	13.19%
3 years	3,196,847	14.45%
4 years	802,385	14.81%
5 years	3,799,605	15.97%
10 years	1,076,990	14.56%
Total	$17,653,128	13.82%

Weighted average term	36.5 mos

15.	Leases

The Company leases vehicles and office equipment under several agreements that expire between 2015 and 2019 as well as its office space, key terms of the leases for which are summarized below.

Location	Expiration Date		Square Footage	Monthly Rent
Lakeville, Minnesota*	12	/31/2017	10,730	$11,113
Cherry Hill, New Jersey	12	/31/2015	175	400
Tulsa, Oklahoma*	2	/28/2016	1,800	3,750
East Windsor, New Jersey	9	/30/2016	1,150	2,374
Newtown, Pennsylvania	12	/31/2017	1,711	2,400
Chandler, Arizona*	7	/31/2019	2,712	4,068
Total			18,278	$24,105

____________________

* See Note 18. Related Party Transactions

F-26

Total lease expense was $443,193 and $450,069 for the years ended December 31, 2014 and 2013, respectively.

Future minimum lease payments under the Company’s lease agreements are as follows:

Years Ended December 31,	Amount
2015	$329,000
2016	277,000
2017	244,000
2018	62,000
2019	34,000
Total	$946,000

16.	Defined Contribution 401(k) Savings Plan

Substantially all employees are eligible to participate in the Company’s 401(k) Savings Plan (the “Savings Plan”). Employees may make pre-tax voluntary contributions to their individual accounts up to a maximum of 50% of their aggregate compensation, but not more than currently allowable Internal Revenue Service limitations. Employee participants in the Savings Plan may allocate their account balances among 14 different funds available through a third party custodian. The Savings Plan does not require the Company to match employee contributions, but does permit the Company to make discretionary contributions. No discretionary contributions have been made.

17.	Ownership

Effective January 31, 2012, TCP sold 496 of its new issue redeemable preferred membership units (the “redeemable preferred”) to John O. Hanson for a purchase price of $2,745,000, paid by conversion of certain notes payable to him. The redeemable preferred incorporated a distribution of $45,750 per month, was not convertible, and had no corporate governance rights. Effective July 1, 2012, the redeemable preferred membership units issued by TCP were exchanged for redeemable preferred issued by the Company with identical rights and terms. Effective June 28, 2013, Mr. Krieger purchased all of the outstanding redeemable preferred membership units from Mr. Hanson. Concurrently with the purchase, Mr. Krieger and the Company exchanged the redeemable preferred for 496 new Series A preferred units (the “Series A preferred”) and the redeemable preferred was cancelled. The Series A preferred is not redeemable, callable, or convertible, is non-voting with respect to elections to the Company’s Board of Governors, is senior to the Company’s common equity units with respect to rights in liquidation, and is entitled to distributions out of legally available funds in the amount of $92.25 per unit per month.

The ownership of the Company’s equity as of December 31, 2014 is as presented below:

	Series A Preferred		Common
	Units held	Percent of class	Units held	Percent of class
Timothy S. Krieger	496	100.00%	4,935	99.50%
Summer Enterprises, LLC	–	0.00%	25	0.50%
Total	496	100.00%	4,960	100.00%

F-27

18.	Related Party Transactions

Interest expense associated with notes payable to related parties was $31,550 for the year ended December 31, 2013. There were no notes payable to related parties at December 31, 2014.

The building in which the Company leases its Lakeville, Minnesota office space is owned by Kenyon and on January 1, 2013, the Company and Kenyon entered into a five year lease expiring December 31, 2017 for 11,910 square feet at a monthly rent of $12,264. On September 25, 2014, the lease was amended to reduce the square footage to 10,730 and monthly rent to $11,113. For rent, real estate taxes, and operating expenses, the Company paid Kenyon $235,000 and $227,200 for the years ended December 31, 2014 and 2013, respectively.

Effective January 1, 2013, in connection with the purchase of David B. Johnson’s units by Mr. Krieger, the Company entered into a non-competition agreement with Mr. Johnson, a current governor and former member of the Company, pursuant to which the Company is obligated to pay Mr. Johnson $500,000 in 24 equal monthly installments of $20,833 each. The total amount paid pursuant to the agreement during the years ended December 31, 2014 and 2013 was $250,000.

On March 5, 2013, CEF entered into a 36 month lease for 1,800 square feet of office space in Tulsa, Oklahoma with the Brandon J. and Heather N. Day Revocable Trust at a monthly rent of $3,750. Mr. Day is an employee of CEF, a second-tier subsidiary of the Company. Total rent paid for the year ended December 31, 2014 and 2013 was $45,000 and $41,250, respectively.

In connection with the Company’s initial investment of $1.0 million in Ultra Green (see “Note 13 – Convertible Promissory Note”), Ultra Green paid a 10% commission to Cedar Point Capital, LLC, a registered broker dealer (“Cedar Point”). David B. Johnson, a governor of the Company, is the sole owner of Cedar Point. No commissions were paid on the Company’s follow-on investments.

On June 17, 2014, the building in which the Company leases its Chandler, Arizona office space occupied by certain of its retail business functions was purchased by Fulton Marketplace, LLC (“Fulton”), a company owned by Mr. Krieger and Mr. Sperbeck. Effective August 1, 2014, the Company and Fulton entered into a five year lease expiring July 31, 2019, subject to two consecutive five year extension periods, for 2,712 square feet. The rent for the first lease year is $4,068 per month and it will increase by 3% annually at the start of each lease year thereafter. The Company paid $26,700 to Fulton for the year ended December 31, 2014 for rent, real estate taxes, and operating expenses.

Fulton is the owner of a single family residence located in Chandler, Arizona. Effective December 1, 2014, Fulton and REH entered into a seven month lease expiring June 30, 2015 with respect to the property for rent of $2,800 per month.

On December 23, 2014, via an assignment and assumption agreement between Cyclone and Kenyon, Cyclone took ownership of a 10 acre parcel of undeveloped land located at 170xx Texas Avenue, Credit River Township, Minnesota and assumed a note secured by a mortgage on the property and owed to Lakeview Bank. The total acquisition cost paid to Kenyon was $52,000 and represented Kenyon’s total expenditures on the property (interest, closing fees, and property taxes) since its acquisition in 2013.

F-28

19.	Commitments and Contingencies

FERC Settlement

On October 12, 2011, FERC initiated a formal non-public investigation into TCE’s power scheduling and trading activity in MISO for the period from January 1, 2010 through May 31, 2011 (the “Investigation”). The Investigation addressed trading activity by former employees of TCPC whose employment contracts were terminated by TCPC on February 1, 2011 in connection with the Company’s reorganization of its Canadian operations. TCE and TCPC have no employees and do not conduct any operations.

On June 12, 2014, FERC issued a Notice of Alleged Violations (“NAV”) indicating that the staff of its Office of Enforcement had preliminarily determined that during the period from January 1, 2010 through January 31, 2011, TCPC and certain affiliated companies, including TCE and TCP, and individuals Allan Cho, Jason F. Vaccaro, and Gaurav Sharma, each violated the FERC’s prohibition on electric energy market manipulation by scheduling and trading physical power in MISO to benefit related swap positions that settled based on real-time MISO prices.

On November 14, 2014, TCE agreed to a settlement regarding the Investigation and the NAV. The settlement required TCE to pay $978,186 plus interest of $128,827 as disgorgement of profits and $2,500,000 as a civil penalty, for a total of $3,607,013. On December 30, 2014, FERC formally accepted the settlement and on December 31, 2014, TCE paid $500,000 to MISO as disgorgement and beginning with the second quarter 2015, TCE shall pay the remainder in 16 equal quarterly installments, first to MISO as disgorgement until it is fully paid, and thereafter to the Treasury in satisfaction of the penalty. The Company further agreed to implement certain procedures to improve compliance. Failure to comply with the terms and conditions will be deemed a violation of the final order and may subject the Company to additional action.

Former Employee Litigation

On February 1, 2011, the Company commenced a major restructuring of the operations of TCPC and all personnel were terminated, although several were subsequently re-hired. During the course of 2011, three former employees of TCPC commenced legal proceedings and brought separate summary judgment applications seeking damages aggregating C$3,367,000 for wrongful dismissal and payment of performance bonuses. The Company filed a counterclaim for C$3,096,000 against one of the former employees for losses suffered, inappropriate expenses, and related matters. Two of the three summary judgment applications were dismissed on January 12, 2012. All three summary judgment applications were appealed and were heard on July 4, 5, and 6, 2012 by the Alberta Court of Queen’s Bench. On July 6, 2012, the court dismissed two of the three applications and allowed the third, awarding summary judgment against TCPC for a portion of the claim amounting to C$1,376,726. This third matter will hereinafter be referred to as the “TCPC judgment action”.

In 2013, the former employees brought applications to amend their pleadings to include as additional defendants certain TCPC U.S. affiliates (“Twin Cities USA”). One of the former employees proceeded with the application and the others were adjourned. The application that proceeded went forward on April 29 and 30, 2013. In a decision dated January 31, 2014, the Court of Queen’s Bench dismissed the applications to add additional defendants but allowed certain refinements to the pleadings. Thereafter the Company and TCPC consented to an amendment of pleadings of the other employees consistent with the Court’s ruling.

F-29

In addition, on January 31, 2014 within the “TCPC judgment action” the Court of Queen’s Bench ordered Twin Cities USA to post security for costs in the sum of C$75,000 together with security for judgment in the sum of C$1,376,726. In order to preserve its claims and counterclaims against the former employees in the TCPC judgment action, Twin Cities USA posted security for the judgment and costs and continues to maintain that security pending further order or direction from the Court of Queen’s Bench.

Twin Cities USA and TCPC intend to continue to vigorously defend against the allegations and claims of the former employees and have filed counterclaims or amended counterclaims for losses suffered and costs incurred in responding to the FERC investigation, inappropriate expenses, and related matters.

Due to the uncertainty surrounding the outcome of the litigation, including that of its counterclaims against the former employees, the Company is presently unable to determine a range of reasonably possible outcomes.

PJM Resettlements

On May 11, 2012, FERC issued an order denying rehearing motions in regards to PJM resettlement fees confirming its intent to reverse refunds it had granted to a number of market participants in a 2009 order. These refunds were related to transmission line loss refunds issued to the Company by PJM for prior periods. Pursuant to the order, the Company was required to return $782,000 to PJM which amount was paid in full in July 2012.

On July 9, 2012, several parties filed a petition for review of the May 11, 2012 FERC order with the District of Columbia Circuit of the U.S. Court of Appeals and certain subsidiaries of TCPH filed motions to intervene in the proceeding. In an order issued August 6, 2013, the Court remanded to FERC for further consideration the issue of recoupment of refunds that had previously been directed by FERC. The Court found that FERC’s orders failed to explain why refund recoupment was warranted and therefore its recoupment directive was found to be arbitrary and capricious.

On February 20, 2014, FERC issued an order establishing a briefing schedule allowing parties to the proceeding to provide briefs on whether or not the recoupment orders should be reconsidered. Although briefing on all issues relevant to the remand was invited by FERC, it also presented five specific questions, primarily relating to the effect of the recoupment orders, for the parties to address. Initial briefs were due on April 6, 2014 and FERC’s reply briefs were due May 6, 2014.

Now that briefing is completed, it is expected that FERC will issue an order responding to the Court’s remand directive. If FERC affirms its prior order it is expected that some or all of the financial marketer appellants and interveners will again challenge the lawfulness of the decision on rehearing or before the Court of Appeals. If FERC reconsiders its order and finds that the refunds should not have been recouped, or failing that action, if the Court again finds the FERC order unlawful, then some or all of the funds paid to PJM in July 2012 could be returned to the Company. Due to the uncertainty surrounding the outcome of the remand and appeals process, the Company is presently unable to determine a reasonable estimate of the amount, if any, which could be returned.

PJM Up To Congestion Fees

On August 29, 2014, FERC initiated a proceeding under Section 206 of the Federal Power Act, as amended, described in Docket No. EL14-37-000 regarding how PJM treats up-to-congestion (“UTC”) transactions in the market (the “§206 proceeding”). The purpose of the proceeding is for FERC to examine how uplift is, or should be, allocated to all virtual transactions within the PJM market. The Company is an active trader of these UTCs.

F-30

Currently, under PJM’s Tariff and Operating Agreement, UTCs are treated differently under its FTR forfeiture rule than are INCs and DECs, two other types of virtual transactions. Further, INCs and DECs are subject to uplift charges, but UTCs are not. In Docket No EL14-37-000, FERC noted that should any uplift be charged UTCs, it would apply such back to the date that notice of the proceeding was published in the Federal Register (September 8, 2014), thus setting a “refund effective date”. From the refund effective date to December 31, 2014, the Company traded about 1,750,000 MWh of UTCs in PJM and recorded $807,000 of associated revenues.

Although the Company’s UTC trading activity exposes it to potential uplift charges, none have been billed as the investigation is still pending. Further, TCPH has not established any reserves for such as management is uncertain as to the probability, amount, and timing of the actual payment, if any, that might be due.

Letter of Credit

On June 24, 2014, the Company’s restricted cash balance of $320,188 was returned by the City of Lakeville and a letter of credit in favor of Cyclone was issued by Vermillion State Bank for the same amount. The note evidencing the letter of credit calls for maximum advances of up to $320,188, bears interest at an annual rate of 5.25%, is secured by a mortgage on the property being developed and the guaranty of Cyclone, and matures on demand. As of December 31, 2014 the Company was in compliance with all terms and conditions of the letter of credit.

Guarantees

In the ordinary course, the Company provides guarantees of the obligations of TCP, SUM, and CEF with respect to their participation in certain ISOs. As of December 31, 2014, such guarantees were in an unlimited amount for PJM, an unlimited amount for NYISO, up to $2,000,000 for MISO, and up to $5,000,000 for ERCOT.

On August 12, 2013, the Company entered into a guaranty of the obligations of TSE of up to $1,000,000 (plus any costs of collection or enforcement) in favor of Noble Americas Energy Solutions LLC (“Noble”).

On April 25, 2014, the Company entered into a guaranty of the obligations of DEG of up to $1,000,000 (plus any costs of collection or enforcement) in favor of Noble.

On November 5, 2014, the Company entered into two separate guaranties of the obligations of TSE and DEG of up to $500,000 (plus any costs of enforcement or collection) in favor of Shell Energy North America L.P.

Legal fees, if any, related to commitments and contingencies are expensed as incurred.

F-31

20.	Segment Information

The Company has three business segments used to measure its business activity – wholesale trading, retail energy services, and diversified investments:

•	Wholesale trading activities earn profits from trading financial, physical, and derivative electricity in wholesale markets regulated by the FERC and the CFTC.
•	On July 1, 2012, the Company began selling electricity to residential and small commercial customers.
•	On October 23, 2013, the Company formed a new entity to take advantage of certain investment opportunities in the residential real estate market and in 2014, it made certain investments in the securities of emerging companies.

Trading profits and sales are classified as “foreign” or “domestic” based on the location where the trade or sale originated. For the years ended December 31, 2014 and 2013, all such transactions were “domestic”. Furthermore, the Company has no long-lived assets in foreign jurisdictions.

These segments are managed separately because they operate under different regulatory structures and are dependent upon different revenue models. The performance of each is evaluated based on the operating income or loss generated.

Certain amounts reported in prior periods have been reclassified to conform to the current period’s presentation.

F-32

Information on segments for the year ended December 31, 2014 is as follows:

	Wholesale Trading	Retail Energy Services	Diversified Investments	Corporate, Net of Eliminations	Consolidated Total
Year Ended December 31, 2014
Wholesale trading	$36,894,702	$1,717,242	$–	$–	$38,611,944
Retail energy services	–	11,229,476	–	–	11,229,476
Revenues, net	36,894,702	12,946,718	–	–	49,841,420

Costs of retail electricity sold	–	11,440,672	–	–	11,440,672
Retail sales and marketing	–	324,948	–	–	324,948
Compensation and benefits	19,196,234	391,931	–	2,134,154	21,722,319
Professional fees	686,643	876,488	2,200	921,725	2,487,056
Other general and administrative	7,720,546	1,314,991	108,938	(3,050,632)	6,093,843
Trading tools and subscriptions	902,364	386,349	2,765	41,326	1,332,804
Operating costs and expenses	28,505,787	14,735,379	113,903	46,573	43,401,642
Operating income (loss)	$8,388,915	$(1,788,661)	$(113,903)	$(46,573)	$6,439,778
Capital expenditures	$15,773	$738,615	$185,529	$127,388	$1,067,305

At December 31, 2014
Identifiable Assets
Cash - unrestricted	$1,296,294	$288,436	$5,925	$806,645	$2,397,300
Cash in trading accounts	19,642,215	1,344,937	–	–	20,987,152
Accounts receivable - trade	501,182	1,878,247	–	14,817	2,394,246
Marketable securities	–	–	–	311,586	311,586
Prepaid expenses and other assets	127,209	159,543	30,943	211,224	528,919
Total current assets	21,566,900	3,671,163	36,868	1,344,272	26,619,203

Property, equipment and furniture, net	80,048	99,068	1,000	582,413	762,529
Intangible assets, net	–	269,149	–	–	269,149
Deferred financing costs, net	–	31,354	–	210,390	241,744
Cash - restricted	1,319,371	–	–	–	1,319,371
Land held for development	–	–	953,462	–	953,462
Investment in convertible notes	–	–	1,604,879	–	1,604,879
Total assets	$22,966,319	$4,070,734	$2,596,209	$2,137,075	$31,770,337

Identifiable Liabilities and Equity
Accounts payable - trade	$369,840	$803,124	$25,215	$345,924	$1,544,103
Accrued expenses	–	678,456	–	3,539	681,995
Accrued compensation	3,601,282	–	–	–	3,601,282
Accrued interest	–	–	–	849,913	849,913
Revolver	–	1,105,259	–	–	1,105,259
Senior notes	–	–	304,952	7,116	312,068
Subordinated notes	–	–	–	7,234,559	7,234,559
Obligations under settlement agreement	582,565	–	–	–	582,565
Total current liabilities	4,553,687	2,586,839	330,167	8,441,051	15,911,744

Senior notes	–	–	–	217,451	217,451
Obligations under settlement agreement	2,524,448	–	–	–	2,524,448
Subordinated notes	–	–	–	10,418,569	10,418,569
Total liabilities	7,078,135	2,586,839	330,167	19,077,071	29,072,212

Investment in subsidiaries	7,835,842	7,527,746	2,489,529	(17,853,117)	–
Series A preferred equity	–	–	–	2,745,000	2,745,000
Common equity	7,053,301	(5,180,443)	(223,487)	(1,842,995)	(193,624)
Accumulated other comprehensive income	999,041	(863,408)	–	11,116	146,749
Total members' equity	15,888,184	1,483,895	2,266,042	(16,939,996)	2,698,125
Total liabilities and equity	$22,966,319	$4,070,734	$2,596,209	$2,137,075	$31,770,337

F-33

Information on segments for the year ended December 31, 2013 is as follows:

	Wholesale Trading	Retail Energy Services	Diversified Investments	Corporate, Net of Eliminations	Consolidated Total
Year Ended December 31, 2013
Wholesale trading	$25,091,983	$213,740	$–	$–	$25,305,723
Retail energy services	–	7,479,775	–	–	7,479,775
Revenues, net	25,091,983	7,693,515	–	–	32,785,498
Costs of retail electricity sold	–	7,760,674	–	–	7,760,674
Retail sales and marketing	–	493	–	–	493
Compensation and benefits	11,041,126	194,486	–	2,008,229	13,243,841
Professional fees	2,996,730	225,439	–	1,172,507	4,394,676
Other general and administrative	7,314,319	868,266	13,060	(5,342,128)	2,853,517
Trading tools and subscriptions	849,959	41,291	–	31,506	922,756
Operating costs and expenses	22,202,134	9,090,649	13,060	(2,129,886)	29,175,957
Operating income (loss)	$2,889,849	$(1,397,134)	$(13,060)	$2,129,886	$3,609,541
Capital expenditures	$32,567	$62,308	$784,169	$180,224	$1,059,268

At December 31, 2013
Identifiable Assets
Cash - unrestricted	$1,988,248	$285,419	$–	$916,828	$3,190,495
Cash in trading accounts	8,581,233	1,903,215	–	–	10,484,448
Accounts receivable - trade	168,952	1,146,257	–	–	1,315,209
Note receivable	–	140,964	–	–	140,964
Investment securities	–	–	–	256,004	256,004
Prepaid expenses and other assets	87,499	19,728	–	135,255	242,482
Total current assets	10,825,932	3,495,583	–	1,308,087	15,629,602
Equipment and furniture, net	438,047	66,251	–	–	504,298
Intangible assets, net	–	55,978	–	250,000	305,978
Deferred financing costs, net	–	–	–	337,559	337,559
Cash - restricted	–	–	320,188	–	320,188
Land held for development	–	–	110,477	–	110,477
Mortgage receivable	–	–	353,504	–	353,504
Total assets	$11,263,979	$3,617,812	$784,169	$1,895,646	$17,561,606

Identifiable Liabilities and Equity
Accounts payable - trade	$619,840	$415,804	$–	$–	$1,035,644
Accrued expenses	–	666,959	–	16,597	683,556
Accrued compensation	299,439	–	–	–	299,439
Accrued interest	–	–	–	359,758	359,758
Notes payable	–	–	–	200,000	200,000
Subordinated notes	–	–	–	4,922,596	4,922,596
Obligations under non-competition agreement	–	–	–	250,000	250,000
Total current liabilities	919,279	1,082,763	–	5,748,951	7,750,993
Subordinated notes	–	–	–	5,062,230	5,062,230
Total liabilities	919,279	1,082,763	–	10,811,181	12,813,223
Investment in subsidiaries	10,006,692	2,178,435	784,169	(12,969,296)	–
Series A preferred equity	–	–	–	2,745,000	2,745,000
Common equity	–	–	–	1,302,994	1,302,994
Accumulated other comprehensive income	338,008	356,614	–	5,767	700,389
Total members' equity	10,344,700	2,535,049	784,169	(8,915,535)	4,748,383
Total liabilities and equity	$11,263,979	$3,617,812	$784,169	$1,895,646	$17,561,606

F-34

21.	Unaudited & Restated Quarterly Financial Information

Presented below is a summary of selected unaudited quarterly financial information for the year ended December 31, 2014, including restated results for the periods ended June 30 and September 3014 as described below.

	Quarters Ended
	Mar 31, 2014	Jun 30, 2014	Sep 30, 2014
	As Reported	As Restated	As Restated	Dec 31, 2014

Wholesale trading revenue, net	$27,021,725	$4,304,660	$1,414,252	$5,871,307
Retail electricity revenue	2,912,526	2,226,834	2,988,460	3,101,656

Total revenues	29,934,251	6,531,494	4,402,712	8,972,963

Operating income (loss)	12,312,038	3,566	(4,638,278)	(1,237,548)
Income (loss) before income taxes	11,856,791	(725,513)	(5,270,693)	(2,081,401)
Net income (loss)	11,856,791	(725,513)	(5,270,693)	(2,081,401)
Net income (loss) attributable to common	11,719,523	(862,781)	(5,407,961)	(2,218,669)
Comprehensive income (loss)	11,755,349	(590,223)	(4,872,127)	(3,067,455)

Overview and Background

After review of the valuation of its open FTR positions in its wholesale trading book during the fourth quarter of 2014, the Company determined that corrections to certain previously reported unaudited interim financial statements were necessary.

FTRs are Level 3 derivatives that must be reported on the balance sheet at fair value. However, each entity must develop, validate, and test its own valuation models for these instruments, since, unlike the valuation models for options, for example, there are no generally accepted models for FTRs. The Company completed the model development, testing, and validation process during the fourth quarter of 2014. See also “Note 8 – Fair Value Measurements”.

Effects of Restatement

Since the Company only began trading FTRs in May 2014, no other reporting periods or financial statements have been affected other than those identified below. The Company has restated its:

•	Consolidated balance sheets as of June 30 and September 30, 2014;
•	Consolidated statements of comprehensive income for the three month periods ended June 30 and September 30, 2014;
•	Consolidated statements of comprehensive income and cash flows for the six months ended June 30, 2014; and
•	Consolidated statements of comprehensive income and cash flows for the nine months ended September 30, 2014.

F-35

The table below presents the effect of the adjustments related to the restatement of our previously reported financial statements at and for the periods ended June 30, 2014:

	As Restated	As Previously Reported	Dollar Change
At June 30, 2014
Consolidated balance sheet
Cash in trading accounts	$20,001,517	$17,539,656	$2,461,861
Total current assets	26,592,504	24,130,643	2,461,861
Total assets	31,149,568	28,687,707	2,461,861

Common equity	9,086,656	6,624,795	2,461,861
Total members' equity	12,565,893	10,104,032	2,461,861
Total liabilities and members' equity	31,149,568	28,687,707	2,461,861

Three Months Ended June 30, 2014
Consolidated statement of comprehensive income
Wholesale trading revenue, net	$4,304,660	$1,842,799	$2,461,861
Total revenues	6,531,494	4,069,633	2,461,861
Operating income (loss)	3,566	(2,458,295)	2,461,861
Income (loss) before income taxes	(725,513)	(3,187,374)	2,461,861
Net income (loss)	(725,513)	(3,187,374)	2,461,861
Net income (loss) attributable to common	(862,781)	(3,324,642)	2,461,861
Comprehensive income (loss)	(590,223)	(3,052,084)	2,461,861

Six Months Ended June 30, 2014
Consolidated statement of comprehensive income
Wholesale trading revenue, net	$31,326,385	$28,864,524	$2,461,861
Total revenues	36,452,933	33,991,072	2,461,861
Operating income	12,315,602	9,853,741	2,461,861
Income before income taxes	11,131,278	8,669,417	2,461,861
Net income	11,131,278	8,669,417	2,461,861
Net income attributable to common	10,856,742	8,394,881	2,461,861
Comprehensive income	11,165,126	8,703,265	2,461,861

Consolidated statement of cash flows
Net income	$11,131,278	$8,669,417	$2,461,861
Increase (decrease) in trading accounts and deposits	(4,644,695)	(7,106,556)	2,461,861

F-36

The table below presents the effect of the adjustments related to the restatement of our previously reported financial statements at and for the periods ended September 30, 2014:

	As Restated	As Previously Reported	Dollar Change
At September 30, 2014
Consolidated balance sheet
Cash in trading accounts	$19,838,518	$16,513,373	$3,325,145
Total current assets	25,837,344	22,512,199	3,325,145
Total assets	30,713,291	27,388,146	3,325,145

Common equity	3,125,045	(200,100)	3,325,145
Total members' equity	7,002,848	3,677,703	3,325,145
Total liabilities and members' equity	30,713,291	27,388,146	3,325,145

Three Months Ended September 30, 2014
Consolidated statement of comprehensive income
Wholesale trading revenue, net	$1,414,252	$550,968	$863,284
Total revenues	4,402,712	3,539,428	863,284
Operating income (loss)	(4,638,278)	(5,501,562)	863,284
Income (loss) before income taxes	(5,270,693)	(6,133,977)	863,284
Net income (loss)	(5,270,693)	(6,133,977)	863,284
Net income (loss) attributable to common	(5,407,961)	(6,271,245)	863,284
Comprehensive income (loss)	(4,872,127)	(5,735,411)	863,284

Nine Months Ended September 30, 2014
Consolidated statement of comprehensive income
Wholesale trading revenue, net	$32,740,637	$29,415,492	$3,325,145
Total revenues	40,855,645	37,530,500	3,325,145
Operating income	7,677,324	4,352,179	3,325,145
Income before income taxes	5,860,585	2,535,440	3,325,145
Net income	5,860,585	2,535,440	3,325,145
Net income attributable to common	5,448,781	2,123,636	3,325,145
Comprehensive income	6,292,999	2,967,854	3,325,145

Consolidated statement of cash flows
Net income	$5,860,585	$2,535,440	$3,325,145
Increase (decrease) in trading accounts and deposits	(2,434,389)	(5,759,534)	3,325,145

F-37

22.	Subsequent Events

From January 1 to March 25, 2015, the Company sold additional Subordinated Notes totaling $2,391,400 with a weighted average term of 31.4 months and bearing a weighted average interest rate of 13.75%.

On January 26, 2015, Cyclone closed on the purchase of a single family home located in New Prague, Minnesota for a price of $198,650, paid in cash. Cyclone intends to spend approximately $60,000 on remodeling the property. When remodeling is complete, the property will be offered for rent, anticipated to be during the spring of 2015.

On February 24, 2015, American Land and Cyclone entered into a construction loan agreement for a committed amount of $485,000 secured by a mortgage on Lot 2, Block 1, Territory 1st Addition, also referred to as “21580 Bitterbush Pass”. The loan is also personally guaranteed by Mr. Krieger. Proceeds will be used to construct a home on the property and draws bear interest at the higher of: (a) 6.50% or (b) the prime rate as reported from time to time by The Wall Street Journal plus 3.00%. Interest only is payable monthly on the 10th and the note matures on November 24, 2015. The loan may be prepaid in whole or in part at any time without penalty. As of March 25, 2015, the outstanding amount of the loan was $128,247 and the Company was in compliance with all terms and conditions of the agreement.

On March 3, 2015 the board approved a resolution authorizing a distribution to members of $4,000,000. The distribution was paid to members on March 18, 2015.

On April 13, 2015, the Company posted a total of $700,000 with PJM in order to meet the capitalization requirement of PJM, which allowed the Company to terminate the PJM guarantees, effective April 30, 2015, and be released from all of its obligations and duties under the PJM guarantees.

The Company has evaluated subsequent events occurring through the date that the financial statements were issued.

F-38

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Set forth below are expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee and the FINRA filing fee, the amounts set forth below are estimates and actual expenses may vary considerably from these estimates depending upon how long the notes are offered and other factors:

Securities and Exchange Commission registration fee		$4,956.29
FINRA filing fee		none
Accounting fees and expenses		______
Blue Sky fees and expenses		______
Legal fees and expenses		______
Printing expenses		______
Trustee’s fees and expenses		______
Miscellaneous		______
TOTAL	$	______

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Minnesota law, a Minnesota limited liability company may eliminate or limit the personal liability of a governor of the limited liability company for monetary damages for breach of the governor’s duty of care as a governor, provided that the breach does not involve certain enumerated actions, including, among other things, intentional misconduct or knowing and culpable violation of the law, acts or omissions which the governor believes to be contrary to the best interests of the company or its members or which reflect an absence of good faith on the governor’s part, and the violation of good faith and fair dealing. The registrant’s board of governors believes that such provisions have become commonplace among major companies and are beneficial in attracting and retaining qualified governors, and the registrant’s member control agreement includes such provisions.

The registrant’s member control agreement also imposes a mandatory obligation upon the registrant to indemnify any governor or officer to the fullest extent authorized or permitted by law, including under circumstances in which indemnification would otherwise be at the discretion of the registrant.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

None

II-1

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits. The exhibits listed below are filed as a part of this registration statement.

Exhibit Number	Description “(*)” indicates compensatory plan or agreement.
2.1	Agreement and Plan of Reorganization, dated November 14, 2011, as amended December 20, 2011 (incorporated by reference to Exhibit 2.1 to the Registrant’s Form S-1 filed February 10, 2012)
3.1(i)	Articles of Organization (incorporated by reference to Exhibit 3.1 to the Registrant’s Form S-1 filed February 10, 2012)
3.1(ii)	Bylaws (incorporated by reference to Exhibit 3.1 to the Registrant’s Form S-1 filed February 10, 2012)
3.2	Amended and Restated Member Control Agreement (incorporated by reference Exhibit 3.1 to the Registrant’s Form 10-Q filed November 14, 2012)
3.3	Buy/Sell Agreement (incorporated by reference to Exhibit 3.3 to the Registrant’s Form S-1 filed February 10, 2012)
3.4	First Amendment to Amended and Restated Member Control Agreement of Twin Cities Power Holdings, LLC (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed August 16, 2013)
3.5	Second Amendment to Amended and Restated Member Control Agreement of Twin Cities Power Holdings, LLC (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed September 11, 2013)
4.1(i)	Form of Indenture (incorporated by reference 4.1 to the Registrant’s Form S-1/A filed March 30, 2012)
4.1(ii)	Form of First Supplemental Indenture
4.2	Form of Notes (included as Exhibit A to the Indenture filed as Exhibit 4.1 to the Registrant’s Form S-1/A filed March 30, 2012)
4.3	Form of Note Confirmation (incorporated by reference to Exhibit 4.3 to the Registrant’s Form S-1/A filed May 7, 2012)
4.4(i)	Form of Subscription Agreement (incorporated by reference to Exhibit 4.4(i) to the Registrant’s Form S-1/A filed May 7, 2012)
4.4(ii)	Form of Subscription Agreement for investors from states with suitability standards (incorporated by reference to Exhibit 4.4(ii) to the Registrant’s Form S-1/A filed May 7, 2012)
4.5	Paying Agent Agreement (incorporated by reference to Exhibit 4.5 to the Registrant’s Form S-1/A filed March 30, 2012)
5.1	Opinion of Stinson Leonard Street LLP
10.1	Employment Agreement between Twin Cities Power Holdings, LLC and Timothy Krieger(*)(incorporated by reference to Exhibit 10.1 to the Registrant’s Form S-1 filed February 10, 2012)
10.2	First Amendment to Employment Agreement dated March 24, 2014 between Twin Cities Power Holdings, LLC and Timothy Krieger(*) (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed March 26, 2014)
10.3	Second Amendment to Employment Agreement dated May 15, 2014 between Twin Cities Power Holdings, LLC and Timothy Krieger(*) (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed May 15, 2014)
10.4	Third Amendment to Employment Agreement dated November 12, 2014 between Twin Cities Power Holdings, LLC and Timothy Krieger(*) (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed November 12, 2014)
10.5	Fourth Amendment to Employment Agreement dated January 22, 2015 between Twin Cities Power Holdings, LLC and Timothy Krieger(*) (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed January 22, 2015)
10.6	Employment Agreement between Twin Cities Power Holdings, LLC and Keith Sperbeck(*) (incorporated by reference to Exhibit 10.2 to the Registrant’s Form S-1 filed February 10, 2012)
10.7	Employment Agreement between Twin Cities Power Holdings, LLC and Stephanie Staska(*) (incorporated by reference to Exhibit 10.3 to the Registrant’s Form S-1 filed February 10, 2012)

II-2

Exhibit Number	Description “(*)” indicates compensatory plan or agreement.
10.8	Second Amendment to Employment Agreement dated December 31, 2012 between Twin Cities Power Holdings, LLC and Stephanie Staska(*) (incorporated by reference to Exhibit 10.3 to the Registrant’s Form 8-K filed March 18, 2013)
10.9	Third Amendment to Employment Agreement dated March 1, 2014 between Twin Cities Power Holdings, LLC and Stephanie Staska(*) (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed March 26, 2014)
10.10	Assignment of Employment Agreement between Stephanie Staska and Twin Cities Power Holdings, LLC, as amended, to Apollo Energy Services, LLC, dated January 1, 2015(*)
10.11	Form of Indemnification Agreement between Twin Cities Power Holdings, LLC and each of Timothy Krieger, David Johnson, Wiley H. Sharp III, Keith Sperbeck, Stephanie Staska, Mark Cohn, and William M. Goblirsch***
10.12	Outsourcing Agreement, dated May 9, 2012, between Twin Cities Power Holdings, LLC and Redwater LLC (incorporated by reference to the Registrant’s Form S-1/A filed May 7, 2012)
10.13	Form of Amended and Restated Outsourcing Agreement, dated _____, 2015, between Twin Cities Power Holdings, LLC and Redwater LLC***
10.14	Office Lease, dated January 1, 2013 between Twin Cities Power Holdings, LLC and Kenyon Holdings, LLC (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed March 18, 2013)
10.15	Form of Trader Employment Agreement (incorporated by reference to Exhibit 10.16 to the Registrant’s Form S-1 filed February 10, 2012)
10.16	Market Participant Guarantee Agreement with Electric Reliability Council of Texas, Inc. dated December 3, 2012 (incorporated by reference to Exhibit 10.34 to the Registrant’s Form 10-K filed March 29, 2013)
10.17	Office Lease dated March 1, 2013 between Cygnus Energy Futures, LLC and the Brandon J. and Heather N. Day Revocable Trust (incorporated by reference to Exhibit 10.35 to the Registrant’s Form 10-K filed March 29, 2013)
10.18	Employment Agreement dated June 16, 2013 between Twin Cities Power Holdings, LLC and Wiley H. Sharp III(*) incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed June 20, 2013)
10.19	Corporate Guaranty by Twin Cities Power Holdings, LLC in favor of Midcontinent Independent System Operator, Inc. dated August 22, 2013 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed August 26, 2013)
10.20	Corporate Guaranty by Twin Cities Power Holdings, LLC in favor of Noble Americas Energy Solutions LLC, dated August 12, 2013 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed September 11, 2013)
10.21	Membership Interest Purchase Agreement dated October 28, 2013 between Twin Cities Power Holdings, LLC, Gregg Ruth, Peter McCawley, Lynn Accorda, and RMA Services, LLC (incorporated by reference to Exhibit 10.3 the Registrant’s Form 10-Q filed November 14, 2013)
10.22	Unconditional Corporate Guaranty by Twin Cities Power Holdings, LLC in favor of New York Independent System Operator, Inc. dated November 30, 2013 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed December 10, 2013)

II-3

Exhibit Number	Description “(*)” indicates compensatory plan or agreement.
10.23	Amendment to Corporate Guaranty, dated August 22, 2013, by Twin Cities Power Holdings, LLC in favor of Midwest Independent Transmission System Operator, Inc., dated April 14, 2014 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed May 9, 2014)
10.24	Guaranty, dated November 5, 2014, by Twin Cities Power Holdings, LLC in favor of Shell Energy North America (US), L.P. (incorporated by reference to Exhibit 10.19 to the Registrant’s Form 10-K filed March 30, 2015)
10.25	Guaranty, dated November 5, 2014, by Twin Cities Power Holdings, LLC in favor of Shell Energy North America (US), L.P. (incorporated by reference to Exhibit 10.20 to the Registrant’s Form 10-K filed March 30, 2015)
10.26	Guaranty, dated April 25, 2014, by Twin Cities Power Holdings, LLC in favor of Noble Americas Energy Solutions LLC (incorporated by reference to Exhibit 10.21 to the Registrant’s Form 10-K filed March 30, 2015)
21	List of subsidiaries of the registrant (incorporated by reference to Exhibit 21 to the Registrant’s Form 10-K filed March 30, 2015)
23.1	Consent of Baker Tilly Virchow Krause, LLP (incorporated by reference to Exhibit 21 to the Registrant’s Form 10-K filed March 30, 2015)
23.2	Consent of Stinson Leonard Street LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)
25.1	Statement of Eligibility of Trustee (incorporated by reference to Exhibit 25.1 to the Registrant’s Form S-1/A filed May 7, 2012)

101.INS*	XBRL Instance Document
101.SCH*	XBRL Schema Document
101.CAL*	XBRL Calculation Linkbase Document
101.DEF*	XBRL Definition Linkbase Document
101.LAB*	XBRL Labels Linkbase Document
101.PRE*	XBRL Presentation Linkbase Document

 ____________________

*** To be filed.

II-4

ITEM 17. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

II-5

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-6

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakeville, State of Minnesota, on May 8, 2015

Twin Cities Power Holdings, LLC

By:	/s/ Timothy S. Krieger Timothy S. Krieger Chief Executive Officer and President

Each person whose signature appears below appoints Timothy S. Krieger and Wiley H. Sharp III, and each of them, each of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to registration statement has been signed by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/s/ Timothy S. Krieger Timothy S. Krieger	Chairman of the Board of Governors, Chief Executive Officer and President (Principal Executive Officer)	May 8, 2015

/s/ Wiley H. Sharp III Wiley H. Sharp III	Vice President—Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	May 8, 2015

/s/ David B. Johnson David B. Johnson	Governor	May 8, 2015

/s/ Mark Cohn Mark Cohn	Governor	May 8, 2015

/s/ William M. Goblirsch William M. Goblirsch	Governor	May 8, 2015

II-7